As filed with the Securities and Exchange Commission on November 4, 2003
Registration No. 333-_______

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GENTA INCORPORATED
(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	33-0326866
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Two Connell Drive
Berkeley Heights, NJ 07922
(908) 286-9800
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

William P. Keane
Vice President, Chief Financial Officer
and Corporate Secretary
Genta Incorporated
Two Connell Drive
Berkeley Heights, NJ 07922
(908) 286-9800
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:
Richard A. Drucker
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] __________

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] __________

          If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ] __________

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [  ]

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee

Common Stock, par value $0.001 per share
(including Preferred Stock Purchase Rights(2))	671,412 shares	$10.68	$7,170,681	$581

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on October 30, 2003.
(2)	Rights trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated         ,

671,412 Shares

Genta Incorporated

Common Stock

The selling stockholders of Genta Incorporated listed on page 49 of this prospectus are offering and selling a total of 671,412 shares of Genta common stock under this prospectus. These shares were originally issued to the selling stockholders in connection with Genta’s recently completed acquisition of Salus Therapeutics, Inc. Genta will not receive any of the proceeds from the sale of the shares sold by these selling stockholders and is not offering any shares for sale under this prospectus. See “Plan of Distribution” for a description of sales of the shares by the selling stockholders.

Our common stock is listed on the Nasdaq National Market under the symbol “GNTA”. On November 3, 2003, the reported closing price of our common stock was $10.08 per share.

        See “Risk Factors” beginning on page 1 to read about certain factors you should consider before buying shares of the common stock.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated      ,     .

          We were incorporated in Delaware in 1988. In 1997, our company underwent a recapitalization, and a new management team was put in place, including our current chief executive officer, in late 1999. Our principal executive offices are located at Two Connell Drive, Berkeley Heights, New Jersey 07922 and our telephone number is (908) 286-9800. Our website address is www.genta.com. The information contained on our website is not a part of this prospectus.

          The terms “Genta”, the “Company”, “we”, “us” and “our” refer to Genta Incorporated.

          Ganite™ is a trademark of Genta. In the United States Genasense™ is the property of Genta. Outside of the United States Genasense™ is the property of Aventis Pharmaceuticals Inc. Service marks, trademarks and trade names referred to in this prospectus are the property of their respective owners.

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RISK FACTORS

        You should carefully consider the following risks and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock. The risks described below are not the only ones facing our company. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations.

        If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer. In such case, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Related to Our Business

We may be unsuccessful in our efforts to obtain FDA approval for and commercialize Genasense or our other pharmaceutical products.

          The commercialization of our pharmaceutical products involves a number of significant challenges. In particular, our ability to commercialize products, such as Ganite and Genasense, depends, in large part, on the success of our clinical development programs, our efforts to obtain regulatory approvals and our sales and marketing efforts directed at physicians, patients and third-party payors. A number of factors could affect these efforts, including:

•	our ability to demonstrate clinically that our products are useful and safe in particular indications;

•	delays or refusals by regulatory authorities in granting marketing approvals;

•	our limited financial resources and sales and marketing experience relative to our competitors;

•	actual and perceived differences between our products and those of our competitors;

•	the availability and level of reimbursement for our products by third-party payors;

•	incidents of adverse reactions to our products;

•	side effects or misuse of our products and the unfavorable publicity that could result; and

•	the occurrence of manufacturing, supply or distribution disruptions.

          We cannot assure you that Genasense will receive U.S. Food and Drug Administration, or FDA, approval in the time frame we expect or at all. We are currently in the process of filing our first FDA new drug application, or NDA, for Genasense as a treatment combined with chemotherapy for patients with advanced malignant melanoma. We intend to file for “priority designation” when that application is complete, which will increase the probability that the review by the FDA is concluded within six months from the date of the completed application. However, the FDA may decline to review the application by issuing a “refusal to file” notice that would return the application to Genta. If the application is accepted for review, we cannot assure you that it will receive priority review, and this or other factors could significantly prolong the review time and delay the time of commercialization. If the application is reviewed, we cannot assure you that the review will conclude that Genasense should be approved for marketing. If Genasense is not approved by the FDA for melanoma, if the review time is substantially prolonged or if the FDA requires further clinical studies prior to approval, we have no short-term alternative for generating substantial revenue or income. Genasense may not be approved because the FDA may find our efficacy and safety data deficient or for other reasons. While we have completed enrollment in Phase 3 trials for other indications (including multiple myeloma and chronic lymphocytic leukemia, or CLL), preparation of NDAs for either or both of these indications would entail significant delay relative to the melanoma application, and there can be no assurance that either or both of these applications would suffice for Genasense approval. Failure to obtain approval or a substantial delay in approval of Genasense would have a material adverse effect on our results of operations and financial condition.

          Ultimately, our efforts may not prove to be as effective as those of our competitors. In the United States and elsewhere, our products will face significant competition. The principal conditions on which our product development efforts are focused and some of the other disorders for which we are conducting additional studies, are currently treated with several drugs, many of which have been available for a number of years or are available in inexpensive generic forms. Thus, even if we obtain regulatory approvals, we will need to demonstrate to physicians, patients and third-party payors that the cost of our products is reasonable and appropriate in light of their safety and efficacy, the price of competing products and the relative health care benefits to the patient. If we are unable to demonstrate that the costs of our products are reasonable and appropriate in light of these factors, we will likely be unsuccessful in commercializing our products.

          We intend to be a direct marketer of some products in the United States. Currently we have a limited number of sales personnel. Our inability to build a sales force capable of marketing our pharmaceutical products will adversely affect our sales and limit the commercial success of our products.

We anticipate that we will incur additional losses and we may never be profitable.

          We have not been profitable. We have incurred substantial operating losses associated with ongoing research and development activities, pre-clinical testing, clinical trials, regulatory submissions and manufacturing activities. From the period since our inception to June 30, 2003, we have incurred a cumulative net loss of $286.2 million. We may never achieve revenue sufficient for us to attain profitability. Achieving profitability is unlikely before Genasense becomes an approved drug and we receive at least a full year of royalties from Aventis Pharmaceuticals Inc., or Aventis, on worldwide sales pursuant to the development and commercialization agreements which we have entered into with Aventis. For a further description of our agreements with Aventis, see “Business—Sales and Marketing”.

Our business will suffer if we fail to obtain timely funding.

          Our operations to date have required significant cash expenditures. Our future capital requirements will depend on the results of our research and development activities, pre-clinical studies and clinical trials, competitive and technological advances, and regulatory activities of the FDA and other regulatory authorities. Our credit line with Aventis terminates with respect to new borrowings upon the earlier of December 31, 2004 or the first FDA approval of Genasense (which triggers a milestone payment from Aventis), and amounts borrowed under the credit line are due six months after termination. In order to commercialize our products, we will need to raise additional financing. We may obtain that financing through public and private offerings of our securities, including debt or equity financing, or through collaborative or other arrangements with research institutions and corporate partners. We may not be able to obtain adequate funds for our operations from these sources when needed or on acceptable terms. Future collaborations or similar arrangements may require us to license valuable intellectual property to, or to share substantial economic benefits with, our collaborators. If we raise additional capital by issuing additional equity or securities convertible into equity, our stockholders may experience dilution and our share price may decline. Any debt financing may result in restrictions on our spending.

          If we are unable to raise additional financing, we will need to do one or more of the following:

•	delay, scale back or eliminate some or all of our research and product development programs;

•	license third parties to develop and commercialize products or technologies that we would otherwise seek to develop and commercialize ourselves;

•	attempt to sell our company;

•	cease operations; or

•	declare bankruptcy.

Our business depends heavily on a small number of products.

          We are currently marketing one product, Ganite, and we are actively seeking FDA approval of Genasense for advanced malignant melanoma. We do not expect to expand our marketed product portfolio significantly in the short term. If Genasense is not approved, or is commercially unsuccessful, we do not expect significant sales of other products to offset this loss of potential revenue.

          To diversify our product line in the long term, it will be important for us to identify suitable technologies and products for acquisition or licensing and development. If we are unable to identify suitable technologies and products, or if we are unable to acquire or license products we identify, we may be unable to diversify our product line and to generate long-term growth.

We may be unable to obtain or enforce patents, other proprietary rights and licenses to protect our business; we could become involved in litigation relating to our patents or licenses that could cause us to incur additional costs and delay or prevent our introduction of new drugs to market.

          Our success will depend to a large extent on our ability to:

•	obtain U.S. and foreign patent or other proprietary protection for our technologies, products and processes;

•	preserve trade secrets; and

•	operate without infringing the patent and other proprietary rights of third parties.

          Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under these types of patents are still developing, and they involve complex legal and factual questions. As a result, our ability to obtain and enforce patents that protect our drugs is highly uncertain. If we are unable to obtain and enforce patents and licenses to protect our drugs, our business, results of operations and financial condition could be adversely affected.

          We hold numerous U.S., foreign and international patents covering various aspects of our technology, which include novel compositions of matter, use, methods of large-scale synthesis and methods of controlling gene expression. In the future, however, we may not be successful in obtaining additional patents despite pending or future applications. Moreover, our current and future patents may not be sufficiently broad to protect us against competitors who use similar technology. Additionally, our patents, the patents of our business partners and the patents for which we have obtained licensing rights may be challenged, narrowed, invalidated or circumvented. Furthermore, rights granted under our patents may not be broad enough to cover commercially valuable drugs or processes and therefore may not provide us with any competitive advantage with respect thereto.

          The pharmaceutical and biotechnology industries have been greatly affected by time-consuming and expensive litigation regarding patents and other intellectual property rights. We may be required to commence, or may be made a party to, litigation relating to the scope and validity of our intellectual property rights or the intellectual property rights of others. Such litigation could result in adverse decisions regarding the patentability of our inventions and products, the enforceability, validity or scope of protection offered by our patents or our infringement of patents held by others. Such decisions could make us liable for substantial money damages, or could bar us from the manufacture, sale or use of certain products. Moreover, an adverse decision may also compel us to seek a license from a third party. The costs of any license may be expensive, and we may not be able to enter into any required licensing arrangement on terms acceptable to us.

          The cost to us of any litigation or proceeding relating to patent or license rights, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of complex patent or licensing litigation more effectively than we can because of their substantially greater resources.

Uncertainties resulting from the initiation and continuation of any patent or related litigation could have a material adverse effect on our ability to compete in the marketplace.

          We also may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office and in International Trade Commission proceedings aimed at preventing the importation of drugs that would compete unfairly with our drugs. These types of proceedings could cause us to incur considerable costs.

          The patent covering the use of Ganite for its approved indication will expire in 2005. Genta has filed and continues to file patent applications seeking intellectual property protection for Ganite. If these applications are unsuccessful, competition from generic drugs may adversely affect the profitability of Ganite.

Many of our products are in an early stage of development, and we may never receive regulatory approval for these products.

          Most of our resources have been dedicated to the research and development of potential antisense pharmaceutical products such as Genasense, based upon oligonucleotide technology. While we have demonstrated the activity of antisense oligonucleotide technology in model systems in vitro and in animals, among our products, Genasense is our only antisense product to have been tested in humans. Several of our other technologies that serve as a possible basis for pharmaceutical products are only in pre-clinical testing. Results obtained in pre-clinical studies or early clinical investigations are not necessarily indicative of results that will be obtained in extended human clinical trials. Our products may prove to have undesirable and unintended side effects or other characteristics that may prevent our obtaining FDA or foreign regulatory approval for any indication. In addition, it is possible that research and discoveries by others will render our oligonucleotide technology obsolete or noncompetitive.

Clinical trials are costly and time consuming and are subject to delays; our business would suffer if the development process relating to our products were subject to meaningful delays.

          Clinical trials are very costly and time-consuming. The length of time required to complete a clinical study depends upon many factors, including but not limited to the size of the patient population, the ability of patients to get to the site of the clinical study, the criteria for determining which patients are eligible to join the study and other issues. Delays in patient enrollment and other unforeseen developments could delay completion of a clinical study and increase its costs, which could also delay any eventual commercial sale of the drug that is the subject of the clinical trial.

          Our commencement and rate of completion of clinical trials also may be delayed by many other factors, including the following:

•	inability to obtain sufficient quantities of materials for use in clinical trials;

•	inability to adequately monitor patient progress after treatment;

•	unforeseen safety issues;

•	the failure of the products to perform well during clinical trials; and

•	government or regulatory delays.

If we fail to obtain the necessary regulatory approvals, we cannot market and sell our products in the United States or in other countries.

          The FDA and comparable regulatory agencies in foreign countries impose substantial pre-market approval requirements on the introduction of pharmaceutical products. These requirements involve lengthy and detailed pre-clinical and clinical testing and other costly and time-consuming procedures. Satisfaction of these requirements typically takes several years or more depending upon the type, complexity and novelty of the product. While limited trials of some of our products have produced favorable results, we cannot apply for FDA approval to market any of our products under development until pre-clinical and clinical trials on the product are successfully completed. Several factors could prevent successful completion or cause significant delays of these trials, including an inability to enroll the required number of patients or failure to demonstrate adequately that the product is safe and effective for use in humans. If safety concerns develop, the FDA could stop our trials before completion. We may not market or sell any product for which we have not obtained regulatory approval. We cannot assure you that the FDA or other regulatory agencies will ever approve the use of our products that are under development. If the patient populations for which our products are approved are not sufficiently broad, or if approval is accompanied by unanticipated labeling restrictions, the commercial success of our products could be limited and our business, results of operations and financial condition could consequently be materially adversely affected.

If the third party manufacturers upon which we rely fail to produce our products in the volumes that we require on a timely basis, or to comply with stringent regulations applicable to pharmaceutical drug manufacturers, we may face delays in the commercialization of, or be unable to meet demand for, our products and may lose potential revenues.

          We do not manufacture any of our products or product candidates and we do not plan to develop any capacity to do so. We have contracted with third-party manufacturers to manufacture Ganite and Genasense. The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, especially in scaling up initial production. These problems include difficulties with production costs and yields, quality control and assurance and shortages of qualified personnel, as well as compliance with strictly enforced federal, state and foreign regulations. Our third-party manufacturers may not perform as agreed or may terminate their agreements with us.

          In addition to product approval, any facility in which Genasense is manufactured or tested for its ability to meet required specifications must be approved by the FDA before it can manufacture Genasense. Failure of the facility to be approved could delay the approval of Genasense.

          We do not currently have alternate manufacturing plans in place. The number of third-party manufacturers with the expertise, required regulatory approvals and facilities to manufacture bulk drug substance on a commercial scale is limited, and it would take a significant amount of time to arrange for alternative manufacturers. If we need to change to other commercial manufacturers, the FDA and comparable foreign regulators must approve these manufacturers’ facilities and processes prior to our use, which would require new testing and compliance inspections, and the new manufacturers would have to be educated in or independently develop the processes necessary for the production of our products.

          Any of these factors could cause us to delay or suspend clinical trials, regulatory submissions, required approvals or commercialization of our products or product candidates, entail higher costs and result in our being unable to effectively commercialize our products. Furthermore, if our third-party manufacturers fail to deliver the required commercial quantities of bulk drug substance or finished product on a timely basis and at commercially reasonable prices, and we were unable to promptly find one or more replacement manufacturers capable of production at a substantially equivalent cost, in substantially equivalent volume and on a timely basis, we would likely be unable to meet demand for our products and we would lose potential revenues.

Even if we obtain regulatory approval, we will be subject to ongoing regulation, and any failure by us or our manufacturers to comply with such regulation could suspend or eliminate our ability to sell our products.

          Ganite, Genasense, if it obtains regulatory approval, and any other product we may develop will be subject to ongoing regulatory oversight, primarily by the FDA. Failure to comply with post-marketing requirements, such as maintenance by us or by the manufacturers of our products of current Good Manufacturing Practices as required by the FDA, or safety surveillance of such products or lack of compliance with other regulations could result in suspension or limitation of approvals or other enforcement actions. Current Good Manufacturing Practices are FDA regulations that define the minimum standards that must be met by companies that manufacture pharmaceuticals and apply to all drugs for human use including those to be used in clinical trials as well as those produced for general sale after approval of an application by the FDA. These regulations define requirements for personnel, buildings and facilities, equipment, control of raw materials and packaging components, production and process controls, packaging and label controls, handling and distribution, laboratory controls and recordkeeping. Furthermore, the terms of any product candidate approval, including the labeling content and advertising restrictions, may be so restrictive that they could adversely affect the marketability of our product candidates. Any such failure to comply or the application of such restrictions could limit our ability to market our product candidates and may have a material adverse effect on our business, results of operations and financial condition. Such failures or restrictions may also prompt regulatory recalls of one or more of our products, which could have material and adverse effects on our business.

We rely on our contractual collaborative arrangements with research institutions and corporate partners for development and commercialization of our products. Our business could suffer if we are not able to enter into suitable arrangements or if our collaborative arrangements are not successful in developing and commercializing products.

          We have entered into collaborative relationships relating to the conduct of clinical research and other research activities in order to augment our internal research capabilities and to obtain access to specialized knowledge and expertise. The loss of any of these collaborative relationships could have a material adverse effect on our business. In addition, our business strategy depends in part on our continued ability to develop and maintain relationships with leading academic and research institutions and with independent researchers. The competition for these relationships is intense, and we can give no assurances that we will be able to develop and maintain these relationships on acceptable terms.

          We also seek strategic alliances with corporate partners, primarily pharmaceutical and biotechnology companies, to help us develop and commercialize drugs. Various problems can arise in strategic alliances. A partner responsible for conducting clinical trials and obtaining regulatory approval may fail to develop a marketable drug. A partner may decide to pursue an alternative strategy or focus its efforts on alliances or other arrangements with third parties. A partner that has been granted marketing rights for a certain drug within a geographic area may fail to market the drug successfully. Consequently, strategic alliances that we may enter into may not be scientifically or commercially successful. In this regard, Genta Jago Technologies B.V., a joint venture we entered into with SkyePharma PLC to develop oral controlled-release drugs, has not resulted in any commercial products, and we may seek to terminate our involvement in this joint venture. Moreover, we may be unable to negotiate advantageous strategic alliances in the future. Our failure to enter into strategic alliances, or the failure of a current or future strategic alliance to achieve its goals, could harm our efforts to develop and commercialize our drugs.

We are dependent on our collaborators and cannot be sure that our collaborators will perform as expected. Moreover, collaborations might produce conflicts that could delay or prevent the development or commercialization of our potential product candidates and negatively impact our business and financial condition.

          We have agreed to commercialize Genasense, if and when it is approved by the FDA, jointly with Aventis. Aventis will sell the product and pay us a royalty, and we and Aventis will cooperate on various aspects of commercialization. We have entered into an agreement under which Avecia Biotechnology, Inc., or Avecia, will manufacture Genasense if and when it is approved. We cannot control the resources that Aventis, Avecia or any future collaborator may devote to our products. Any of our present or future collaborators may not perform their obligations as expected. These collaborators may breach or terminate their agreements with us, for instance upon changes in control or management of the collaborator, or they may otherwise fail to conduct their collaborative activities successfully and in a timely manner. Our commercialization agreement with Aventis may be terminated by Aventis with six months’

prior notice. In addition, our collaborators may elect not to develop products arising out of our collaborative arrangements or to devote sufficient resources to the development, regulatory approval, manufacture, marketing or sale of these products. If any of these events occur, we may not be able to develop our products or commercialize our products.

          An important part of our strategy involves conducting multiple product development programs. We may pursue opportunities in fields that conflict with those of our collaborators. In addition, disagreements with our collaborators could develop over rights to our intellectual property. The resolution of such conflicts and disagreements may require us to relinquish rights to our intellectual property that we believe we are entitled to. In addition, any disagreement or conflict with our collaborators could reduce our ability to obtain future collaboration agreements and negatively impact our relationship with existing collaborators. Such a conflict or disagreement could also lead to delays in collaborative research, development, regulatory approval or commercialization of various products or could require or result in litigation or arbitration, which would be time consuming and expensive and could have a significant negative impact on our business, financial condition and results of operations.

We may incur a variety of costs to engage in future acquisitions of companies, products or technologies, and the anticipated benefits of those acquisitions may never be realized.

          As a part of our business strategy, we may make acquisitions of, or significant investments in, complementary companies, products or technologies, although no significant acquisition or investments are currently pending. Any future acquisitions would be accompanied by risks such as:

•	difficulties in assimilating the operations and personnel of acquired companies;

•	diversion of our management’s attention from ongoing business concerns;

•	our potential inability to maximize our financial and strategic position through the successful incorporation of acquired technology and rights into our products and services;

•	additional expense associated with amortization of acquired assets;

•	maintenance of uniform standards, controls, procedures and policies; and

•	impairment of existing relationships with employees, suppliers and customers as a result of the integration of new management personnel.

          We cannot guarantee that we will be able to successfully integrate any business, products, technologies or personnel that we might acquire in the future, and our failure to do so could harm our business.

The raw materials for our products are produced by a limited number of suppliers, and our business could suffer if we cannot obtain needed quantities at acceptable price and quality.

          The raw materials that we require to manufacture our drugs, particularly oligonucleotides, are available from only a few suppliers. If these suppliers cease to provide us with the necessary raw materials or fail to provide us with adequate supply of materials at an acceptable price and quality, we could be materially adversely affected.

We face substantial competition from other companies and research institutions that are developing similar products, and we may not be able to compete successfully.

          In many cases, our products under development will be competing with existing therapies for market share. In addition, a number of companies are pursuing the development of antisense technology and controlled-release formulation technology and the development of pharmaceuticals utilizing such technologies. We compete with fully integrated pharmaceutical companies that have more substantial experience, financial and other resources and superior expertise in research and development, manufacturing, testing, obtaining regulatory approvals, marketing and distribution. Smaller companies may also prove to be significant competitors, particularly through their collaborative arrangements with large pharmaceutical companies or academic institutions. Furthermore, academic institutions, governmental agencies and other public and private research organizations have conducted and will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products that may be offered by us.

          Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our or our competitors’ products. Accordingly, the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities. The development by others of new treatment methods could render our products under development non-competitive or obsolete.

          Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between technological conception and commercial sales. We cannot assure you that we will be successful in this regard.

If third-party payors do not provide coverage and reimbursement for use of our products, we may not be able to successfully commercialize our products.

          Our ability to commercialize drugs successfully will depend in part on the extent to which various third-party payors are willing to reimburse patients for the costs of our drugs and related treatments. These third-party payors include government authorities, private health insurers, and other organizations, such as health maintenance organizations. Third-party payors often challenge the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our drugs, even if they are safer or more effective than the alternatives. In addition, the federal government and private insurers have changed and continue to consider ways to change, the manner in which health care services are provided and paid for in the United States. In particular, these third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new therapeutic products. In the future, it is possible that the government may institute price controls and further limits on Medicare and Medicaid spending. These controls and limits could affect the payments we collect from sales of our products. Internationally, medical reimbursement systems vary significantly, with some countries requiring application for, and approval of, government or third-party reimbursement. In addition, some medical centers in foreign countries have fixed budgets, regardless of levels of patient care. Even if we succeed in bringing therapeutic products to market, uncertainties regarding future health care policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in quantities, or at prices that will enable us to achieve profitability.

The nature of the business activities or positions of our principal stockholders and present and future officers and directors may involve conflicts of interest.

          One of our principal stockholders is Paramount Capital Asset Management, Inc. The sole stockholder and chairman of Paramount Capital Asset Management, Inc. is also the chairman of Paramount Capital Inc. and of Paramount Capital Investment LLC. These three companies, together with their affiliates, are collectively referred to as the Paramount Companies. The Paramount Companies beneficially own approximately 29% of our common stock when calculated on a fully diluted basis, including beneficial ownership by Aries Select I, LLC, Aries Select II, LLC, and Aries Select, Ltd., of which Paramount Capital Asset Management, Inc. is the investment manager. In the regular course of business, the Paramount Companies evaluate and pursue investment opportunities in biomedical and pharmaceutical products, technologies and companies. Due to the ownership and control of the Paramount Companies and the Aries Funds, and their involvement with other companies in the life sciences area, some of our current or future officers and directors may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. We cannot assure you that these other companies will not have interests in conflict with ours.

We are dependent on our key executives and scientists, and the loss of key personnel or the failure to attract additional qualified personnel could harm our business.

          Our business is highly dependent on our key executives and scientific staff. The loss of key personnel or the failure to recruit necessary additional or replacement personnel will likely impede the achievement of our development objectives. There is intense competition for qualified personnel in the pharmaceutical and biotechnology industries, and there can be no assurances that we will be able to attract and retain the qualified personnel necessary for the development of our business. We currently have an open search for a Senior Vice President, Research. If we are unable to fill this position or others that open, our business may be harmed.

Our business exposes us to potential product liability that may have a negative effect on our financial performance and our business generally.

          The administration of drugs to humans, whether in clinical trials or commercially, exposes us to potential product and professional liability risks, which are inherent in the testing, production, marketing and sale of human therapeutic products. Product liability claims can be expensive to defend and may result in large judgments or settlements against us, which could have a negative effect on our financial performance and materially and adversely affect our business. We maintain product liability insurance (subject to various deductibles), but our insurance coverage may not be sufficient to cover claims. Furthermore, we cannot be certain that we will always be able to maintain or increase our insurance coverage at an affordable price. Even if a product liability claim is not successful, the adverse publicity and time and expense of defending such a claim may interfere with or adversely affect our business and financial performance.

Risks Related to Our Common Stock

Concentration of ownership of our stock could delay or prevent a change of control.

          Our directors, executive officers and principal stockholders the Paramount Companies and the Aries Funds and Garliston Limited, a subsidiary of Aventis, beneficially own approximately 44% of our outstanding common stock and preferred stock. As a result, these stockholders, if acting together, have the ability to significantly influence the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of Genta.

          In addition, Garliston Limited has agreed not to participate in hostile takeover attempts and to vote its shares in ways that may have anti-takeover effects.

Provisions in our restated certificate of incorporation, bylaws, rights agreement and Delaware law may discourage a takeover and prevent our stockholders from receiving a premium for their shares.

          Provisions in our restated certificate of incorporation and bylaws and our rights agreement may discourage third parties from seeking to obtain control of us and, therefore, could prevent our stockholders from receiving a premium for their shares. Our restated certificate of incorporation gives our board of directors the power to issue shares of preferred stock without approval of the holders of common stock. This preferred stock could have voting rights, including voting rights that could be superior to that of our common stock. The affirmative vote of 66-2/3% of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the amendment of our certificate of incorporation. Our bylaws contains provisions that regulate how stockholders may present proposals or nominate directors for election at annual meetings of stockholders.

          In addition, we are subject to Section 203 of the Delaware General Corporation Law, which contains restrictions on stockholder action to acquire control of Genta.

We have not paid, and do not expect to pay in the future, dividends on our common stock.

          We have never paid cash dividends on our common stock and do not anticipate paying any such dividends in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business.

Our stock price is volatile.

          The market price of our common stock, like that of the common stock of many other biopharmaceutical companies, has been and likely will continue to be highly volatile. Factors that could have a significant impact on the future price of our common stock include but are not limited to:

•	the results of pre-clinical studies and clinical trials by us or our competitors;

•	announcements of technological innovations or new therapeutic products by us or our competitors;

•	government regulation;

•	developments in patent or other proprietary rights by us or our respective competitors, including litigation; and

•	fluctuations in our operating results, and market conditions for biopharmaceutical stocks in general.

          As of October 15, 2003, we had 76,263,984 shares of common stock outstanding and options, warrants, convertible preferred stock and convertible debt outstanding exercisable for or convertible into 18,474,636 additional shares. Future sales of shares of common stock by existing stockholders, holders of preferred stock who might convert such preferred stock into common stock and option and warrant holders who may exercise their options and warrants to purchase common stock also could adversely affect the market price of the common stock. Moreover, the perception that sales of substantial amounts of our common stock might occur could adversely affect prevailing market prices.

If we cease doing business and liquidate our assets, we are required to distribute proceeds to holders of our preferred stock before we distribute proceeds to holders of our common stock.

          In the event of our dissolution or liquidation, holders of our common stock will not receive any proceeds until holders of the outstanding shares of our series A convertible preferred stock receive a liquidation preference in the amount of $13.025 million.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          We have made statements under the captions “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Business” and in other sections of this prospectus that are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. We intend that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology.

          These forward-looking statements reflect our views as of the date they are made with respect to future events and financial performance, but are subject to many risks and uncertainties, which could cause actual results to differ materially from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, those listed under the caption entitled “Risk Factors” and the following:

•	FDA approval or failure to approve Genasense;

•	our ability to develop, manufacture and sell our products or to enter into collaborative arrangements with third parties to manufacture or sell our products;

•	the safety and efficacy of our products;

•	the commencement and completion of pre-clinical and clinical trials;

•	our ability to obtain necessary regulatory approvals;

•	our contractual collaborative arrangements;

•	the adequacy of our capital resources;

•	the ability to obtain sufficient financing to maintain our planned operations;

•	the possibility and effect of patent infringement claims; and

•	the impact of competitive products and market conditions.

          Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus to conform our prior statements to actual results or revised expectations.

USE OF PROCEEDS

          We will not receive any of the proceeds from the sale of common stock by the selling stockholders. All sale proceeds will be received by the selling stockholders.

PRICE RANGE OF COMMON STOCK

          Our common stock is traded on the Nasdaq National Market under the symbol “GNTA”.

          The following table presents, for the periods indicated, the high and low closing sales prices for the common stock as reported by Nasdaq.

	High	Low
2001
First Quarter	$ 8.844	$ 5.063
Second Quarter	10.120	5.070
Third Quarter	12.770	7.900
Fourth Quarter	17.700	9.900
2002
First Quarter	$18.250	$10.880
Second Quarter	17.740	6.291
Third Quarter	8.699	6.150
Fourth Quarter	11.500	6.140
2003
First Quarter	$ 8.730	$ 5.820
Second Quarter	14.500	6.600
Third Quarter	16.360	11.670
Fourth Quarter (through November 3, 2003)	12.400	10.080

          On November 3, 2003, the reported closing sale price of our common stock on the Nasdaq National Market was $10.08 per share.

DIVIDEND POLICY

          We have never declared or paid any cash dividends on our common stock, and we do not anticipate paying dividends on our common stock in the foreseeable future. We currently intend to retain our earnings, if any, for the development of our business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 1 to the consolidated financial statements for the six months ended June 30, 2003.

CAPITALIZATION

          The following table sets forth our cash position and capitalization as of June 30, 2003.

          This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto appearing elsewhere in this prospectus.

June 30, 2003

(In thousands, except per share data)

Cash, cash equivalents and short-term investments	$ 97,189

Long-term debt	35,000
Stockholders’ equity:
Series A Convertible Preferred Stock, $.001 par value, 600 shares authorized	-
Common Stock, $.001 par value per share, 120,000 shares authorized	75
Additional paid-in capital	324,792
Accumulated deficit	(286,211)
Deferred compensation	(409)
Accumulated other comprehensive (loss) income	(19)
Cost of treasury stock (444 shares)	(2,809)

Total stockholders’ equity	35,419

Total capitalization (1)	$ 70,419

(1)	Total capitalization consists of total debt and total stockholders’ equity.

Selected Consolidated Financial Data

          The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The consolidated financial data as of and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 have been derived from our consolidated financial statements, which have been audited by Deloitte & Touche, LLP, independent auditors. The consolidated statement of operations data for the periods ended June 30, 2003 and 2002, and the balance sheet data as of June 30, 2003, are unaudited but include all adjustments, consisting only of normal recurring adjustments, which are considered necessary for a fair presentation of the data. The historical results are not necessarily indicative of results to be expected for any future period.

	Six Months Ended June 30,		Years Ended December 31,
(In thousands, except per share data)	2003	2002	2002	2001	2000	1999	1998

	(unaudited)	(unaudited)
Consolidated Statements of Operations Data:
Revenues:
License and royalties revenue	$542	$219	$61	$146	$22	$-	$-
Related party contract revenue	-	-	-	-	-	-	55
Collaborative research and development	-	-	-	-	-	-	50
Development funding	2,087	696	3,498	-	-	-	-

	2,629	915	3,559	146	22	-	105
Costs and expenses:
Research and development, net	4,978	19,530	58,899	39,355	6,830	4,205	2,114
General and administrative	10,911	11,049	19,347	8,215	3,323	4,054	3,868
Equity related compensation	288	477	1,016	1,074	8,605	3,074	154
Settlement with Promega Biosciences, Inc.(2)	-	-	-	1,000	-	-	-
LBC Settlement	-	-	-	-	-	-	547

	16,177	31,056	79,262	49,644	18,758	11,333	6,683

Loss from operations	(13,548)	(30,141)	(75,703)	(49,498)	(18,736)	(11,333)	(6,578)
Equity in net income of joint venture	-	-	33	-	502	2,448	(132)
Net loss of liquidated foreign subsidiary	-	-	-	-	-	-	(98)
Other income, net	527	445	1,326	2,785	5,783	23	(38)
Income taxes	-	-	(184)	-	-	-	-

Loss from continuing operations	(13,021)	(29,696)	(74,528)	(46,713)	(12,451)	(8,862)	(6,846)
Loss from discontinued operations	-	-	-	-	-	(189)	(739)
Gain on sale of discontinued operations	-	-	-	-	-	1,607	-

Net loss	(13,021)	(29,696)	(74,528)	(46,713)	(12,451)	(7,444)	(7,585)

	Six Months Ended June 30,		Years Ended December 31,
(In thousands, except per share data)	2003	2002	2002	2001	2000	1999	1998

	(unaudited)	(unaudited)
Preferred stock dividends	-	-	-	-	(3,443)	(10,085)	(633)

Net loss applicable to common shares	$(13,021)	$(29,696)	$(74,528)	$(46,713)	$(15,894)	$(17,529)	$(8,218)

Continuing operations	-	-	$(1.05)	$(0.84)	$(0.41)	$(1.07)	$(1.06)
Discontinued operations	-	-	-	-	-	0.08	(0.11)

Net loss per share (3)	$(0.18)	$(0.44)	$(1.05)	$(0.84)	$(0.41)	$(0.99)	$(1.17)

Weighted average shares used in computing
net loss per share	74,338	67,862	70,656	55,829	38,659	17,784	7,000

	As of June 30,	As of December 31,
Consolidated Balance Sheet Data (1):	2003	2002	2001	2000	1999	1998
	(unaudited)

Cash, cash equivalents and short-term investments	$97,189	$113,716	$54,086	$50,199	$10,101	$2,458
Working capital	101,258	91,586	42,709	48,321	9,434	3,629
Total assets	127,069	136,419	60,630	57,208	12,228	7,551
Notes payable and capital lease
obligations, less current portion	-	46,703	48,310	53,567	10,206	2,959

(1)	Reflects discontinued operations and balance sheet data of JBL Scientifics, Inc. as of May 10, 1999.

(2)	During the first quarter of 2001, we agreed to restructure our $1.2 million promissory note receivable from Promega, Inc. to provide for a $0.2 million non-interest bearing note due upon final resolution of certain environmental issues related to JBL Scientific, Inc. and forgive all accrued interest. The transaction resulted in a non-recurring charge of $1.0 million for the quarter ended March 31, 2001. We are awaiting final acceptance by the Environmental Protection Agency of our settlement offer before the remaining note receivable will be repaid by JBL. See Notes 5 and 19 to our consolidated financial statements for the fiscal year ended December 31, 2002.

(3)	Computed on the basis of net loss per common share. Basic and diluted loss per common share are identical for all periods as potentially dilutive securities, including options, warrants and convertible preferred stock have been excluded in the calculation of the net loss per common share due to their anti-dilutive effect.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

          Since its inception in February 1988, Genta has devoted its principal efforts toward drug discovery and research and development. Genta has been unprofitable to date and expects to incur substantial operating losses due to continued requirements for ongoing and planned research and development activities, pre-clinical and clinical testing, manufacturing activities, regulatory activities and establishment of a sales and marketing organization. From our inception to June 30, 2003, we have incurred a cumulative net loss of $286.2 million. We have experienced significant quarterly fluctuations in operating results and we expect that these fluctuations in revenues, expenses and losses will continue.

          Genta’s strategy is to build a product and technology portfolio primarily focused on its cancer-related products.

Critical Accounting Policies

          Our significant accounting policies are more fully described in Note 2 to the consolidated financial statements for the fiscal year ended December 31, 2002. In preparing our financial statements in accordance with accounting principles generally accepted in the United States of America, management is required to make estimates and assumptions that, among other things, affect the reported amounts of assets and liabilities and reported amounts of revenues and expenses. These estimates are most significant in connection with our critical accounting policies, namely those of our accounting policies that are most important to the portrayal of our financial condition and results and require management’s most difficult, subjective or complex judgments. These judgments often result from the need to make estimates about the effects of matters that are inherently uncertain. Actual results may differ from those estimates under different assumptions or conditions. We believe that our most critical accounting policies relate to:

•	Revenue recognition. Our policy is to recognize revenues under license arrangements when delivery has occurred or services have been rendered, persuasive evidence of an arrangement exists, the fee is fixed and determinable, and collectibility is reasonably assured. Royalties are recognized when earned. Consistent with Staff Accounting Bulletin No. 101 “Revenue Recognition”, initial funding of ongoing development received from Aventis Pharmaceuticals Inc., or Aventis, after the achievement of certain research and development milestones will be recognized on a straight-line basis over the estimated useful life of the related first-to-expire patent of 115 months. See Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2002. Any subsequent milestone payments that may be received from Aventis will also be recognized over the then-remaining estimated useful life of the related first-to-expire patent.

•	Research and development costs. All such costs are expensed as incurred, including raw material costs required to manufacture drugs for clinical trials. Once Genta has submitted a new drug application, or NDA, which includes the results of the pre-clinical and clinical testing, chemistry, manufacturing and control information, to the FDA for approval to commence commercial sales, Genta will then include the sales launch product, consisting of raw materials and all subsequent processing costs required to produce finished goods, as inventory on Genta’s balance sheet in anticipation of approval by the FDA. Reimbursements for applicable Genasense related costs, under the collaborative agreement between Genta and Aventis, will continue to be recorded as a reduction to expense. See Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2002.

•	Intangible assets. Our intangible assets consist primarily of licensed technology and capitalized patent costs, and are amortized using the straight-line method over their estimated useful lives. Our policy is to evaluate the appropriateness of the carrying values of the unamortized balances of intangible assets on the basis of estimated future cash flows (undiscounted) and other factors.

If such evaluation were to indicate an impairment of these intangible assets, such impairment would be recognized by a write-down of the applicable assets. We evaluate the continuing value of patents and patent applications each financial reporting period. As a result of this evaluation, we may elect to continue to maintain, seek to out-license, or abandon these patents.

Recent Accounting Pronouncements

     We have adopted all required Statements of Financial Accounting Standards issued subsequent to December 31, 2001. See Note 2 to our consolidated financial statements for the fiscal year ended December 31, 2002. Adoption of these standards did not or is not expected to have a material effect on our financial position or results of operations.

Recent Developments

      On October 30, 2003, we announced financial results for the third quarter of 2003. In the third quarter of 2003, revenues totaled $1.3 million, unchanged from the corresponding 2002 period. The revenues consist primarily of amortization of payments made by Aventis pursuant to our collaboration agreements. Total third quarter gross operating expenses of $30.4 million, before the net Aventis expense reimbursement, increased by approximately $6.8 million relative to the comparable quarter in 2002. The 2003 increase in expenses was associated with the Genasense Phase 3 clinical trials and NDA preparation activities, and costs associated with the start-up of the Genta sales force and Ganite launch activities.

     Pursuant to cost-sharing provisions of the Aventis collaboration to develop Genasense, we recorded $11.8 million of net expense reimbursement in the third quarter, which is recorded as a receivable at September 30, 2003. In the third quarter, operating expenses, net of Aventis reimbursement, increased from $16.9 million in 2002 to $18.6 million in 2003.

     As a result of the factors described above, we reported a net loss of $17.2 million, or $(0.23) per share, for the quarter ended September 30, 2003, compared to a net loss of $15.1 million, or $(0.21) per share, for the third quarter of 2002. Our cash, cash equivalents and short-term investments totaled $87.4 million as of September 30, 2003, compared to $113.7 million at December 31, 2002 and $126.8 million at September 30, 2002.

Results of Operations

Three Months Ended June 30, 2003 and 2002
($ thousands)	Summary Operating Results For the Three Months Ended June 30,

		Increase (Decrease)

	2003	$	%	2002

Revenues:
Licensing fees and royalties	$276	$62	29%	$214
Development funding	1,044	348	50%	696

	1,320	410	45%	910
Costs and expenses:
Research and development	18,111	1,669	10%	16,442
General and administrative	6,131	(2,539)	(29)%	8,670
Compensation expense
related to stock options	144	(94)	(39)%	238
Less: Expense
reimbursement	19,433	12,261	171%	7,172

	4,953	(13,225)	(73)%	18,178

Loss from operations	(3,633)	(13,635)	(79)%	(17,268)

Other income, principally net
interest income	435	136	45%	299
Less: Interest expense	220	120	120%	100

Net loss applicable to common
shares	(3,418)	$(13,651)	(80)%	$(17,069)

Revenues

          Licensing fees, development funding and royalties for the three months ended June 30, 2003 increased $0.410 million over the comparable period in 2002. This increase reflects the amortization, for three months in 2003 compared to two months in 2002, of the up-front licensing fee and development funding received from Aventis, which are being recognized over the estimated useful life of the first-to-expire related patent of 115 months. Royalties were $0.010 million and $0.036 million for the three months ended June 30, 2003 and 2002, respectively.

Research and Development Expenses

          Research and development expenses before reimbursement for the three months ended June 30, 2003 increased $1.669 million or 10% over the comparable period in 2002. The increase in research and development expenses is primarily attributable to the costs of the Genasense Phase 3 clinical trials and NDA preparation activities for Genasense, offset by the fact that we did not purchase any drug substances in the quarter. Of the $18.111 million in research and development expenses for the three months ended June 30, 2003, $14.523 million and $0.774 million were reimbursable at 75% and 100%, respectively, pursuant to our collaborative agreement with Aventis, of which the net amount of $11.666 million is expected to be reimbursed in the third quarter. We expect an additional $8.141 million to be reimbursed in the third quarter for drug substance and drug product shipped to Aventis in the second quarter in connection with drug substance purchases we expensed in 2002.

General and Administrative Expenses

          General and administrative expenses for the three months ended June 30, 2003 decreased $2.539 million or 29% over the comparable period in 2002. In 2002, higher expenses were a result of financial advisory services, royalty payments and legal fees relating to our collaborative agreement with Aventis. This was partially offset in 2003 by increased costs associated with Ganite pre-launch activities and general corporate expenses driven by business growth. There were no sales and marketing related expenses reimbursable at 100% pursuant to our collaborative agreement with Aventis for the three months ended June 30, 2003, as sales and marketing related expenses related to Genasense are mainly being billed to, and paid for, directly by Aventis.

Expense Reimbursement

          Expense reimbursement for the three months ended June 30, 2003 relate to various third-party, Full-time Equivalents, or FTE, and drug supply costs that Aventis is required to reimburse under our collaborative agreement with them, as follows ($ thousands):

Reimbursement to Genta:
Third-party costs	$8,822
Drug supply costs	9,192
FTE’s	1,793

Amount due to Genta	19,807

Reimbursement to Aventis:
FTE’s	(374)

Net amount due to Genta	$19,433

Other Income Less Interest Expense

          Net other income for the three months ended June 30, 2003 increased $0.016 million or 8% over the comparable period in 2002, principally as a result of higher investment balances on investments, offset by interest expense on the $10.0 million note issued by us to Aventis and the $25.0 million borrowed from Aventis under our credit line with them. See Notes 6 and 7 to our consolidated financial statements for the three and six months ended June 30, 2003.

Net Loss

          Genta incurred a net loss of $3.418 million, or $0.05 per share, for the three months ended June 30, 2003, compared with a net loss of $17.069 million, or $0.25 per share, for the three months ended June 30, 2002. The decrease in net loss, and per share net loss to common shareholders, was primarily due to the expense reimbursement received by us from Aventis pursuant to our collaborative agreement with Aventis of $19.433 million or $0.26 per share, offset by increased expenses primarily related to third-party costs for current Genasense on-going clinical studies, expenses attributable to the NDA preparation for Genasense, general corporate legal fees, personnel costs and Ganite marketing-related spending.

Six Months Ended June 30, 2003 and 2002
	Summary Operating Results For the Six Months Ended June 30,

		Increase (Decrease)

($ thousands)	2003	$	%	2002
Revenues:
Licensing fees and royalties	$542	$323	147%	$219
Development funding	2,087	1,391	200%	696

	2,629	1,714	187%	915
Costs and expenses:
Research and development	33,568	7,289	28%	26,279
General and administrative	10,911	(561)	(5)%	11,472
Compensation expense related to stock
options	288	(189)	(40)%	477
Less: Aventis reimbursement	28,590	21,418	299%	7,172

	16,177	(14,879)	(48)%	31,056

Loss from operations	(13,548)	(16,593)	(55)%	(30,141)

Other income, principally net interest income	887	342	63%	545
Less: Interest expense	360	260	260%	100

Net loss applicable to common shares	$(13,021)	$(16,675)	(56)%	$(29,696)

Revenues

          Licensing fees, development funding and royalties for the six months ended June 30, 2003 increased $1.714 million over the comparable period in 2002. This increase reflects the amortization for six months in 2003 compared to two months in 2002, of the up-front licensing fee and development funding received from Aventis, which are being recognized over the estimated 115 months of useful life of the first-to-expire related patent. See Note 5 to our consolidated financial statements for the six months ended June 30, 2003. Royalties were $0.010 million and $0.036 million for the six months ended June 30, 2003 and 2002, respectively.

Research and Development Expenses

          Research and development expenses before reimbursement for the six months ended June 30, 2003 increased $7.289 million or 28% over the comparable period in 2002. The increase in research and development expenses is primarily attributable to the costs of the Genasense Phase 3 clinical trials and NDA preparation activities for Genasense offset by the fact that we did not purchase any drug substances in the first six months of 2003. Of the $33.568 million in research and development expenses for the six months ended June 30, 2003, $25.584 million and $2.114 million were reimbursable at 75% and 100%, respectively, pursuant to our collaborative agreement with Aventis, of which the net amount of $21.302 million is expected to be reimbursed by Aventis. See Note 4 to our consolidated financial statements for the six months ended June 30, 2003. We expect an additional $8.141 million to be reimbursed for drug substances and products shipped to Aventis in the second quarter in connection with drug substance purchases we expensed in 2002.

General and Administrative Expenses

          General and administrative expenses for the six months ended June 30, 2003 decreased $0.561 million or 5% over the comparable period in 2002. The decrease is primarily related to financial advisory services, royalty payments and legal fees relating to our collaborative agreement with Aventis. This was partially offset in 2003 by increased costs associated with Ganite pre-launch activities and general corporate expenses driven by business growth. There were no sales and marketing related expenses reimbursable at 100% pursuant to our collaborative agreement with Aventis for the six months ended

June 30, 2003, as sales and marketing related expenses related to Genasense are mainly being billed to, and paid for, directly by Aventis.

Expense Reimbursement

          Expense reimbursement for the six months ended June 30, 2003 relate to various third-party, FTE compensation and drug supply costs that Aventis is required to reimburse under our collaborative agreement with Aventis, as follows ($ thousands):

Reimbursement to Genta
Third-party costs	$14,870
Drug supply costs	11,240
FTE’s	3,333

Amount due to Genta	29,443

Reimbursement to Aventis:
FTE’s	(853)

Net reimbursement to Genta	$28,590

See Note 4 to our consolidated financial statements for the six months ended June 30, 2003.

Other Income Less Interest Expense

          Net other income for the six months ended June 30, 2003 increased $0.082 million or 18% over the comparable period in 2002, principally as a result of higher investment balances on investments, offset by interest expense on the $10.0 million convertible promissory note issued by us to Aventis and the $25.0 million borrowed from Aventis under our credit line with them. See Notes 6 and 7 to our consolidated financial statements for the six months ended June 30, 2003.

Net Loss

          Genta incurred a net loss of $13.021 million, or $0.18 per share, for the six months ended June 30, 2003, compared with a net loss of $29.696 million, or $0.44 per share, for the six months ended June 30, 2002. The decrease in net loss, and per share net loss to common shareholders, was primarily due to the expense reimbursement received by us from Aventis pursuant to our collaborative agreement with Aventis of $28.590 million or $0.38 per share, offset by increased expenses primarily related to third-party costs for current Genasense on-going clinical studies, expenses attributable to the NDA preparation for Genasense, general corporate legal fees, personnel costs and Ganite marketing-related spending.

Fiscal Years Ended December 31, 2002, 2001 and 2000
	Summary Operating Results
	For the years ended December 31,

	2002	Increase (Decrease)	2001	Increase (Decrease)	2000

	($ thousands)
Revenues:
License fees	$3,498	$3,401	$97	$80	$17
Royalties	61	12	49	44	5

	3,559	3,413	146	124	22
Costs and expenses:
Research and development	58,899	19,544	39,355	32,525	6,830
General and administrative	19,347	11,132	8,215	4,892	3,323
Settlement with Promega
Biosciences, Inc.	-	(1,000)	1,000	1,000	-

	Summary Operating Results
	For the years ended December 31,

	2002	Increase (Decrease)	2001	Increase (Decrease)	2000

	($ thousands)
Equity related compensation	1,016	(58)	1,074	(7,531)	8,605

	79,262	29,618	49,644	30,886	18,758

Loss from operations	(75,703)	26,205	(49,498)	30,762	(18,736)

Equity in net income of joint venture	33	33	-	(502)	502
Other income	1,326	(1,459)	2,785	(2,998)	5,783
Income taxes	(184)	(184)	-	-	-

Net loss	$(74,528)	$27,815	$(46,713)	$34,262	$(12,451)

Revenues

          Operating revenues consisting of license fees and royalties were $3.559 million in 2002 compared to $0.146 million in 2001 and $0.022 million in 2000. These revenues were derived mainly from the initial $10.0 million licensing fee and $40.0 million development funding received from Aventis under our collaborative agreement with Aventis, along with non-exclusive sub-license agreements involving antisense technology. See Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2002. These initial payments received from Aventis will be recognized over the estimated useful life of the first-to-expire related patent of 115 months. The non-exclusive sub-license agreements were initiated with Atugen AG and EpiGenesis Pharmaceuticals, Inc. in 2001, and Sequitur, Inc. and Oasis Biopharmaceuticals, Inc. in 2000.

Costs and Expenses

          Costs and expenses totaled $79.3 million in 2002, net of Aventis reimbursement of $28.451 million, compared to $49.6 million in 2001 and $18.8 million in 2000. These increases reflect additional clinical trial activity and related drug supply costs and salaries. Services and capabilities that have not been retained within Genta are out-sourced through short-term contracts or consultants. Substantially all pre-clinical biology and clinical trial work are now conducted through such collaborations with external scientists and clinicians. We anticipate that, if sufficient collaborative revenues and other funding are available, research and development expenses may increase in future years due to requirements for pre-clinical studies, clinical trials and increased regulatory costs. We will continue to assess the potential cost benefit ratio of developing our own antisense oligonucleotide manufacturing and marketing and sales activities if and as such products are successfully developed and approved for marketing.

Research and Development Expenses

          Research and development expenses totaled $58.9 million in 2002, net of Aventis reimbursement of $27.746 million, compared to $39.4 million in 2001 and $6.8 million in 2000. The increase from 2000 through 2002 is due primarily to drug supply costs and investigator and monitor fees related to expanded clinical trials. It is anticipated that research and development expenses will continue to increase in the future, as Genta expands its other product development programs. Furthermore, we are also pursuing other opportunities for new product development candidates, which, if successful, will require additional research and development expenses.

          In an effort to focus our research and development on areas that provide the most significant commercial opportunities, we continually evaluate our ongoing programs in light of the latest market information and conditions, availability of third-party funding, technological advances, and other factors. As a result of such evaluation, our product development plans have changed from time to time, and we anticipate that they will continue to do so in the future.

General and Administrative Expenses

          General and administrative expenses were $19.4 million in 2002, net of Aventis reimbursement of $0.705 million, compared to $8.2 million in 2001 and $3.3 million in 2000. The increase is primarily related to financial advisory services, royalty payments and legal fees relating to our collaborative agreement with Aventis, personnel costs and increased marketing-related spending. We record charges to general and administrative expense for the carrying value of abandoned patents no longer related to the research and development efforts of Genta. There were no abandoned patent charges in 2002 and the amounts recorded in 2001 and 2000 were immaterial.

          We recorded charges to non-cash equity related compensation of $1.0 million in 2002 compared to $1.1 million in 2001 and $8.6 million in 2000. This decrease in 2001 was primarily due to the acceleration of outstanding stock options for the four members of our Board of Directors who resigned in March 2000. See Note 18 to our consolidated financial statements for the fiscal year ended December 31, 2002.

          Equity in net income of joint venture (Genta Jago Technologies B.V.) was $0.033 million in 2002 compared to none in 2001 and $0.502 million in 2000. Since the first quarter of 2000, there have been only $0.033 million in net earnings of the joint venture allocated to Genta, and we may seek to terminate our involvement in the joint venture.

Other Income

          Net other income, principally interest income, decreased over the comparable periods in 2001 and 2000 as a result of significantly lower investment balances and decreased yields on investments. The proceeds received by us from Aventis were not placed into any investment instruments until October 2002. Interest expense is attributable to interest being accrued on the $10.0 million convertible promissory note issued by us to Aventis. Interest income has fluctuated significantly each year and is anticipated to continue to fluctuate primarily due to changes in the levels of cash, investments and interest rates during each period.

          We recorded no gain on the sale of marketable securities in 2002 compared to approximately $0.061 million in 2001 and to $4.9 million in 2000, which reflects a non-recurring gain on the disposition of securities in September 2000. We exercised 66,221 warrants to purchase shares of common stock of CV Therapeutics, Inc. These warrants, which were restricted and not publicly traded, were issued to us by CV Therapeutics, Inc. in connection with a licensing arrangement entered into in 1993. We received approximately $4.9 million in cash upon the sale of such shares of common stock.

Liquidity and Capital Resources

          Since inception, we have financed our operations primarily through private placements and public offerings of our equity securities. Cash provided from these offerings totaled approximately $278.8 million through December 31, 2002, including net proceeds of $71.0 million received in 2002, $32.2 million received in 2001 and $40.1 million received in 2000. We used $19.7 million in operating activities during 2002, resulting from a net loss of $74.5 million, offset by deferred revenues received from Aventis, non-cash charges and improved working capital aggregating $54.8 million. At June 30, 2003, we had cash, cash equivalents and short-term investments totaling $97.2 million compared to $113.7 million at December 31, 2002.

          In March 2003, Genta and Aventis negotiated a line of credit for an amount up to $40.0 million which terminates with respect to additional borrowings on the earlier to occur of FDA approval of Genasense or December 31, 2004. Loans under this line of credit are subject to repayment six months after termination. As of June 30, 2003, $15.0 million remained available under this line of credit. FDA approval of Genasense would trigger a milestone payment from Aventis of $75.0 million. Management believes that at the current rate of spending, primarily in support of on-going and anticipated clinical trials, and after considering expense reimbursement and the line of credit provided by Aventis, we should have sufficient cash funds to maintain our present operations to the end of 2004.

          Our principal expenditures relate to our research and development activities, which include our on-going and future clinical trials. We expect these expenditures to continue. We expect increased total expenditures, prior to expense reimbursement, for clinical trials and drug supply related to Genasense as a result of our collaboration agreements with Aventis. In addition, expenditures associated with other products under development by us may increase as research and development activities become more focused and as other clinical trials are initiated.

          If we successfully secure sufficient levels of collaborative revenues and other sources of financing, we expect to use such financing to continue to expand our ongoing research and development activities, pre-clinical testing and clinical trials, costs associated with the market introduction of potential products and expansion of our administrative activities.

          We anticipate that significant additional sources of financing, primarily expense reimbursement from Aventis, will be required in order for us to continue our planned operations. We also anticipate seeking additional product development opportunities through potential acquisitions or investments. Such acquisitions or investments may consume cash reserves or require additional cash or equity. Our working capital and additional funding requirements will depend upon numerous factors, including: (i) the progress of our research and development programs; (ii) the timing and results of pre-clinical testing and clinical trials; (iii) the level of resources that we devote to sales and marketing capabilities; (iv) technological advances; (v) the activities of competitors; and (vi) our ability to establish and maintain collaborative arrangements with others to fund certain research and development efforts, to conduct clinical trials, to obtain regulatory approvals and, if such approvals are obtained, to manufacture and market products.

          Future minimum obligations at December 31, 2002 are as follows:

	Operating	Drug Purchase	Convertible
	Leases	Commitments	Debt

		($ thousands)
2003	$2,199	$27,500	$-
2004	2,478	27,500	-
2005	2,476	-	-
2006	2,585	-	-
2007	2,613	-	-
Thereafter	5,581	-	10,000

Total	$17,932	$55,000	$10,000

          The drug purchase commitments above are the maximum obligations provided in the manufacturing and supply agreement with Avecia Biotechnology Inc. See Note 19 to our consolidated financial statements for the fiscal year ended December 31, 2002. The manufacturing and supply agreement provides for mechanisms to mitigate costs should requirements be lower than anticipated and various performance criteria, which could lower the 2003 and 2004 commitments. For a further description of our agreement with Avecia, see “Business — Manufacturing”.

Quantitative and Qualitative Disclosures about Market Risk

          Our carrying values of cash, marketable securities, accounts payable and accrued expenses are a reasonable approximation of their fair value. The estimated fair values of financial instruments have been determined by us using available market information and appropriate valuation methodologies. See Note 3 to our consolidated financial statements for the fiscal year ended December 31, 2002.

          However, considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates utilized in the consolidated financial statements are not necessarily indicative of the amounts that we could realize in a current market exchange. We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes. We do not currently anticipate entering into interest rate swaps and/or similar instruments.

          Because we have liquidated our wholly-owned subsidiary, Genta Pharmaceutical Europe, S.A., we have no material currency exchange or interest rate risk exposure as of December 31, 2002. With the liquidation, there will be no ongoing exposure to material adverse effect on our business, financial condition or results of operation for sensitivity to changes in interest rates or to changes in currency exchange rates.

BUSINESS

Overview

          Genta is a biopharmaceutical company dedicated to the identification, development and commercialization of novel drugs for cancer and related diseases. Our research portfolio consists of two major areas of focus:

•	DNA/RNA Medicines, which are drugs based on chemical modifications of either deoxyribonucleic acid, or DNA, or ribonucleic acid, or RNA; and

•	Small Molecules.

We recently began marketing our first commercial product, Ganite, which is part of our Small Molecule program. Ganite has been approved by the U.S. Food and Drug Administration, or FDA, for treatment of cancer-related hypercalcemia that is resistant to hydration. The drug is being marketed and sold exclusively by Genta in the United States by our dedicated sales force that currently consists of 18 regional representatives.

          In September 2003, Genta reported Phase 3 clinical data for Genasense, the lead product from our DNA/RNA Medicines program, in patients with advanced malignant melanoma. We plan to include these data in our FDA New Drug Application, or NDA, for Genasense, which we initiated on a rolling basis in August 2003 (i.e., we are filing the NDA in several sections with each section being filed when completed). We expect to complete the NDA filing for use of Genasense in combination with chemotherapy for patients with advanced malignant melanoma in 2003.

          We are pursuing further testing of both Ganite and Genasense in additional indications. Ganite is currently undergoing clinical testing for use as a cancer chemotherapy drug, especially in patients with non-Hodgkin’s lymphoma, or NHL. Genasense is being tested as a drug that can increase the effectiveness of current types of cancer therapy. We have completed patient enrollment in two additional randomized Phase 3 trials that test the efficacy of Genasense in patients with multiple myeloma and chronic lymphocytic leukemia, or CLL. Genasense is also being tested in earlier clinical trials for treating more than 10 other cancer types, including non-small cell lung cancer, small cell lung cancer, NHL, acute and chronic leukemias, cancers of the prostate, colon and breast and other diseases. Genasense has received designations as “Fast Track” and “Orphan Drug” from the FDA in the advanced malignant melanoma, multiple myeloma and CLL indications.

          We have a series of agreements with Aventis to develop and commercialize Genasense. Aventis is a major participant in the worldwide oncology market and possesses one of the largest oncology sales forces in the United States. Under these agreements, Aventis has committed to provide up to $476.9 million in initial payments, milestone payments and for the purchase from us of equity and convertible notes. In addition, Aventis is responsible for 75% of development costs related to any U.S. NDA incurred by Genta or Aventis, and substantially all other development, marketing and sales costs incurred worldwide in connection with Genasense. Aventis has agreed to pay us royalties on its exclusive worldwide net sales of Genasense, and to reimburse a portion of our expense in building Genta’s sales force to market Genasense in the United States.

          Our pre-clinical pipeline of DNA/RNA Medicines includes technologies known as antisense, small interfering RNA molecules, or siRNA, and decoys, as well as novel delivery system formulations that can increase the entry of these drugs into cells. We recently acquired a private company, Salus Therapeutics, Inc., or Salus, in order to strengthen our research and development activities in the DNA/RNA Medicines program. The acquisition of Salus provides a proprietary screening system that rapidly identifies “hot spots” or key target areas in messenger RNA, which can be targeted using both antisense oligonucleotides and RNAi; methods of using single-stranded small interfering RNA and micro-RNA molecules to knockdown gene expression in target cells; and a proprietary delivery platform designed to improve the pharmaceutical properties of oligonucleotides.

          In addition to Ganite, current activities in the Small Molecule program include development of an oral formulation of a gallium-containing compound, and several lead compounds for treatment of hormone-sensitive prostate cancer, which are collectively known as “Androgenics” drugs.

          We carry out our strategy by identifying and licensing or acquiring from third parties early to mid-stage products and well-characterized targets. We design and manage the pre-clinical and clinical testing of promising products, which is carried out for us by contract research organizations. Generally we expect to scale up, validate, conduct late-stage clinical trials and commercialize our products in partnership with established businesses, such as Aventis and Avecia for Genasense. Our own product quality and regulatory staffs oversee FDA-regulated activities conducted by us or by our business partners.

Strategy

          Our goal is to establish Genta as a biopharmaceutical leader and preferred partner in the oncology market, and as direct marketers of our products in the United States. Our key strategies and objectives in this regard are:

Build on our foundation in oligonucleotide therapeutics to establish a leadership position in the treatment of cancer.

          We believe that drugs based on DNA and RNA are an important next-generation development that Genta is well-positioned to commercialize. We are committed to the discovery, clinical development and commercialization of these next-generation oncology drugs.

Establish Genasense as the preferred chemosensitizing drug for use in combination with other cancer therapies in a variety of human cancer types.

          We believe that Genasense will be more effective as a cancer drug used in conjunction with chemotherapy. We are testing Genasense in a variety of cancer types in order to establish its utility across many indications. We intend to complete the filing of our rolling NDA for Genasense in our first indication, advanced malignant melanoma, in 2003. We believe we are well-positioned for FDA approval of Genasense in 2004 for this indication. Assuming FDA approval, we intend to launch Genasense in the United States via a co-promotion with Aventis. Aventis plans to file for regulatory approval for Genasense in advanced malignant melanoma in countries outside the United States. We are entitled to royalties on all sales of Genasense by Aventis. We have completed enrollment in Phase 3 clinical testing of Genasense in patients with multiple myeloma and CLL. We expect to complete data analysis and report our results from those clinical trials in 2004. If one or both of these trials proves positive, we believe we can submit a follow-on NDA for Genasense in at least one of those diseases in 2004. In addition, in collaboration with Aventis and the National Cancer Institute, or NCI, we plan to initiate both non-randomized and randomized trials for treating eligible patients, based on their disease state, suffering from some of the most prevalent cancers, including lung, breast, prostate and colon cancers and NHL.

Establish Ganite for the treatment of NHL and other diseases.

          We have recently launched Ganite in the United States for the treatment of cancer-related hypercalcemia, and we intend to continue to commercialize the product for that indication. However, Ganite was originally developed as a chemotherapy agent, and published Phase 1 and Phase 2 studies have shown a high degree of clinical activity in several diseases, including NHL and bladder cancer. We are currently investigating the use of Ganite in Phase 2 clinical trials in patients with NHL, and we intend to pursue the clinical development of Ganite in this and other indications with the initiation of new clinical trials.

Continue to develop and strengthen our portfolio of R&D projects through internal development, licensing and acquisitions.

          We intend to continue to develop our other pipeline products for the treatment of patients with cancer, including DNA/RNA Medicines (antisense, siRNA and decoys) and Small Molecules (Androgenics compounds and oral gallium). We intend to continue to evaluate acquisitions of complementary technologies.

Establish a strong presence in the U.S. oncology market.

          We plan to seek opportunities to license or acquire attractive new products, well characterized targets, and technologies that could enable us to expand our internal applied research and pre-clinical capabilities. We will continue to strengthen our core competencies in clinical development and regulatory and quality assurance. We also plan to build our U.S. sales and marketing capabilities.

Genasense

          The lead product from our DNA/RNA Medicines program is Genasense, an antisense oligonucleotide molecule that is designed to block the production of a protein known as Bcl-2. Current science suggests that Bcl-2 is a fundamental cause of the inherent resistance of cancer cells to current cancer treatments, such as chemotherapy, radiation or monoclonal antibodies. Blocking Bcl-2, therefore, may enable cancer treatments to be more effective. While Genasense has displayed some anticancer activity when used by itself, we believe it is more effective as a means of amplifying the effectiveness of other cancer therapies, principally by pre-treatment of patients with Genasense. Accordingly, we are seeking FDA approval of Genasense in conjunction with chemotherapy.

Programmed Cell Death

          The programmed death of cells is necessary to accommodate the billions of new cells that are produced daily, and also to eliminate aged or damaged cells. However, abnormal regulation of the programmed cell death process can result in diseases.

          Cancer is commonly associated with the over- or under-production of many types of proteins. These proteins may be directly cancer-causing (i.e., “oncogenic”) or they may contribute to the malignant nature of cancer (for instance, by increasing the longevity of cancer cells or making them more likely to spread throughout the body). We believe that the ability to selectively halt the production of certain proteins may make the treatment of certain diseases more effective. The process of programmed cell death is regulated by a large number of proteins, particularly members of the Bcl-2 protein family. In an effort to make existing cancer therapy more effective, Genta is developing Genasense to target and block the production of Bcl-2, a protein that is central to the process of programmed cell death also known as apoptosis.

Bcl-2 as an Inhibitor of Programmed Cell Death

          Normally, when a cancer cell is exposed to treatment, such as with chemotherapy, radiation or immunotherapy, a “death signal” is sent to an organelle within the cell called the mitochondrion. The mitochondrion then releases a factor known as cytochrome C that activates a series of enzymes called caspases. These enzymes cause widespread fragmentation of cellular proteins and DNA, which ultimately causes cell death.

          Bcl-2 is normally found in the mitochondrial membrane where it regulates the release of cytochrome C. High levels of Bcl-2 are associated with most types of human cancer, including major hematologic cancers such as lymphomas, myeloma, and leukemia, and solid tumors such as melanoma and cancers of the lung, colon, breast, and prostate. In these diseases, Bcl-2 inhibits the release of cytochrome C that would ordinarily be triggered by cancer therapy. Thus, Bcl-2 appears to be a major contributor to both inherent and acquired resistance to cancer treatments. Overcoming resistance to chemotherapy poses a major challenge for cancer treatment.

          In cancer cells, Bcl-2 inhibits the process of programmed cell death, thereby allowing cells to survive for much longer than normal cells. Genasense has been developed as a chemosensitizing drug to block production of Bcl-2, thereby dramatically increasing the sensitivity of cancer cells to standard cancer treatment.

Antisense Technology

          Most of a cell’s functions, including whether the cell lives or dies, are carried out by proteins. The genetic code for a protein is contained in DNA, which is made up of bases known as nucleotides that are arranged in a specific sequence. The specificity of the sequence accounts for the production of a specific protein. In order for DNA to produce a protein, an intermediate step is required. In this step, DNA is transcribed into messenger RNA, or mRNA. The sequence of mRNA that encodes a protein is oriented in only one direction, which is known as the “sense” orientation.

          Antisense drugs are short sequences of chemically modified DNA bases that are called oligonucleotides, or oligos. The oligos are engineered in a sequence that is exactly opposite (hence “anti”) to the “sense” coding orientation of mRNA. Because antisense drugs bind only short regions of the mRNA (rather than the whole message itself), they contain far fewer nucleotides than the whole gene. Moreover, since they are engineered to bind only to the matching sequence on a specific mRNA, antisense drugs have both high selectivity and specificity, which can be used to attack production of a single, disease-causing protein. Genasense is an antisense oligo that is designed to block the production of Bcl-2.

          We have devoted significant resources towards the development of antisense oligos that contain a “second generation” phosphorothioate backbone, which is the nucleotide chain comprised of ribose and phosphate groups. However, we also have patents and technologies covering later “third generation” technologies that involve mixed phosphorothioate and methylphosphonate backbones, as well as sterically fixed chemical bonds, that may further enhance the molecule’s ability to bind to the intended target. Moreover, we have developed certain formulations of polymers that can be used to more efficiently increase the uptake of oligos into cells. Some of these advanced technologies may be incorporated into new DNA/RNA Medicines.

The Development of Genasense

          A number of pre-clinical studies in cell lines and in animals have shown enhancement of tumor cell killing when Bcl-2 antisense was used in combination with standard cancer therapies, including anti-metabolites, alkylating agents, corticosteroids, other cytotoxic chemotherapy, radiation, and monoclonal antibodies. Several studies have demonstrated enhanced antitumor activity and durable tumor regression in animals engrafted with human cancers that were treated with Bcl-2 antisense followed by antitumor agents that induce programmed cell death. These studies include human lymphoma, melanoma, breast cancer and prostate cancers, which were treated with Genasense in combination with cyclophosphamide, dacarbazine, docetaxel and paclitaxel, respectively.

          Genasense has been in clinical trials since 1995 in both the United States and Europe. We currently have efficacy and safety data on over 1,200 patients in Phase 1, Phase 2 or Phase 3 clinical trials. These studies have been conducted in patients with a wide variety of tumor types, including advanced malignant melanoma, several types of leukemia, NHL and cancers of the prostate, colon, lung, breast and other tumor types. Since 2001, Genta and the NCI have jointly approved the initiation of approximately 20 new clinical trials. In addition to making Genasense available to more physicians and patients, these trials allow us to evaluate Genasense in certain diseases (and in combination with other chemotherapy drugs) that would otherwise be outside our initial priorities for clinical development. The overall results of clinical trials performed to date suggest that Genasense can be administered to cancer patients with acceptable side-effects, and that such treatment may reduce the level of Bcl-2 protein in cancer cells.

          The following chart sets forth the progress of our clinical trials with respect to various potential indications for Genasense:

Indication	Status
Advanced Malignant Melanoma	Phase 3 fully enrolled; “rolling” NDA submission in progress
Multiple Myeloma	Phase 3 (fully enrolled); Phase 1-2
Chronic Lymphocytic Leukemia	Phase 3 (fully enrolled); Phase 2
Acute Myelocytic Leukemia	Phase 2b; Phase 2
Non-Small-Cell Lung Cancer	Phase 2b (randomized)
Prostate Cancer	Phase 2 and 2b
Small-Cell Lung Cancer (SCLC)	Phase 2b (randomized)
Breast Cancer	Phase 1-2
Colorectal Cancer	Phase 1-2
Non-Hodgkin’s Lymphoma	Phase 1-2; Phase 2
Kidney Cancer	Phase 2
Pancreatic Cancer (and other solid tumors)	Phase 1-2
Waldenstrom’s macroglobulinemia	Phase 1-2
Hepatocellular Carcinoma	Phase 1-2
Childhood Solid Tumors	Phase 1

          To date, we have completed patient enrollment in three randomized Phase 3 trials, as follows:

Phase 3 Trial of Genasense Plus Chemotherapy in Patients with Advanced Malignant Melanoma

          On September 10, 2003, we and Aventis announced results from our Phase 3 clinical study of Genasense plus chemotherapy in patients with advanced malignant melanoma. The trial enrolled patients at 140 sites from 12 different countries. A total of 771 patients who had not been previously treated with chemotherapy were randomly assigned to receive dacarbazine, a standard chemotherapy drug, alone or in combination with Genasense. The primary endpoint of this trial was to compare the overall survival between the two treatment arms. Secondary endpoints included comparative analyses of progression-free survival and tumor response. The following results were obtained:

•	Analysis of all patients on an intent-to-treat basis showed that the addition of Genasense to dacarbazine resulted in an estimated median survival of 9.1 months, compared with 7.9 months for patients treated with dacarbazine alone. The result was not statistically significant, as measured by a P-value of 0.184. Accordingly, we did not reach our primary endpoint. However, in part because both groups in the trial lived longer than we originally projected and because a substantial number of patients were accrued at a late stage into the trial, the analysis also revealed that a number of patients had not been followed for sufficiently long periods to establish the final median survival of this trial. For the 480 patients treated per-protocol who had completed a minimum follow-up of 12 months, the addition of Genasense resulted in a median survival of 10.1 months, compared with 8.1 months for dacarbazine alone. The P-value of this result was 0.035, which was statistically significant.

•	For the 771 patients from the intent-to-treat analysis, patients treated with Genasense plus dacarbazine showed a significant increase in median progression-free survival to 78 days, compared with 49 days for patients treated with dacarbazine alone. The P-value of this result was 0.001, which was statistically significant.

•	For the intent-to-treat population, 11.7% of the patients treated with Genasense plus dacarbazine experienced a 30% reduction in size of skin lesion (using RECIST criteria), compared with 6.8% for patients treated with dacarbazine alone. The P-value of this result was 0.019, which was statistically significant.

•	The addition of Genasense to dacarbazine did not appear to be associated with serious, previously unreported adverse reactions compared with the use of dacarbazine alone.

          We plan to include the foregoing data in our rolling NDA for Genasense, a process which we initiated in August 2003. We expect to complete that application in 2003. We have indicated to the FDA that we will update the overall survival analysis of this trial in 2004, and we expect to communicate this information along with our 120-day safety update to the FDA four months after we have completed filing the NDA.

Phase 3 Trial of Genasense Plus Chemotherapy in Patients with Multiple Myeloma

          We expect the completion in 2004 of a Phase 3 trial of Genasense plus chemotherapy in patients with multiple myeloma. This trial is directed at patients whose disease progressed despite chemotherapy. The primary goal of this trial is to increase the duration of response (or time to relapse) in patients treated with Genasense plus high-dose dexamethasone compared to dexamethasone alone. This trial completed enrollment of 220 patients as of December 2002, and follow-up of these patients is continuing.

Phase 3 Trial of Genasense Plus Chemotherapy in Patients with Chronic Lymphocytic Leukemia

          We expect the completion in 2004 of a Phase 3 trial of Genasense plus chemotherapy in patients with CLL. This trial is directed at patients whose disease progressed despite chemotherapy. The primary goal of this trial is to increase the proportion of patients who achieve a complete (or nodular partial) response after treatment with Genasense plus fludarabine/cyclophosphamide compared to fludarabine/cyclophosphamide alone. This trial completed enrollment of 241 patients in the second quarter of 2003, and follow-up of these patients is continuing.

Current Phase 1 and Phase 2 Trials

          In addition to the Phase 3 trials described above, Genasense is currently the subject of a number of other clinical trials, as indicated in the foregoing table, including randomized trials in patients with non-small cell lung cancer, prostate cancer and small cell lung cancer, and non-randomized trials in patients with NHL, acute and chronic leukemias, various solid tumors and other disorders.

Regulatory Status

          In the summer of 2003, we began submitting our NDA for Genasense to the FDA on a “rolling” basis, and we expect to complete our application in 2003. We believe we are well-positioned for FDA approval of Genasense in 2004 for use in advanced malignant melanoma patients. However, the approval is subject to a number of uncertainties, and we cannot assure you that Genasense will be approved in this time frame or at all.

          The FDA has granted several designations to Genasense that may expedite its regulatory review. These designations include:

•	Fast track status for advanced malignant melanoma, multiple myeloma and CLL. The FDA fast track program is designed to facilitate the development and expedite the review of new drugs that are intended to treat serious or life-threatening conditions and that demonstrate the potential to address unmet medical needs. The program allows sponsors to submit an NDA on a “rolling” basis.

•	Orphan drug designation for advanced malignant melanoma, multiple myeloma and CLL. An orphan drug is a drug which is intended to treat conditions that affect fewer than 200,000 people in the United States. Designation as an orphan drug allows the sponsors of drugs for rare diseases to qualify for tax credits and certain marketing exclusivity incentives under the Orphan Drug Act.

          In September 2003, Genta reported Phase 3 clinical data for Genasense, the lead product from our DNA/RNA Medicines program, in patients with advanced malignant melanoma. We plan to include this data in our NDA for Genasense, which we initiated in August 2003.

          For additional background information on the drug application process and clinical trials, see “Government Regulation”.

          We have applied for similar designations from regulatory agencies in Europe.

Commercialization Plan

          In April 2002, we announced an exclusive agreement with Aventis to jointly develop and commercialize Genasense. We have agreed with Aventis that only Aventis may sell Genasense. Genta will supply Aventis with Genasense on a global basis. Aventis will pay us a royalty for all worldwide sales of Genasense. Genta retains sole ownership of and exclusive title to the intellectual property with respect to Genasense. We have jointly established an alliance management committee consisting of representatives from both Genta and Aventis to oversee the alliance.

          In the United States, Genta and Aventis will jointly develop and co-promote Genasense. Joint teams have been created under our collaborative agreement, including a U.S. commercialization team that is responsible for coordinating the development and implementation of commercialization of Genasense in the United States. Genta is responsible for filing, prosecuting and maintaining all patent applications and patents in the United States. Aventis will reimburse Genta for the cost of an escalating number of Genta sales representatives throughout the United States.

          In all countries outside of the United States, Aventis will have exclusive development and marketing rights and regulatory responsibilities. Genta retains responsibility for filing, prosecuting and maintaining all patent applications and patents outside of the United States.

Ganite

Hypercalcemia

          On October 6, 2003, we began marketing Ganite for the treatment of cancer-related hypercalcemia. Ganite is our first drug to receive marketing approval, and our oncology sales force – currently comprising 18 regional representatives — is now promoting the product in the United States.

          Hypercalcemia is a life-threatening condition caused by excessive buildup of calcium in the bloodstream, which may occur in up to 20% of cancer patients. Gallium nitrate was originally studied by the NCI as a new type of cancer chemotherapy. More than 1,000 patients were treated in Phase 1 and Phase 2 trials, and the drug showed promising antitumor activity against NHL, bladder cancer and other diseases. In the course of these studies, gallium nitrate was also shown to strongly inhibit bone resorption. Gallium nitrate underwent additional clinical testing and was approved by the FDA in 1991 as a treatment for cancer-related hypercalcemia. Lower doses of Ganite were also tested in patients with less severe bone loss, including bone metastases, a cancer that has spread to bone, Paget’s disease, an affliction of older patients that causes pain and disability, and osteoporosis.

          Side effects of Ganite include nausea, diarrhea and kidney damage. (A complete listing of Ganite’s side effects is contained in the product’s Package Insert that has been reviewed and approved by the FDA.) We believe the development of methods to administer Ganite in the outpatient setting will improve the commercial prospects for Ganite as compared to when it was originally introduced.

          The extension for an important patent covering the use of Ganite for its approved indication will expire in 2005. Genta has filed and continues to file patent applications seeking intellectual property protection for Ganite. In addition, Genta intends to seek orphan drug designation for the use of Ganite for the treatment of NHL.

Non-Hodgkin’s Lymphoma and Other Cancer Types

          Based on previously published data, we believe that Ganite may also be an effective treatment for patients with certain types of cancer, particularly NHL. We have been granted an investigational new drug exemption, or IND, and we have commenced clinical trials of Ganite for the treatment of patients with relapsed NHL. We have also filed an orphan drug application for this use and we plan to seek expanded marketing approval for this indication. Approximately 54,000 new cases of NHL are diagnosed in the United States each year. We are planning to evaluate Ganite in other indications, such as bladder cancer and pancreatic cancer. Previous clinical trials of Ganite showed that it does not cause significant myelosuppression, a decrease of bone marrow activity often associated with cancer therapy, that causes decreased production of platelets and white blood cells. We believe this feature will allow Ganite to be readily incorporated into combination chemotherapy regimens that employ other drugs that cause myelosuppression.

Regulatory Status

          In April 2000, we acquired assets, rights, licenses to patents, and technology relating to gallium-containing compounds for treatment of bone loss, and to Ganite (gallium nitrate injection), the liquid injectable product. The acquired assets included the ownership of an approved NDA relating to Ganite. Since this acquisition, we have worked with the FDA to address certain regulatory issues and to update certain aspects of drug manufacturing. In the first quarter of 2003, we filed a supplemental NDA for Ganite for the treatment of cancer-related hypercalcemia that has not responded to hydration. On September 18, 2003, we received approval from the FDA to market Ganite for the treatment of cancer-related hypercalcemia that is resistant to hydration.

          Given the extensive published data on the anticancer activity of gallium nitrate, we filed a new IND request for Ganite with the Oncology Drug Products Division at the FDA for the treatment of patients with relapsed NHL. Under this IND, we initiated a clinical trial of Ganite in NHL patients in 2002. Genta has also submitted an application to the FDA to designate gallium nitrate as an orphan drug in NHL.

Other Pipeline Products and Technology Platforms

Oral Gallium

          We are currently planning to develop new formulations of gallium-containing compounds that can be taken orally. These formulations may be useful for diseases in which long term, low-dose therapy is deemed desirable. We believe that such formulations will be useful for the treatment of patients who have chronic bone loss diseases, such as bone metastases, Paget’s disease and osteoporosis. Such patients are commonly afflicted by bone pain and susceptibility to fractures.

Decoys

          In addition to the antisense program, we are developing compounds known as decoys, which are short strands of DNA or RNA that bind certain proteins known as transcription factors. Normally, transcription factors bind to specific portions of DNA known as response elements and regulate the functions of genes in a positive or negative fashion (i.e., they can turn genes “on” or “off”). When a cell is flooded with an excess of decoys, these decoys compete with response elements to bind transcription factors and inactivate them. By selectively inactivating the transcription factor, the function of the gene can be regulated in a positive or negative manner. This type of control could potentially be used to regulate genes that are critically involved in cancer progression.

          In December 2000, Genta licensed patents and technology relating to decoys from the NIH. Our current program is targeting a transcription factor known as the cyclic adenosine monophosphate response element binding protein, or CRE-BP. Pre-clinical studies conducted at the NIH have shown broad anticancer activity for this compound, with very low toxicity to normal cells. The CRE-BP decoy is currently undergoing additional pre-clinical testing.

Androgenics

          In connection with the acquisition of Androgenics Technologies, Inc. in 1999, we acquired rights to a series of compounds that may ultimately be useful to treat patients with hormone-sensitive prostate cancer. These Androgenics compounds have two principal actions: first, they block the synthesis of androgen hormones, such as testosterone, that simulate the growth of prostate cancer cells; second, they inactivate androgen receptors, which are proteins that bind androgen hormones and mediate their effects. These types of activities suggest that these drugs could be useful for patients with early stage prostate cancer. Genta is currently evaluating whether to bring forward a lead compound into late-stage pre-clinical testing from this program.

Patents and Proprietary Technology

          It is our policy to protect our technology by filing patent applications with respect to technologies important to our business development. To maintain our competitive position, we also rely upon trade secrets, unpatented know-how, continuing technological innovation, licensing opportunities and certain regulatory approvals (such as orphan drug designations).

         We own or have licensed several patents and applications to numerous aspects of oligonucleotide technology, including novel compositions of matter, methods of large-scale synthesis, methods of controlling gene expression and methods of treating disease. Genta’s patent portfolio includes both U.S. and foreign applications and patents. To date, Genta has approximately 100 U.S. and foreign patent applications. Genta’s portfolio of owned or licensed patents includes approximately 50 issued U.S. patents and approximately 13 pending U.S. patent applications. Genta endeavors to seek appropriate U.S. and foreign patent protection on its oligonucleotide technology.

          In the United States, a patent filed on or before June 8, 1995 expires the later of 17 years from the issue date or 20 years from the date on which the application for patent was filed in the United States or the earliest claimed priority date. A patent filed after June 8, 1995 expires 20 years from the date on which the application for patent was filed in the United States or the earliest claimed priority date.

          Genta has licensed six U.S. patents relating to Genasense that expire between 2008 and 2015, two pending U.S. patent applications that relate to Genasense, and approximately 45 foreign patent applications that are pending relating to Genasense. Genta also owns three U.S. patent applications relating to methods of using Genasense.

          Included among Genta’s property rights are certain rights licensed from the NIH covering phosphorothioate oligonucleotides. We also acquired from the University of Pennsylvania exclusive rights to antisense oligonucleotides directed against the Bcl-2 mRNA, as well as methods of their use for the treatment of cancer. In 1998, two U.S. patents were issued encompassing our licensed antisense oligonucleotide compounds targeted against the Bcl-2 mRNA and the use of these compounds outside of organisms. These claims cover our proprietary antisense oligonucleotide molecules, which target the Bcl-2 mRNA including our lead clinical candidate, Genasense. Other related U.S. and corresponding foreign patent applications are still pending.

          The patent covering the use of Ganite for its approved indication will expire in 2005. Genta has filed and continues to file patent applications seeking intellectual property protection for Ganite.

          In May 2000, we entered into a licensing arrangement with Molecular Biosystems, Inc. for a broad portfolio of patents and technology that relates to antisense for therapeutic and diagnostic applications. The arrangement included a grant of both exclusive and non-exclusive rights from Molecular Biosystems, Inc. to Genta on a royalty-free basis in return for cash and shares of common stock.

          The patent positions of biopharmaceutical and biotechnology firms, including Genta, can be uncertain and can involve complex legal and factual questions. Consequently, even though we are currently prosecuting our patent applications with the United States and foreign patent offices, we do not know whether any of our applications will result in the issuance of any patents, or if any issued patents will provide significant proprietary protection, or even if successful that these patents will not be circumvented or invalidated. Even if issued, patents may be circumvented or challenged and invalidated in the courts. Because some applications in the United States are kept in secrecy until an actual patent issues, we cannot be certain that others have not filed patent applications directed at inventions covered by our pending patent applications, or that we were the first to file patent applications for such inventions. Thus, we may become involved in interference proceedings declared by the U.S. Patent and Trademark Office (or comparable foreign office or process) in connection with one or more of our patents or patent applications to determine priority of invention, which could result in substantial costs to us, as well as an adverse decision as to priority of invention of the patent or patent application involved.

          Competitors or potential competitors may have filed applications for, or have received patents and may obtain additional patents and proprietary rights relating to, compounds or processes competitive with those of ours. Accordingly, there can be no assurances that our patent applications will result in issued patents or that, if issued, the patents will afford protection against competitors with similar technology. We cannot provide assurance that any patents issued to Genta will not be infringed or circumvented by others, nor can there be any assurance that we will obtain necessary patents or technologies or the rights to use such technologies.

          We also rely upon unpatented trade secrets. No assurances can be given as to whether third parties will independently develop substantially equivalent proprietary information and techniques, or gain access to our trade secrets, or disclose such technologies to the public, or that we can meaningfully maintain and protect unpatented trade secrets.

          We require our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to execute confidentiality agreements with us. These agreements generally provide that all confidential information developed or made known to an individual during the course of the individual’s relationship with Genta shall be kept confidential and shall not be disclosed to third parties except in specific circumstances. In the case of employees, the agreement generally provides that all inventions conceived by the individual shall be assigned to, and made the exclusive property of, Genta. There can be no assurance, however, that these agreements will provide meaningful protection to our trade secrets, or guarantee adequate remedies in the event of unauthorized use or disclosure of confidential proprietary information, or in the event of an employee’s refusal to assign any patents to Genta in spite of his/her contractual obligation.

Research and Development

          In addition to our current focus in the areas described above, we continually evaluate our programs in light of the latest market information and conditions, the availability of third-party funding, technological advances and other factors. As a result of such evaluations, we change our product development plans from time to time and anticipate that we will continue to do so. We recorded net research and development expenses of $5.0 million, $58.9 million, $39.4 million and $6.8 million during the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively.

Sales and Marketing

          Our 18-person oncology sales force began selling Ganite for use in the treatment of cancer-related hypercalcemia on October 6, 2003. We have 29 employees dedicated to sales and marketing and are currently considering an expansion of our sales force by 17 additional individuals to support the anticipated launch of Genasense. This expansion would be subsidized by Aventis as described below.

          In April 2002, we entered into a series of agreements relating to the development and commercialization of Genasense, to which we refer collectively as the collaborative agreement with Aventis and its affiliates. Under the terms of our collaborative agreement, Genta and Aventis will jointly develop and commercialize Genasense in the United States, and Aventis will have exclusive development and marketing rights to the compound in all countries outside of the United States. We retain responsibility for global manufacturing and for regulatory filings within the United States, while Aventis has assumed all regulatory responsibilities outside the United States. Joint management teams, including representatives from both Genta and Aventis, currently oversee the joint efforts of Genta and Aventis in developing and commercializing Genasense in the United States. Under our collaborative agreement, Aventis has committed to provide up to $476.9 million in initial payments, milestone payments and for the purchase from us of equity and convertible notes. In addition, we are entitled to royalties on Aventis’ exclusive worldwide net sales of Genasense, from which we are required to pay third-party pass-through royalties to the University of Pennsylvania and The National Institutes of Health, or NIH, based on net worldwide sales of Genasense. Furthermore, under our collaborative agreement, Aventis has agreed to pay 75% of development costs related to any U.S. NDA incurred by either Genta or Aventis subsequent to the execution of our collaborative agreement, and substantially all other development, marketing, and sales costs incurred worldwide. Aventis will also reimburse a portion of our expense in building our sales force to market Genasense in the United States. Genta has received a total of $214.0 million in initial and near-term funding, which included a $10.0 million licensing fee and $40.0 million in development funding, $10.0 million in convertible debt proceeds, $71.9 million pursuant to an at-market equity investment in our common stock, $57.1 million in paid expense reimbursements and $25.0 million in line of credit proceeds. The commercialization agreement may be terminated by Aventis with six months’ notice. For additional discussion of the collaborative agreement, see Note 12 to our consolidated financial statements for the fiscal year ended December 31, 2002.

          Either alone or in partnerships with other companies, we intend to be a direct marketer or co-marketer of our pharmaceutical products by continuing to build a sales and marketing infrastructure in the United States to launch and fully realize the commercial potential of our products. For international product sales, we intend to distribute our products through collaborations with third parties.

Manufacturing

          Our ability to conduct clinical trials on a timely basis, to obtain regulatory approvals and to commercialize our products will depend in part upon our ability to manufacture our products, either directly or through third parties, at a competitive cost and in accordance with applicable FDA and other regulatory requirements, including current Good Manufacturing Practice regulations.

          We currently rely on third parties to manufacture our products. In December 2002, we signed a five-year manufacturing and supply agreement with Avecia Biotechnology, Inc., or Avecia, a leading multinational manufacturer of pharmaceutical products, to supply quantities of Genasense. This agreement is also renewable beyond the initial five-year period. In 2004, we expect to be obligated to purchase $27.5 million in drug substances from Avecia. Pursuant to our collaborative agreement with Aventis, we anticipate that we will be reimbursed for at least 75% of the drug purchases from Avecia once Genasense is shipped to the clinical sites or Aventis distribution sites. In addition, we have committed up to $5.0 million of advance financing to Avecia for facility expansion, which will be recovered with interest through future purchase payments to be made by us to Avecia. We believe these arrangements are sufficient for our medium-term production needs with respect to Genasense.

Human Resources

          As of September 30, 2003, Genta had 151 employees, 31 of whom hold doctoral degrees. There are 95 employees engaged in research, development and other technical activities, 29 employees in sales and marketing and 27 in administration. None of Genta’s employees is represented by unions. Most of the management and professional employees of Genta have had prior experience and positions with pharmaceutical and biotechnology companies. Genta believes it maintains satisfactory relations with its employees and has not experienced interruptions of operations due to labor disagreements.

Government Regulation

          Regulation by governmental authorities in the United States and foreign countries is a significant factor in our ongoing research and product development activities and in the manufacture and marketing of our proposed products. All of our therapeutic products will require regulatory approval by governmental agencies prior to commercialization. In particular, human therapeutic products are subject to rigorous pre-clinical and clinical testing and pre-market approval procedures by the FDA and similar authorities in foreign countries. Various federal, and in some cases, state statutes and regulations also govern or affect the development, testing, manufacturing, safety, labeling, storage, recordkeeping and marketing of such products. The lengthy process of seeking these approvals, and the subsequent compliance with applicable federal and, in some cases, state statutes and regulations, require substantial expenditures. Any failure by Genta, our collaborators or our licensees to obtain, or any delay in obtaining, regulatory approvals could adversely affect the marketing of our products and our ability to receive products or royalty revenue.

          The activities required before a new pharmaceutical agent may be marketed in the United States begin with pre-clinical testing. Pre-clinical tests include laboratory evaluation of product chemistry and animal studies to assess the potential safety and efficacy of the product and its formulations. The results of these studies must be submitted to the FDA as part of an IND. An IND becomes effective within 30 days of filing with the FDA unless the FDA imposes a clinical hold on the IND. In addition, the FDA may, at any time, impose a clinical hold on ongoing clinical trials. If the FDA imposes a clinical hold, clinical trials cannot commence or recommence, as the case may be, without prior FDA authorization and then only under terms authorized by the FDA.

          Clinical trials are generally categorized into four phases.

          Phase 1 trials are initial safety trials on a new medicine in which investigators attempt to establish the dose range tolerated by a small group of patients using single or multiple doses, and to determine the pattern of drug distribution and metabolism.

          Phase 2 trials are clinical trials to evaluate efficacy and safety in patients afflicted with a specific disease. Typically, Phase 2 trials in oncology comprise 14 to 50 patients. Objectives may focus on dose-response, type of patient, frequency of dosing or any of a number of other issues involved in safety and efficacy. Phase 2a trials are pilot studies while Phase 2b trials typically incorporate more patients than Phase 2a trials in order to more precisely establish efficacy.

          In the case of products for life-threatening diseases, the initial human testing is generally done in patients rather than in healthy volunteers. Since these patients are already afflicted with the target disease, it is possible that such studies may provide results traditionally obtained in Phase 2 trials.

          Phase 3 trials are usually multi-center, comparative studies that involve larger populations. These trials are generally intended to be pivotal in importance for the approval of a new drug. In oncology, Phase 3 trials typically involve 100 to 1,000 patients for whom the medicine is eventually intended. Trials are also conducted in special groups of patients or under special conditions dictated by the nature of the particular medicine and/or disease. Phase 3 trials often provide much of the information needed for package insert and labeling of the medicine. A trial is fully enrolled when it has a sufficient number of patients to provide enough data for the statistical proof of efficacy and safety required by the FDA and others. Phase 3b trials are conducted after submission of a new drug application, but before the product’s approval for market launch. Phase 3b trials may supplement or complete earlier trials, or they may seek different kinds of information, such as quality of life or marketing. Phase 3b is the period between submission for approval and receipt of marketing authorization.

          After a medicine is marketed, Phase 4 trials provide additional details about the product’s safety and efficacy.

          The results of the pre-clinical and clinical testing, together with chemistry, manufacturing and control information, are then submitted to the FDA for a pharmaceutical product in the form of an NDA, for a biological product in the form of a biologics license application and for a particular medical device in the form of a premarket approval application in order to obtain approval to commence commercial sales. In responding to an NDA, biologics license application or premarket approval application, the FDA may grant marketing approval, request additional information or deny the application if it determines that the application does not satisfy its regulatory approval criteria. There can be no assurance that the approvals that are being sought or may be sought by Genta in the future will be granted on a timely basis, if at all, or if granted will cover all the clinical indications for which we are seeking approval or will not contain significant limitations in the form of warnings, precautions or contraindications with respect to conditions of use.

          In circumstances where a company intends to develop and introduce a novel formulation of an active drug ingredient already approved by the FDA, clinical and pre-clinical testing requirements may not be as extensive. Limited additional data about the safety and/or effectiveness of the proposed new drug formulation, along with chemistry and manufacturing information and public information about the active ingredient, may be satisfactory for product approval. Consequently, the new product formulation may receive marketing approval more rapidly than a traditional full new drug application, although no assurance can be given that a product will be granted such treatment by the FDA.

          For clinical investigation and marketing outside the United States, we are or may be subject to foreign regulatory requirements governing human clinical trials and marketing approval for drugs. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement vary widely from country to country. Our approach is to design our European clinical trial studies to meet FDA, European Economic Community, or EEC, and other European countries’ standards. At present, the marketing authorizations are applied for at a national level, although certain EEC procedures are available to companies wishing to market a product in more than one EEC member state. If the competent authority is satisfied that adequate evidence of safety, quality and efficacy has been presented, a market authorization will be granted. The registration system proposed for medicines in the EEC after 1992 is a dual one in which products, such as biotechnology and high technology products and those containing new active substances, will have access to a central regulatory system that provides registration throughout the entire EEC. Other products will be registered by national authorities under the local laws of each EEC member state. With regulatory harmonization finalized in the EEC, our clinical trials will be designed to develop a regulatory package sufficient for multi-country approval in our European target markets without the need to duplicate studies for individual country approvals. This approach also takes advantage of regulatory requirements in some countries, such as in the United Kingdom, which allow Phase 1 studies to commence after appropriate toxicology and pre-clinical pharmacology studies, prior to formal regulatory approval.

          Prior to the enactment of the Drug Price Competition and Patent Term Restoration Act of 1984, or the Waxman/Hatch Act, the FDA, by regulation, permitted certain pre-1962 drugs to be approved under an abbreviated procedure which waived submission of the extensive animal and human studies of safety and effectiveness normally required to be in a new drug application. Instead, the manufacturer only needed to provide an abbreviated new drug application containing labeling, information on chemistry and manufacturing procedures and data establishing that the original pioneer product and the proposed generic product are bioequivalent when administered to humans.

          Originally, the FDA’s regulations permitted this abbreviated procedure only for copies of a drug that was approved by the FDA as safe before 1962 and which was subsequently determined by the FDA to be effective for its intended use. In 1984, the Waxman/Hatch Act extended permission to use the abbreviated procedure established by the FDA to copies of post-1962 drugs subject to the submission of the required data and information, including data establishing bioequivalence. However, approval of such abbreviated new drug applications was dependent upon there being no outstanding patent or non-patent exclusivity.

          Additionally, the FDA allows, under section 505(b)(2) of the Food Drug and Cosmetic Act, for the submission and approval of a hybrid application for certain changes in drugs which, but for the changes, would be eligible for an effective abbreviated new drug application approval. Under these procedures the applicant is required to submit the clinical efficacy and/or safety data necessary to support the changes from the abbreviated new drug application-eligible drug (without submitting the basic underlying safety and efficacy data for the chemical entity involved) plus manufacturing and chemistry data and information.

Approval of a 505(b)(2) application is dependent upon the abbreviated new drug application being subject to no outstanding patent or non-patent exclusivity. As compared to a new drug application, an abbreviated new drug application or a 505(b)(2) application typically involves reduced research and development costs. However, there can be no assurance that any such applications will be approved. Furthermore, the supply of raw materials must also be approved by the FDA.

          We and our third-party manufacturers are also subject to various foreign, federal, state and local laws and regulations relating to health and safety, laboratory and manufacturing practices, the experimental use of animals and the use, manufacture, storage, handling and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research and development work and manufacturing processes. We currently incur costs to comply with laws and regulations and these costs may become more significant.

Competition

          In many cases, our products under development will be competing with existing therapies for market share. In addition, a number of companies are pursuing the development of antisense technology and controlled-release formulation technology and the development of pharmaceuticals utilizing such technologies. We compete with fully integrated pharmaceutical companies that have substantially more experience, financial and other resources and superior expertise in research and development, manufacturing, testing, obtaining regulatory approvals, marketing and distribution. Smaller companies may also prove to be significant competitors, particularly through their collaborative arrangements with large pharmaceutical companies or academic institutions. Furthermore, academic institutions, governmental agencies and other public and private research organizations have conducted and will continue to conduct research, seek patent protection and establish arrangements for commercializing products. Such products may compete directly with any products that may be offered by us.

          Our competition will be determined in part by the potential indications for which our products are developed and ultimately approved by regulatory authorities. For certain of our potential products, an important factor in competition may be the timing of market introduction of our or our competitors’ products. Accordingly, the relative speed with which we can develop products, complete the clinical trials and approval processes and supply commercial quantities of the products to the market are expected to be important competitive factors. We expect that competition among products approved for sale will be based, among other things, on product efficacy, safety, reliability, availability, price, patent position and sales, marketing and distribution capabilities. The development by others of new treatment methods could render our products under development non-competitive or obsolete.

          Our competitive position also depends upon our ability to attract and retain qualified personnel, obtain patent protection or otherwise develop proprietary products or processes and secure sufficient capital resources for the often substantial period between technological conception and commercial sales.

Properties

          In November 2000, we relocated our headquarters from Lexington, Massachusetts to Berkeley Heights, New Jersey. We now lease approximately 93,000 square feet of office space in Berkeley Heights. Our annual rental costs for this space are approximately $2.52 million. Our lease on this space terminates in 2010.

          Our Salus facilities in Utah currently consist of 5,357 square feet of laboratory and office space at an annual cost of $0.11 million. We recently signed a five-year lease on 11,178 square feet of laboratory and office space at an annual rental cost of $0.19 million. The current lease will terminate when we occupy the newly-leased space, which we expect to occur in February 2004.

Legal Proceedings

JBL Scientifics, Inc.

          During May 2000, Promega notified Genta of two claims against Genta and Genta’s subsidiary, Genko Scientific, Inc. (formerly known as JBL Scientifics, Inc.), for indemnifiable damages in the aggregate amount of $2.82 million under the purchase agreement pursuant to which Promega acquired the assets of JBL. Promega’s letter stated that it intended to reduce to zero the principal amount of the $1.2 million promissory note it issued as partial payment for the assets of Genko Scientific, Inc. and that therefore Genta owed Promega approximately $1.6 million. On October 16, 2000 Genta filed suit in a U.S. District Court in California against Promega for the non-payment of the $1.2 million note plus accrued interest. On November 6, 2000, Promega filed a counterclaim alleging indemnifiable damages in the aggregate amount of $2.82 million. During the first quarter of 2001, we agreed to resolve the matter with Promega, and, in connection therewith, agreed to restructure its $1.2 million promissory note receivable to provide for a $0.2 million non-interest bearing note due to be repaid by Promega upon final resolution of certain environmental issues related to JBL and forgave all accrued interest. While we have resolved one of these environmental issues, we are awaiting final acceptance by the EPA of our settlement offer on the other environmental issue before the restructured note will be repaid by Promega. We are uncertain as to whether and when the EPA will issue such final acceptance.

         Genta Pharmaceutical Europe S.A.

          During 1995, Genta Pharmaceutical Europe S.A., or Genta Europe, a wholly-owned subsidiary of Genta, received funding in the form of a loan from ANVAR, a French government agency, of which the proceeds were intended to fund research and development activities. In October 1996, in connection with a restructuring of Genta’s operations, Genta terminated all scientific personnel of Genta Europe. In 1998, ANVAR asserted that Genta Europe was not in compliance with the ANVAR Agreement, notified Genta Europe of its demand for accelerated repayment of the loan and notified Genta that it was liable as a guarantor on the note. Based on the advice of French counsel, Genta does not believe that ANVAR is entitled to payment under the terms of the ANVAR Agreement, and that Genta will likely incur any liability in this matter, although there can be no assurances thereof. At June 30, 2003, we have accrued a net liability of $0.212 million related to this matter, which management believes is adequate to provide for this contingency.

         University of Pennsylvania

          In October 2002, a licensing officer from the University of Pennsylvania asserted a claim to a portion of the initial $40.0 million development funding we received from Aventis pursuant to the collaborative agreement between Genta and Aventis. In October 2003, we reached a settlement with the University of Pennsylvania with respect to this claim. Under the terms of the settlement, in exchange for an agreement by the University of Pennsylvania to forego any and all claims in the future to any portion of any milestone and other payments (other than royalty payments on sales) made to Genta pursuant to the collaborative agreement, Genta has agreed to make the following payments to the University of Pennsylvania: (i) $750,000 on November 5, 2003, (ii) $250,000 on February 2, 2004, (iii) $1.5 million upon the first new drug application or foreign equivalent approval of Genasense and (iv) provided that the first new drug application or foreign equivalent approval of Genasense has been received by Genta, $750,000 on the earlier of (a) the second new drug application or foreign equivalent approval of Genasense or (b) December 30, 2004.

MANAGEMENT

Directors and Executive Officers of Genta.

Name	Age	Position
Raymond P. Warrell, Jr., M.D	54	Chairman of the Board of Directors and Chief Executive Officer
William P. Keane	48	Vice President, Chief Financial Officer and Corporate Secretary
Loretta M. Itri, M.D	54	President, Pharmaceutical Development, and Chief Medical Officer
Bruce A. Williams	48	Senior Vice President, Sales and Marketing
Robert E. Klem, Ph.D.(1)	59	Vice President and Chief Technical Officer
Jerome E. Groopman, M.D.(2)	51	Director
Betsy McCaughey, Ph.D.(2)	55	Director
Daniel D. Von Hoff, M.D.(3)	56	Director
Harlan J. Wakoff(3)(4)	37	Director
Douglas G. Watson(3)(4)	58	Director
Michael S. Weiss(2)(3)	37	Director
Patrick J. Zenner(3)(4)	56	Director

(1)	Retired as of January 1, 2003.

(2)	Member of the Nominating and Corporate Governance Committee of the Board of Directors.

(3)	Member of the Compensation Committee of the Board of Directors.

(4)	Member of the Audit Committee of the Board of Directors.

        Raymond P. Warrell, Jr., M.D., 54, has been Chief Executive Officer and a member of the Board of Directors of Genta since December 1999 and Chairman since January 2001. From December 1999 to May 2003, he was also President of Genta. From 1980 to 1999, Dr. Warrell was associated with the Memorial Sloan-Kettering Cancer Center in New York, where he held tenured positions as Member, Attending Physician, and Associate Physician-in-Chief, and with the Joan and Sanford Weill Medical College of Cornell University, where he was Professor of Medicine. Dr. Warrell also has more than 20 years of development and consulting experience in pharmaceuticals and biotechnology products. He was a co-founder and chairman of the scientific advisory board of PolaRx Biopharmaceuticals, Inc., manufacturers of Trisenox(R), a drug for the treatment of acute promyelocytic leukemia, which was acquired by Cell Therapeutics, Inc. in January 2000. Dr. Warrell holds or has filed numerous patents and patent applications for biomedical therapeutic or diagnostic agents. He has published more than 100 peer-reviewed papers and more than 240 book chapters and abstracts, most of which are focused upon drug development in tumor-related diseases. Dr. Warrell is a member of the American Society of Clinical Investigation, the American Society of Hematology, the American Association for Cancer Research and the American Society of Clinical Oncology. Among many awards, he has received the U.S. Public Health Service Award for Exceptional Achievement in Orphan Drug Development from the FDA. Dr. Warrell is married to Dr. Loretta M. Itri, President, Pharmaceutical Development and Chief Medical Officer of Genta.

        Jerome E. Groopman M.D., 51, has been a member of Genta’s Board of Directors since November 2002. Dr. Groopman, who is Professor of Medicine and Chief of Experimental Medicine at the Beth Israel Deaconess Medical Center in Boston, also holds the Dina and Raphael Recanati Chair of Medicine at Harvard. Dr. Groopman has an extensive record of achievement in basic and clinical research related to cancer, hematology, and HIV infection. He has served on the Advisory Council to the National Heart, Lung and Blood Institute for AIDS-related diseases. He was Chairman of the Advisory Committee to the FDA for Biological Response Modifiers. In 2000, Dr. Groopman was elected to the Institute of Medicine of the National Academy of Sciences. Dr. Groopman also serves on many scientific editorial boards and has authored and published more than 150 scientific articles. Recently, he has written two books relating to the devastating personal impact of disease in people afflicted with AIDS and cancer entitled, “The

Measure of Our Days,” and “Second Opinions: Stories of Intuition and Choice in the Changing World of Medicine.” Among other periodicals, he is a frequent contributor to The New Yorker magazine, where he is staff writer on medicine and biology.

        Loretta M. Itri, M.D., F.A.C.P., 54, was appointed President, Pharmaceutical Development and Chief Medical Officer in May 2003 and was Executive Vice President, Clinical Development and Chief Medical Officer from March 2001 to May 2003. Previously, Dr. Itri was Senior Vice President, Worldwide Clinical Affairs, and Chief Medical Officer at Ortho Biotech Inc., a Johnson & Johnson company, from November 1990 until January 2000. As the senior clinical leader at Ortho Biotech and previously at J&J’s R.W. Johnson Pharmaceutical Research Institute (PRI), she led the clinical teams responsible for new drug application approvals for Procrit®. She had similar leadership responsibilities for the approvals of Leustatin™, Renova™, Topamax™, Levofloxin™, and Ultram™. Prior to joining J&J, Dr. Itri was associated with Hoffmann-La Roche Inc. from June 1982 until November 1990, most recently as Assistant Vice President and Senior Director of Clinical Investigations, where she was responsible for all phases of clinical programs in Immunology, Infectious Diseases, Antivirals, AIDS, Hematology, and Oncology. Under her leadership in the areas of recombinant proteins, cytotoxic drugs and differentiation agents, she compiled the first successful Product License Application (PLA) for an interferon product (Roferon-A™; interferon alfa). Dr. Itri is married to Dr. Raymond P. Warrell, Chief Executive Officer and Chairman of the Board of Directors of Genta.

        William P. Keane, 48, has been Vice President and Chief Financial Officer since October 2002, and was appointed Corporate Secretary in November 2002. Previously, he was Vice President of Sourcing, Strategy, and Operations Effectiveness at Bristol Myers Squibb, Inc. From 2000 to 2001, Mr. Keane served as CFO of Covance Biotechnology Services Inc., and from 1997 to 2000, he was Vice-President of Finance within the Global Manufacturing group at Warner-Lambert/Pfizer. From 1985 to 1997, he held positions of increasing responsibility in Finance and Operations at Ciba-Geigy/Novartis.

        Robert E. Klem, Ph.D., 59, was Vice President and Chief Technical Officer at the time of his retirement on January 1, 2003. Since January 1, 2003, Dr. Klem has been a consultant to Genta. Dr. Klem joined Genta in February 1991 and was promoted to Vice President in October of that year. He served as a Genta Director from 1991 until 2000. In 1973, Dr. Klem co-founded JBL Scientific, Inc., where he also served as Chairman of the Board. Dr. Klem was previously Plant Manager for E.I. DuPont in Victoria, Texas from 1970 to 1974.

        Betsy McCaughey, Ph.D., 55, has been a member of Genta’s Board of Directors since June 2001. Dr. McCaughey is a nationally recognized expert on health care. Dr. McCaughey has had a distinguished academic career as a faculty member at Columbia University and as John M. Olin Fellow at the Manhattan Institute. In the mid 1990s, she received broad recognition for her analysis of the Clinton health care plan. In 1995, she was elected Lieutenant Governor of New York and was a candidate for Governor in 1998. As Lieutenant Governor, she drafted legislation dealing with Medicaid reform, clinical trials access, hospital financing and insurance reform. She is currently an Adjunct Senior Fellow at the Hudson Institute and is a frequent commentator on the future of the health care industry. Dr. McCaughey has authored numerous articles on health insurance, medical innovation, government regulation and public policy, which have appeared in publications such as The Wall Street Journal, New Republic, The New York Times, and U.S. News and World Report.

        Daniel D. Von Hoff, M.D., F.A.C.P., 56, has been a member of Genta’s Board of Directors since January 2000. He is currently Professor of Medicine and Professor of Pathology, Molecular and Cellular Biology, Director of the Arizona Health Science Center’s Cancer Therapeutics Program at The University of Arizona in Tucson. He also serves as Executive Vice President of the Translational Genomics Research Institute (TGen), and will also serve as Director of TGen’s Translational Drug Development Division. Dr. Von Hoff is also Chief Scientific Officer for US Oncology. From 1985 through 1999, he was a professor at the University of Texas Health Science Center at San Antonio. From 1994 through 1999, he was also an adjunct scientist at the Southwest Foundation for Biomedical Research. Dr. Von Hoff has published more than 503 papers, 126 book chapters and more than 843 abstracts. Dr. Von Hoff is the former President of the American Association for Cancer Research, a Fellow of the American College of

Physicians and a member and past board member of the American Society of Clinical Oncology. He is a founder and board member of ILEX™ Oncology, Inc. Dr. Von Hoff has also served as a consultant to a number of biopharmaceutical companies engaged in oncology drug development. He is founder and the Editor Emeritus of Investigational New Drugs – The Journal of New Anticancer Agents and Editor of Molecular Cancer Therapeutics. He has played a significant role in the development of several anticancer agents, e.g. gemcitabine, CPT-11, docetaxel and others now used routinely in the practice of oncology.

        Harlan J. Wakoff, 37, has been a member of Genta’s Board of Directors since September 1997. Mr. Wakoff is a Managing Director in the Mergers & Acquisitions Group at J.P. Morgan Securities Inc. From 1996 to 1999 Mr. Wakoff was a Vice President of the Media and Entertainment Investment Banking Group at ING Baring Furman Selz LLC. He was previously affiliated with the investment banking groups at NatWest Markets from January 1995 to June 1996 and Kidder Peabody & Co. from August 1993 to January 1995.

        Douglas G. Watson, 58, has been a member of Genta’s Board of Directors since April 2002. Prior to taking early retirement in 1999, Mr. Watson spent 33 years with Geigy/Ciba-Geigy/Novartis, during which time he held a variety of positions in the U.K., Switzerland and the U.S. From 1986 to 1996, he was President of Ciba US Pharmaceuticals Division, and in 1996 he was appointed President & CEO of Ciba-Geigy Corporation. During this ten-year period, Mr. Watson was an active member of the Pharmaceutical Research & Manufacturers Association board in Washington, DC. Mr. Watson became President & CEO of Novartis Corporation in 1997 when the merger of Ciba-Geigy & Sandoz was approved by the Federal Trade Commission. Mr. Watson is currently Chairman of OraSure Technologies Inc. He also serves as a director on the boards of Engelhard Corporation and Dendreon Corporation, as well as a number of privately held biotechnology companies.

        Michael S. Weiss, 37, has been Vice Chairman of Genta’s Board of Directors since May 1997 and was appointed Lead Director in November 2002. Mr. Weiss is Chairman and CEO of Keryx Biopharmaceuticals, a drug development company focused on therapies for cancer and diabetes. Prior to joining Keryx, from March 1999 to December 2002, Mr. Weiss served first as Chief Executive Officer and Chairman and then as the Executive Chairman of ACCESS Oncology, Inc., a private biotechnology company dedicated to the in-licensing and development of clinical stage oncology drugs. Previously, from November 1993 to March 1999, Mr. Weiss was Senior Managing Director of Paramount Capital, Inc., a NASD registered broker-dealer. Prior to that, Mr. Weiss was an attorney at Cravath, Swaine & Moore.

        Bruce A. Williams, 48, Senior Vice President, Sales and Marketing since February 2001. Mr. Williams served most recently as Vice President, Sales and Marketing, at Celgene Corporation from July 1996 until March 2001, where he launched Thalomid(®), that company’s first pharmaceutical product. He was previously Executive Director for Marketing at Ortho Biotech, Inc., a Johnson & Johnson company, where he launched Procrit(®) (epoetin alfa). Previously, Mr. Williams held sales, marketing, advertising, and licensing/acquisition positions at Lederle, now a division of American Home Products, Inc., and at Organon, Inc.

        Patrick J. Zenner, 56, has been a member of Genta’s Board of Directors since December 2001. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and spent his entire career at Hoffmann-La Roche. During his first 12 years there, he held positions of increasing responsibility in sales, marketing, health care economics, public policy and governmental affairs. In 1982, he became Vice-President and General Manager of Roche Laboratories, and subsequently Director and Head of Global Pharma Marketing, Project Development and Regulation in Basel, Switzerland. In 1988, he became Senior Vice President, Pharmaceuticals Division and a member of the Board of Directors. From 1993 to his retirement in 2001, he served as President and CEO of Hoffmann-La Roche Inc., North America. Mr. Zenner currently serves on the Boards of Geron, Inc., Praecis Pharmaceuticals, Inc., Dendrite International, Inc, ArQule Inc., First Horizon Pharmaceutical Corp., West Pharmaceutical Services, CuraGen Corp., Exact Sciences Corp. and Xoma Ltd. He has also served as a member of the Board and the Executive Committee of both the Pharmaceutical Research & Manufacturers Association and the Biotechnology Industry Organization.

Compensation of Directors

          Employee directors of Genta receive no cash compensation for their Board membership. Non-employee directors of Genta receive $15,000 annual retainer for their services as directors, $1,500 for each board meeting attended in person, $750 for each board meeting attended telephonically and $2,500 per day for outside board or committee meeting activities. Non-employee committee members receive $1,000 per committee meeting attended in person and $750 per committee meeting attended telephonically. The Lead Director and each chair of a committee of the Board receive an additional $5,000 annual retainer. Non-employee directors are also reimbursed by Genta for their out-of-pocket expenses incurred in attending meetings of the Board of Directors and its committees. In addition, under our Amended Non-Employee Directors’ 1998 Stock Option Plan, non-employee directors currently receive a grant of 24,000 stock options upon their initial election to the Board and, thereafter, each member of the Board will receive an annual grant of 20,000 stock options at the first Board of Directors meeting they attend in person each year. Pending approval of an Amended Non-Employee Directors’ 1998 Stock Option Plan by stockholders at the next annual meeting, the Lead Director and each chair of a committee of the Board receive an additional annual grant of 5,000 stock options. Employee directors are eligible for stock options under our 1998 Stock Incentive Plan.

Executive Compensation

Summary Compensation Table

          The following table sets forth certain information regarding compensation paid to our Chief Executive Officer and the four other most highly paid executive officers during the year ended December 31, 2002.

	Annual Compensation						Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)		Bonus ($)	Other Annual Compensation		Securities Underlying Options (#)

Raymond P. Warrell, Jr., M.D.	2002	$325,000		$200,000	$16,289	(1)	300,000	(2)
Chairman, and	2001	325,000		100,000	18,037		300,000
Chief Executive Officer	2000	325,000		100,000	18,144		—

William P. Keane	2002	47,333	(3)	65,000	—		100,000	(4)
Vice President,
Chief Financial Officer and
Corporate Secretary

Loretta M. Itri, M.D.	2002	307,000		107,200	3,464	(5)	40,000	(6)
President, Pharmaceutical	2001	201,807		79,500	11,179		300,000
Development and Chief
Medical Officer

Bruce A. Williams	2002	203,200		50,800	—		35,000	(7)
Senior Vice President,	2001	161,125		39,000	—		150,000
Sales and Marketing

Robert E. Klem, Ph.D.	2002	214,300		42,900	5,848	(8)	15,000	(9)
Vice President and	2001	204,000		24,700	—		—
Chief Technical Officer

(1)	Includes $6,000 for auto allowance and $10,289 for life insurance.

(2)	Represents 300,000 options approved by the Board of Directors in January 2002 for milestones achieved in the year 2001 and excludes 300,000 options approved by the Compensation Committee of the Board of Directors in January 2003 as part of 2002 annual bonus.

(3)	Mr. Keane, who was hired in 2002, receives a base salary of $260,000 per annum, which was prorated during 2002.

(4)	Represents options issued upon employment.

(5)	Represents long-term disability insurance.

(6)	Represents 40,000 options approved in January 2002 as part of 2001 annual bonus and excludes 30,000 options approved in January 2003 as part of 2002 annual bonus.

(7)	Represents options approved in January 2002 as part of 2001 annual bonus and excludes 20,000 options approved in January 2003 as part of 2002 annual bonus.

(8)	Represents travel allowance.

(9)	Represents options approved in January 2002 as part of 2001 annual bonus. Dr. Klem retired from Genta on January 1, 2003, and these 15,000 options were cancelled upon his retirement from Genta.

Stock Options

          The following table sets forth certain information concerning grants of stock options made during 2002 to our Chief Executive Officer and the four other most highly paid executive officers during the year ended December 31, 2002.

Option Grants in Last Fiscal Year
	Number Of	Percent Of
	Securities	Total Options
	Underlying	Granted To			Grant Date
	Options	Employees In	Exercise Price	Expiration	Present
Name	Granted	Fiscal Year	($/Share)	Date	Value (1)

Raymond P. Warrell, Jr., M.D.	300,000(2)	23.5%	$13.70	Jan. 25, 2012	$ 2,102,187
William P. Keane	100,000(3)	7.9%	7.38	Oct. 28, 2012	377,473
Loretta M. Itri, M.D.	40,000(4)	3.1%	13.70	Jan. 25, 2012	280,292
Bruce A. Williams	35,000(5)	2.8%	13.70	Jan. 25, 2012	245,255
Robert E. Klem, Ph.D.	15,000(6)	1.2%	13.70	N/A (6)	N/A (6)

(1)	These amounts represent the estimated fair value of stock options, measured at the date of grant using the Black-Scholes option-pricing model. There are four underlying assumptions in developing the grant valuations: an expected volatility of 65%, an expected term of exercise of four years, a range of risk free interest rates of 2.8% and a dividend yield of 0%. The actual value, if any, an officer may realize will depend on the amount by which the stock price exceeds the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized by an officer will be at or near the value estimated above. These amounts should not be used to predict stock performance.

(2)	Represents options approved by the Compensation Committee of the Board of Directors in January 2002 for milestones achieved in the year 2001 and excludes 300,000 options approved by the Compensation Committee of the Board of Directors in January 2003 as part of 2002 annual bonus.

(3)	Represents options issued upon employment.

(4)	Represents options approved in January 2002 as part of 2001 annual bonus and excludes 30,000 options approved in January 2003 as part of 2002 annual bonus.

(5)	Represents options approved in January 2002 as part of 2001 annual bonus and excludes 20,000 options approved in January 2003 as part of 2002 annual bonus.

(6)	Represents options approved in January 2002 as part of 2001 annual bonus that were cancelled upon Dr. Klem’s retirement from Genta.

Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

          The following table sets forth certain information with respect to aggregate option exercises in the fiscal year ended December 31, 2002 by our Chief Executive Officer and the four other most highly paid executive officers during the year ended December 31, 2002, and with respect to the unexercised options as of December 31, 2002 held by our Chief Executive Officer and the four other most highly paid executive officers during the year ended December 31, 2002:

			Number of Securities		Value of Unexercised
			Underlying Unexercised		In-The-Money Options
			Options at Fiscal Year End		at Fiscal Year End (1)

	Shares
	Acquired	Value
Name	On Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Raymond P. Warrell, Jr., M.D.	—	—	4,119,385	1,243,877	$19,930,679	$3,986,136
William P. Keane	—	—	—	100,000	—	31,000
Loretta M. Itri, M.D.	—	—	60,000	280,000	117,600	470,400
Bruce A. Williams	—	—	37,500	147,500	38,775	116,325
Robert E. Klem, Ph.D.	65,000	$807,407	557,353	25,000	3,669,960	—

(1)	Calculated on the basis of the market value of the underlying securities as of December 31, 2002 ($7.69 per share), minus the exercise price, and excludes options approved in January 2003 as part of 2002 annual bonus.

Equity Compensation Plan Information

Number of securities
remaining available
for future issuance
	Number of securities		under equity
	to be issued upon	Weighted-average	compensation plans
	exercise of	exercise price of	(excluding securities
	outstanding options,	outstanding options,	reflected in the first
Plan category	warrants and rights	warrants and rights	column)

Equity compensation plans approved by
security holders	9,368,336	$5.13	4,817,519
Equity compensation plans not approved
by security holders (1)	-	-	-

(1)	None.

Employment and Consulting Agreements

          Pursuant to an employment agreement dated as of December 1, 2002 between Genta and Dr. Warrell and signed May 16, 2003, Dr. Warrell continues to serve as Chairman and Chief Executive Officer of Genta. Dr. Warrell’s 2003 employment agreement will expire on December 31, 2005. Under his 2003 employment agreement, Dr. Warrell receives a base salary of $400,000 per annum with annual percentage increases equal to at least the Consumer Price Index for the calendar year preceding the year of the increase. In the event Genta terminates his employment without cause (as defined in the 2003 Agreement) or Dr. Warrell terminates his employment for good reason (as defined in the 2003 Agreement), Dr. Warrell becomes entitled to receive, as severance, the base salary he would have received during the twelve-month period following the date of termination. At the end of each calendar year, Dr. Warrell is eligible for an annual bonus ranging from 0% to 60% of annual base salary, subject to the achievement of agreed-upon goals and objectives. Dr. Warrell is entitled to receive (i) an initial option grant of 1,000,000 stock options, of which (a) 500,000 shares should vest immediately in the event that the average share price exceeds $20.00 for seven consecutive trading days and (b) the remaining 500,000 shares should vest immediately in the event that the average share price exceeds $30.00 for seven consecutive trading days; (ii) annual stock options for the purchase of up to 225,000 shares of common stock, depending upon the achievement of agreed-upon goals and objectives. Dr. Warrell continues to be entitled to any and all medical insurance, dental insurance, group health, disability insurance and other benefit plans, which are generally available to Genta’s senior executives.

          Pursuant to an employment agreement dated as of August 5, 2003, between Genta and Dr. Itri, Dr. Itri was appointed President, Pharmaceutical Development, and Chief Medical Officer of Genta as of March 28, 2003. The employment agreement has an initial term of three years, beginning March 28, 2003 and continuing through March 27, 2006. The agreement provides for a base annual salary of

$400,000, and an annual cash bonus ranging from 0% to 50% of her base salary to be paid if mutually agreed-upon goals and objectives are achieved for the year. Dr. Itri was also granted an incentive stock option to purchase 300,000 shares of Genta’s common stock at an exercise price of $11.95 per share, one third of the shares to become exercisable upon the first FDA approval of Genasense, one third of the shares to become exercisable upon FDA approval of Genasense in any second indication, and one third of the shares to become exercisable upon FDA approval of Genasense in any of the following indications: non-small cell lung cancer, breast, colorectal, prostate or non-Hodgkin’s Lymphoma.

          Pursuant to a consultancy agreement dated as of December 13, 2002 between Genta and Dr. Klem, Dr. Klem’s services were retained for a term of one year through December 31, 2003. The consultancy agreement provides for fixed monthly payments in the aggregate of $99,000, in addition to travel reimbursements.

Compensation Committee Interlocks and Insider Participation

          None of the members of the Compensation Committee had any “interlock” relationship to report during our fiscal year ended December 31, 2002.

RELATIONSHIPS AND RELATED TRANSACTIONS

          Michael S. Weiss, Vice Chairman of Genta’s board of directors, is a managing director of Genta Jago Technologies, B.V., a joint venture that is 50% owned by Genta.

          J.P. Morgan Securities Inc., of which our director Harlan J. Wakoff is a Managing Director, provided advice to us in 2002 on our collaborative agreements with Aventis. Mr. Wakoff did not participate in the decision to engage J.P. Morgan Securities Inc. in connection with the collaborative agreements.

PRINCIPAL AND SELLING STOCKHOLDERS

          The selling stockholders are offering and selling a total of 671,412 shares of Genta common stock under this prospectus. The shares being offered under this prospectus were originally issued to the selling stockholders in connection with Genta’s acquisition of Salus Therapeutics, Inc. in August 2003. In connection with this acquisition, we agreed to register these shares under the Securities Act.

          The following table sets forth, to the best of our knowledge, based on information provided to us by the selling stockholders:

•	the number of shares of Genta common stock owned by each selling stockholder; and

•	the number of shares being offered by each selling stockholder under this prospectus.

          All information with respect to share ownership has been provided by the selling stockholders. Except as described below, none of the selling stockholders holds any position or office with, or has otherwise had a material relationship with, Genta for the past three years. Since the date on which the selling stockholders provided this information, they may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock in transactions exempt from the registration requirements of the Securities Act.

          None of the selling stockholders beneficially owns 1% or more of our outstanding common stock.

          The selling stockholders will determine the actual number of shares, if any, that they will sell. Because the selling stockholders may sell all, some or none of the shares of common stock that they hold and offer, we are unable to estimate the amount or percentage of shares of common stock that they will hold after completion of the offering.

	Number of Shares of Common	Number of Shares of Common
Name	Stock Beneficially Owned (1)	Stock Being Offered

Thomas N. Parks	5,297	3,443
Dinesh Patel(2)	28,183	18,319
Ramesh Prakash, Ph.D.(3)	18,089	11,758
Paradigm Resources, L.C.	17,142	11,142
Duane E. Ruffner(4)	28,658	18,319
Willem Spiegel	2,759	1,832
University of Utah Research Foundation(5)	7,864	5,112
Utah Ventures II, L.P.	680,432	442,281
vSpring, L.P.	170,350	110,731
vSpring Partners, L.P.	21,701	14,106
WS Investment Company, LLC	5,297	3,443
Other Selling Stockholders	46,153	30,926

Total	1,031,925	671,412

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	By virtue of his position as Managing Director of the general partner of vSpring, L.P. and vSpring Partners, L.P. Mr. Patel may be considered the beneficial owner of 170,350 shares of common stock held by, and 110,731 shares of common stock being offered by, vSpring, L.P. and 21,701 shares held by, and 14,106 shares of common stock being offered by, vSpring Partners, L.P.

(3)	From August 21, 2003 to September 25, 2003, Mr. Prakash was an employee of Genta.

(4)	Since August 21, 2003, Mr. Ruffner has been an employee of Genta.

(5)	The University of Utah Research Foundation is the licensor of certain technology to Genta.

          The following table sets forth as of October 15, 2003 certain information with respect to the beneficial ownership of common stock of:

•	each of our directors;

•	each of our Chief Executive Officer and the four other most highly paid executive officers during the year ended December 31, 2002; and

•	each person known to us to own beneficially five percent or more of our outstanding common stock

As of October 15, 2003, each share of series A convertible preferred stock was convertible at the option of the holder into approximately 6.8334 shares of common stock. Except as required by law or with respect to the creation or amendment of senior classes of preferred stock or creation of different series or classes of common stock, and in certain other instances, the holders of series A convertible preferred stock do not have voting rights until such shares are converted into common stock. The conversion price and the numbers of shares of common stock issuable upon conversion of the series A convertible preferred stock may be adjusted in the future, based on the provisions in our restated certificate of incorporation, as amended.

	Number of Shares of	Percent of Class of
	Common Stock	Common Stock
Name and Address (1)	Beneficially Owned (2)	Beneficially Owned (3)

Raymond P. Warrell, Jr., M.D.	4,260,185 (4)	5.3%
William P. Keane	31,000 (5)	*
Loretta M. Itri, M.D.	146,995 (6)	*
Bruce A. Williams	92,750 (7)	*
Robert E. Klem, Ph.D.	104,353 (8)	*
Jerome E. Groopman, M.D.	28,000 (9)	*
Betsy McCaughey, Ph.D.	69,334 (9)	*
Daniel D. Von Hoff, M.D.	121,667 (9)	*
Harlan J. Wakoff	237,500 (9)	*
Douglas G. Watson	63,000 (10)	*
Michael S. Weiss	837,272 (11)	1.1%
Patrick J. Zenner	48,000 (9)	*
Lindsay A. Rosenwald, M.D.
787 Seventh Avenue
New York, NY 10019	23,183,944 (12)	28.6%
Garliston Limited
c/o Aventis Pharmaceuticals Inc.
300 Somerset Corporate Blvd.
Bridgewater, NJ 08807	6,665,498 (13)	8.8%
All Directors and Executive Officers as a group	6,040,056 (14)	7.4%

*	Less than one percent (1%).

(1)	Unless otherwise indicated, the address of each named holder is c/o Genta Incorporated, Two Connell Drive, Berkeley Heights, NJ 07922.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options exercisable within 60 days of October 15, 2003 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Based on 76,263,984 shares of common stock outstanding as of October 15, 2003.

(4)	Consists of 50,800 shares of common stock, 10,000 shares of common stock related to the asset purchase agreement with Relgen LLC, a privately held corporation, of which Dr. Warrell is the majority stockholder, 5,000 shares held by Dr. Warrell’s child’s custodial account and 4,194,385 shares of common stock issuable upon exercise of currently exercisable stock options. Excludes 15,995 shares of common stock held by Dr. Warrell’s wife, Dr. Itri, issued as a hiring bonus and 1,000 shares of common stock held by Dr. Itri’s individual retirement account. Dr. Warrell disclaims beneficial ownership of such shares.

(5)	Consists of 6,000 shares of common stock and 25,000 shares of common stock issuable upon exercise of currently exercisable stock options.

(6)	Consists of 16,995 shares of common stock and 130,000 shares of common stock issuable upon exercise of currently exercisable stock options. Excludes 10,000 shares held by a privately held corporation, of which Dr. Itri’s husband, Dr. Warrell, is the majority stockholder, 50,800 shares of common stock held by Dr. Warrell’s Individual Retirement Account and 5,000 shares held by Dr. Warrell’s child’s custodial account. Dr. Itri disclaims beneficial ownership of such shares.

(7)	Consists of 9,000 shares of common stock and 83,750 shares of common stock issuable upon exercise of currently exercisable stock options.

(8)	Consists of 104,353 shares of common stock issuable upon exercise of currently exercisable stock options and excludes 12,000 shares held by Dr. Klem’s children’s individual retirement accounts.

(9)	Consists of shares issuable upon exercise of currently exercisable stock options.

(10)	Consists of 15,000 shares of common stock and 48,000 shares of common stock issuable upon exercise of currently exercisable stock options.

(11)	Consists of 601,438 shares of common stock, and 235,834 shares of common stock issuable upon exercise of currently exercisable stock options.

(12)	Dr. Rosenwald may be deemed to have shared voting and investment power over the 17,936,016 shares of common stock and 250,800 shares of series A convertible preferred stock (which are convertible into 1,713,817 shares of common stock) that may be deemed to be beneficially owned by Paramount Capital Asset Management, Inc., or Paramount, of which Dr. Rosenwald is the sole stockholder. Paramount Capital Asset Management, Inc. may be deemed to have shared voting and investment power over: (i) 2,261,680 shares of common stock held by Aries Select I, LLC, (ii) 4,729,299 shares of common stock held by Aries Select Limited, a Cayman Islands trust, (iii) 513,546 shares of common stock held by Aries Select II, LLC, (iv) 5,797,807 shares of common stock held by Aries Master Fund II, LP, (v) 4,047,582 shares of common stock held by Aries Domestic Fund, LP, (vi) 586,102 shares of common stock held by Aries Domestic Fund II, LP, (vii) 76,813 shares of series A convertible preferred stock (convertible into 528,735 shares of common stock) held by Aries Select I, LLC, (viii) 158,081 shares of series A convertible preferred stock (convertible into 1,080,231 shares of common stock) held by Aries Select Limited, (ix) 15,906 shares of series A convertible preferred stock (convertible into 108,692 shares of common stock) held by Aries Select II, LLC. Paramount Capital Asset Management Inc. is the General Partner and Investment Advisor of Aries Select Fund I and Aries Select Fund II and the Investment Advisor of Aries Limited.

In addition, Dr. Rosenwald’s holdings include 15,000 shares of common stock and 3,519,117 shares of common stock issuable upon exercise of currently exercisable warrants, over which Dr. Rosenwald may be deemed to have sole voting and investment power. Such warrants consist of 3,261,896 shares of common stock issuable upon conversion of 25.83 unit purchase options relating to warrants issued in June 1997, 68,500 shares of common stock issuable upon exercise of certain warrants issued in August 1999, 158,683 shares of common stock issuable upon exercise of certain warrants issued in December 1999 and 30,038 shares of common stock issuable upon exercise of certain warrants issued in December 2001.

(13)	Aventis Pharmaceuticals Inc. may be deemed to have shared voting and investment power over 6,665,498 shares of common stock held by Garliston Limited. These shares were issued to Garliston Limited in connection with our collaborative agreements with Aventis.

(14)	Consists of 714,233 shares of common stock and 5,325,823 shares of common stock issuable upon exercise of currently exercisable stock options.

DESCRIPTION OF CAPITAL STOCK

          Our authorized capital stock consists of 120,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

          The following descriptions are summaries of the material terms of our restated certificate of incorporation and bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, the restated certificate of incorporation and bylaws, copies of which are filed with the SEC as exhibits to the registration statement of which this prospectus is a part, and applicable law.

General

          The authorized capital stock of Genta consists of 120,000,000 shares of common stock and 5,000,000 shares of preferred stock.

Common Stock

          As of October 15, 2003, there were 76,263,984 shares of common stock outstanding. Except as required by law or by the restated certificate of incorporation, holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See “Dividend Policy.” In the event of a liquidation, dissolution or winding up of Genta, holders of the common stock and the preferred stock are entitled to share ratably on an as-converted basis in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock. Holders of common stock have no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

          The Board of Directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could adversely affect the voting power of holders of common stock and could have the effect of delaying, deferring or preventing a change in control of Genta without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Rights Agreement

          On December 16, 1993, our board of directors declared a dividend distribution of one share purchase right for each outstanding share of our common stock. The description and terms of the rights are set forth in a Rights Agreement between Genta and First Interstate Bank of California, as rights agent, as amended in 1997.

Anti-takeover Effects

          The rights may have anti-takeover effects. If the rights become exercisable, the rights will cause substantial dilution to a person or group that attempts to acquire or merge with us in most cases. Accordingly, the existence of the rights may deter a potential acquiror from making a takeover proposal or tender offer. The rights should not interfere with any merger or other business combination approved by our board of directors since we may redeem the rights as described below and since a transaction approved by our board of directors would not cause the rights to become exercisable.

Exercisability of Rights

          The rights attach to all our common stock certificates representing shares then outstanding, and no separate rights certificates are distributed. Except as set forth below, each right, when exercisable, entitles the registered holder to purchase from Genta one one-thousandth share of a new series of preferred stock, designated as Series F Participating Preferred Stock, $0.001 par value, at a price of $50.00 per share, subject to adjustment. For the purposes of the rights agreement, an acquiring person is a person or group besides our company, Lindsay Rosenwald and the Paramount and Aries entities, prior to the distribution, who has acquired or obtained the rights to acquire beneficial ownership of 15% or more of the voting power of all our outstanding voting securities.

          The rights will separate from the common stock and a distribution date will occur upon the earlier of:

•	a public announcement that a person or group of affiliated or associated persons has become an acquiring person; or

•	10 days (unless that date is extended by our board of directors) following the commencement of (or a public announcement of an intention to make) a tender offer or exchange offer which would result in any person or group of related persons becoming an acquiring person.

          The rights are not exercisable until the distribution date.

“Flip Over” Feature

          In the event that, after the first date of public announcement by Genta or an acquiring person that there is an acquiring person, Genta is involved in a merger or other business combination transaction (whether or not Genta is the surviving corporation) or 50% or more of Genta’s assets or earning power are sold (in one transaction or a series of transactions), each holder of a right, except for the acquiring person, shall have the right to receive, upon the exercise of the right, at the then current exercise price of the right, the number of shares of common stock of the acquiring company’s capital stock having a value equal to twice the exercise price of the right. This right is referred to as the merger right.

“Flip In” Feature

          In the event that a person becomes an acquiring person (unless through a permitted offer, which is an offer that is pursuant to a tender offer or exchange offer for all outstanding shares of our common stock at a price and on terms determined prior to the date of the first acceptance of payment for any of these shares by at least a majority of the members of our board of directors who are not officers of Genta and are not acquiring persons or affiliates or associates thereof to be both adequate and otherwise in the best interests of Genta and our stockholders), each holder of a right will for a 60-day period (subject to extension under some circumstances) thereafter have a right to receive upon exercise shares of common stock, as the case may be, having a market value of two times the exercise price of the right, to the extent available, and then (after all authorized and unreserved shares of common stock have been issued) a common stock equivalent (such as preferred stock or another equity security with at least the same economic value as the common stock) having a market value of two times the exercise price of the right, with common stock to the extent available being issued first. This right is referred to as the subscription right.

          The holder of a right will continue to have the merger right whether or not that holder exercises the subscription right. Notwithstanding the foregoing, upon the occurrence of any of the events giving rise to the exercisability of the merger right or the subscription right, any rights that are or were at any time after the distribution date owned by an acquiring person shall immediately become null and void.

“Exchange” Feature

          Subject to applicable law, our board of directors, at its option, may at any time after a person becomes an acquiring person (but not after the acquisition by that person of 50% or more of the outstanding common stock), exchange all or part of the then outstanding and exercisable rights (except for rights which have become void) for shares of common stock equivalent to one share of common stock per right or, alternatively, for substitute consideration consisting of cash, securities of Genta or other assets (or any combination thereof).

Redemption of Rights

          At any time prior to the earlier to occur of:

•	a person becoming an acquiring person or

•	the expiration of the rights,

          Genta may redeem the rights in whole, but not in part, at a redemption price of $.01 per right, which redemption shall be effective upon the action of our board of directors. Additionally, Genta may thereafter redeem the then outstanding rights in whole, but not in part, at the redemption price:

•	if that redemption is incidental to a merger or other business combination transaction or series of transactions involving Genta but not involving an acquiring person or related persons, or

•	following an event giving rise to, and the expiration of the exercise period for, the subscription right if and for as long as an acquiring person beneficially owns securities representing less than 15% of the voting power of Genta’s voting securities.

          These redemption of rights shall be effective only as of that time when the subscription right is not exercisable, and in any event, only after ten business days’ prior notice. Upon the effective date of the redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Adjustment of Rights

          The purchase price payable, and the number of shares of preferred stock or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of the preferred stock;

•	upon the grant to holders of the preferred stock of particular rights or warrants to subscribe for preferred stock, convertible securities or securities having the same or more favorable rights, privileges and preferences as the preferred stock at less than the current market price of the preferred stock; or

•	upon the distribution to holders of the preferred stock of evidences of indebtedness or assets (excluding regular quarterly cash dividends out of earnings or retained earnings) or of subscription rights or warrants (other than those referred to above).

          With some exceptions, no adjustments in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in that purchase price. No fractions of shares will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the common stock on the last trading date prior to the date of exercise.

Termination of Rights

          The rights will expire on the earliest of:

•	December 16, 2003;

•	consummation of a merger transaction with a person or group who acquired common stock pursuant to a permitted offer, and is offering in the merger the same price per share and form of consideration paid in the permitted offer; or

•	redemption by Genta as described under “Redemption of Rights”.

Series F Participating Preferred Stock

          Each share of the Series F Participating Preferred Stock that is purchasable upon exercise of the rights will be:

•	nonredeemable and junior to any other series of preferred stock Genta may issue (unless otherwise provided in the terms of that stock);

•	will have a preferential quarterly dividend in an amount equal to 1,000 times the dividend declared on each share of common stock, but in no event less than $100;

•	in the event of liquidation, the holders of preferred stock will receive a preferred liquidation payment equal to the greater of 1,000 times $1.00 or 1,000 times the payment made per each share of common stock;

•	will have 1,000 votes, voting together with the shares of common stock; and

•	in the event of any merger, consolidation or other transaction in which shares of common stock are exchanged, each share of preferred stock will be entitled to receive 1,000 times the amount and type of consideration received per share of common stock.

          The rights of our preferred stock as to dividends, liquidation and voting, and in the event of mergers and consolidations, are protected by customary antidilution provisions. Fractional shares of preferred stock will be issuable; however, Genta may elect to distribute depositary receipts in lieu of those fractional shares. In lieu of fractional shares other than fractions that are multiples of one one-thousandth of a share, an adjustment in cash will be made based on the market price of the preferred stock on the last trading date prior to the date of exercise.

          Until a right is exercised, the holder thereof, as such, will have no rights as a stockholder of Genta, including, without limitation, the right to vote or to receive dividends.

Series A Convertible Preferred Stock

General

          We are authorized to issue 600,000 shares of series A convertible preferred stock. As of June 30, 2003, 260,500 shares are issued and outstanding.

          Each share of series A convertible preferred stock is immediately convertible, into shares of our common stock, at a rate determined by dividing the aggregate liquidation preference of the series A convertible preferred stock by the conversion price. The conversion price is subject to adjustment for antidilution. As of October 15, 2003, each share of series A convertible preferred stock was convertible into 6.8334 shares of our common stock.

          In the event of a liquidation of Genta, the holders of series A convertible preferred stock are entitled to a liquidation preference equal to $50 per share, or $13.025 million at June 30, 2003.

Options, Warrants and Convertible Securities

          As of October 15, 2003, we had options, warrants, convertible preferred stock and convertible debt outstanding exercisable for or convertible into 18,474,636 additional shares.

Delaware Anti-Takeover Law

          Under Section 203 of the Delaware General Corporation Law certain “business combinations” between a Delaware corporation, whose stock generally is publicly traded or held of record by more than 2,000 stockholders, and an “interested stockholder” are prohibited for a three-year period following the date that such stockholder became an interested stockholder, unless

•	the corporation has elected in its certificate of incorporation not to be governed by Section 203 (we have not made such an election);

•	the business combination was approved by the board of directors of the corporation before the other party to the business combination became an interested stockholder;

•	upon consummation of the transaction that made it an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction (excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. A “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to Genta and, accordingly, may discourage attempts to acquire Genta even though such a transaction may offer Genta’s stockholders the opportunity to sell their stock at a price above the prevailing market price.

Advance Notice Requirements for Stockholder Proposals

          The bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not less than 50 calendar days nor more than 75 calendar days prior to the meeting; provided, that if less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received not later than the close of business on the 15th day following the day on which notice of the date of the annual meeting was mailed or such public disclosure was made. The bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may discourage stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Limits on Special Meetings

          Genta’s bylaws provide that special meetings of the stockholders of Genta may be called only by the Chairman of the Board or the Chief Executive Officer of Genta or by a resolution adopted by the affirmative vote of a majority of the Board of Directors.

Listing

          Our common stock is listed on the Nasdaq National Market under the symbol “GNTA”.

Transfer Agent and Registrar

          The Transfer Agent and Registrar for the common stock is Mellon Investor Services.

COMMON STOCK ELIGIBLE FOR FUTURE SALE

          All of the 671,412 shares of our common stock sold in the public market in this offering will be eligible for immediate resale in the public market without restriction, except for any of those shares that are beneficially owned at any time by our affiliates, as defined in Rule 144 of the Securities Act, which sales will be subject to the timing, volume and manner of sale limitations of Rule 144.

          In general, under Rule 144 as currently in effect, each of our affiliates will be entitled to sell, without registration, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, or the average weekly trading volume of our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about us.

          As of October 15, 2003, there were 4,299,633 shares of common stock available for grant of options and other stock-based awards under our compensation plans, and options for 10,989,268 shares of common stock are outstanding. These shares have been or will be registered on Form S-8 and will be eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates.

          In addition to the shares covered by this registration statement, we have agreed to register any shares beneficially owned by the selling stockholders and not covered by this registration statement upon expiration of the escrow agreement relating to them, as well as shares issued to former Salus stockholders as a result of the occurrence of a milestone as specified in the merger agreement. These milestone payments may aggregate to as much as $17.0 million of our common stock. These stockholders are also entitled, subject to certain restrictions, to have these shares included in any registered public offering of common stock by Genta.

          Aventis (and any of its permitted assignees), as the holder of 6,665,498 shares of common stock issued as part of the collaborative agreement entered into between Genta and Aventis in April 2002, may require Genta to register these shares within 90 days after making a written request at any time after April 2004. In addition, in the event that Genta has converted any portion of the $10.0 million convertible note issued to Aventis as part of the collaborative agreement, Genta is required to file a registration statement within 90 days after a written request has been made by Aventis. Aventis is also entitled, subject to certain restrictions, to have these shares included in any registered public offering of common stock by Genta after April 2004. The foregoing registration rights terminate when all these shares been sold by or may be sold without registration pursuant to the exemptions provided by Rule 144(k) under the Securities Act.

PLAN OF DISTRIBUTION

          We are registering the shares of Genta common stock offered under this prospectus on behalf of the selling stockholders. As used herein, “selling stockholders” includes donees and pledgees selling shares received from the selling stockholders after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

          The shares may be sold from time to time by the selling stockholders. The selling stockholders may from time to time sell their shares directly to purchasers or, alternatively, through underwriters, broker-dealers or agents. These shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (a) on any national securities exchange or quotation service on which these shares may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or services or in the over-the-counter market or (d) through the writing of options. In connection with sales of these shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of these shares in the course of hedging the positions they assume. The selling stockholders may also sell their shares short and deliver their shares to close out such short positions, or loan or pledge their shares to broker-dealers that in turn may sell such securities.

          If the selling stockholders effect these transactions by selling their shares through broker-dealers (which may act as agents or principals), these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act, or to contribute to payments which the selling stockholders may be required to make in respect thereof.

          Because the selling stockholders may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

          The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

          Upon being notified by any selling stockholder that he has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement or an amendment to this prospectus, if required, under the Securities Act, disclosing material terms of such arrangement, including but not limited to:

•	the name of the selling stockholder and the participating broker-dealers;

•	the number of shares involved;

•	the price at which the shares were sold;

•	the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

•	that the broker-dealers did not conduct any investigations to verify the information set out or incorporated by reference in this prospectus; and

•	other facts material to the transaction.

          We have agreed with the selling stockholders to keep the registration statement, of which this prospectus is a part, effective for a period ending on the earlier of (i) the date on which all shares offered under this prospectus have been sold, or (ii) the date on which the shares offered hereby can be sold without volume limitations under Rule 144 under the Securities Act.

          Genta common stock is listed on the Nasdaq National Market under the symbol “GNTA”.

LEGAL MATTERS

          Certain legal matters relating to the shares of common stock offered hereby have been passed upon for Genta by Davis Polk & Wardwell, New York, New York.

EXPERTS

          The financial statements of Genta Incorporated as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and the financial statements of Salus Therapeutics, Inc. as of December 31, 2002 and for the year then ended, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement, and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

          We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC’s Internet website at http://www.sec.gov. You can also read and copy this material at the SEC’s public reference room, located at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. The reference to the Uniform Resource Locator of the SEC’s website is intended to be an inactive textual reference only.

          We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

Genta Incorporated
Attention: Investor Relations
Two Connell Drive
Berkeley Heights, NJ 07922
(908) 286-9800

          This prospectus is part of a registration statement on Form S-1 we filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and our common stock. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements. The registration statement, including the exhibits and schedules thereto, are also available for reading and copying at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

          We make available free of charge on our internet website (http://www.genta.com) our annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

Genta Incorporated
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value data)	June 30, 2003	December 31, 2002

	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$38,915	$32,700
Short-term investments (Note 2)	58,274	81,016
Accounts receivable (Note 3)	19,585	14,574
Notes receivable	275	200
Other current assets	2,123	1,458

Total current assets	119,172	129,948
Property and equipment, net	3,565	3,256
Notes receivable	1,465	-
Intangibles, net	1,151	1,440
Other assets	1,716	1,775

Total assets	$127,069	$136,419

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,093	$27,683
Note payable	-	490
Accrued expenses	7,372	4,740
Deferred revenues, current portion	5,237	5,237
Other current liabilities	212	212

Total current liabilities	17,914	38,362
Deferred revenues (Note 5)	38,736	41,354
Convertible debt (Note 6)	10,000	10,000
Line of credit (Note 7)	25,000	-

Total liabilities	91,650	89,716

Commitments and contingencies
Stockholders’ equity:

Preferred stock, Series A convertible preferred stock, $.001 par value; 600 shares authorized,
261 shares issued and outstanding at June 30, 2003 and December 31, 2002, respectively;
liquidation value of $13,025	-	-
Common stock, $.001 par value; 120,000 shares authorized, 74,853 and 74,168 shares issued and
74,409 and 73,775 outstanding at June 30, 2003 and December 31, 2002, respectively	75	74
Additional paid-in capital	324,792	322,997
Accumulated deficit	(286,211)	(273,190)
Deferred compensation	(409)	(697)
Accumulated other comprehensive (loss) income	(19)	25

Total stockholders’ equity	38,228	49,209
Cost of treasury stock: 444 and 393 shares at June 30, 2003 and December 31, 2002, respectively	(2,809)	(2,506)

Total stockholders’ equity	35,419	46,703

Total liabilities and stockholders’ equity	$127,069	$136,419

See accompanying notes to consolidated financial statements.

Genta Incorporated
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2003	2002	2003	2002

Revenues:
License fees and royalties (Note 5)	$276	$214	$542	$219
Development funding (Note 5)	1,044	696	2,087	696

	1,320	910	2,629	915
Costs and expenses:
Research and development (Note 4)	(1,322)	9,693	4,978	19,530
General and administrative (Note 4)	6,131	8,247	10,911	11,049
Compensation expense related to stock options	144	238	288	477

	4,953	18,178	16,177	31,056

Loss from operations	(3,633)	(17,268)	(13,548)	(30,141)
Other income (expense):
Other income, principally net interest income	435	299	887	545
Interest expense	(220)	(100)	(360)	(100)

	215	199	527	445

Net loss applicable to common shares	$(3,418)	$(17,069)	$(13,021)	$(29,696)

Net loss per common share	$(0.05)	$(0.25)	$(0.18)	$(0.44)

Shares used in computing net loss per common share	74,442	69,184	74,338	67,862

See accompanying notes to consolidated financial statements.

Genta Incorporated
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended June 30,
(In thousands)	2003	2002

Operating activities
Net loss	$(13,021)	$(29,696)
Items reflected in net loss not requiring cash:
Depreciation and amortization	1,040	768
Loss on disposition of patents and equipment	-	10
Compensation expense related to stock options	288	477
Changes in operating assets and liabilities:
Accounts and notes receivable (Note 3)	(6,551)	(7,126)
Prepaids and other assets	(606)	(5,579)
Accounts payable, accrued expenses and other current liabilities	(23,066)	48,985

Net cash (used in) provided by operating activities	(41,916)	7,839

Investing activities
Purchase of available-for-sale short-term investments	(38,000)	-
Maturities and sales of available-for-sale short-term investments	60,698	15,566
Purchase of property and equipment	(1,060)	(1,179)

Net cash provided by investing activities	21,638	14,387

Financing activities
Issuance of common stock from private placement, net	-	71,035
Issuance of convertible debt	-	10,000
Proceeds from line of credit (Note 7)	25,000	-
Purchase of treasury stock (Note 8)	(303)	(74)
Proceeds from exercise of warrants and options	1,796	1,758

Net cash provided by financing activities	26,493	82,719

Increase in cash and cash equivalents	6,215	104,945
Cash and cash equivalents at beginning of period	32,700	38,098

Cash and cash equivalents at end of period	$38,915	$143,043

See accompanying notes to consolidated financial statements.

Genta Incorporated
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003
(Unaudited)

(1)	Basis of Presentation

          The unaudited condensed consolidated financial statements of Genta Incorporated, a Delaware corporation (“Genta” or the “Company”), presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and note disclosures required to be presented for complete financial statements. The accompanying financial statements reflect all adjustments (consisting only of normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

          The unaudited condensed consolidated financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Results for the interim periods are not necessarily indicative of results for the full years.

          The Company has experienced significant quarterly fluctuations in operating results and it expects that these fluctuations will continue.

Revenue Recognition

          In April 2002, the Company entered into a development and commercialization agreement (the “Collaborative Agreement”) with Aventis Pharmaceuticals Inc. (“Aventis”). Under the terms of the Collaborative Agreement, the Company and Aventis will jointly develop and commercialize Genasense in the U.S. (“the Alliance”), and Aventis will have exclusive development and marketing rights to Genasense in all countries outside of the U.S. Under the Collaborative Agreement, Aventis will pay 75% of U.S. New Drug Application (“NDA”)-directed development costs incurred by either Genta or Aventis, subsequent to the execution of the Collaborative Agreement, and 100% of all other development, marketing, and sales costs incurred within the U.S. and elsewhere. Reimbursements are to be made pursuant to a single net payment from one party to the other. Such payments are due and payable 60 days following the end of the quarter in which such expenses are incurred.

          Initial and future funding of ongoing development received from Aventis after the achievement of certain research and development milestones (Notes 4 and 5) are being recognized over the estimated useful life of the first-to-expire related patent of 115 months.

Research and Development

          Research and development costs are expensed as incurred, including raw material costs required to manufacture products for clinical trials. Reimbursements for applicable Genasense-related costs, under the Collaborative Agreement (Note 4), have been recorded as a reduction to expenses in the condensed consolidated statements of operations.

Intangible Assets

          Intangible assets, consisting primarily of licensed technology and capitalized patent costs, are amortized using the straight-line method over their estimated useful lives of five years. The Company’s policy is to evaluate the appropriateness of the carrying values of the unamortized balances of intangible assets on the basis of estimated future cash flows (undiscounted) and other factors. If such evaluation were to indicate an impairment of these assets, such impairment would be recognized by a write-down of the applicable assets. The Company evaluates the continuing value of patents and patent applications in each financial reporting period. Through this evaluation, the Company may elect to continue to maintain these patents, seek to out-license them, or abandon them.

          Future amortization expense related to intangibles at June 30, 2003 follows ($ thousands):

Amortization Expense
2003	$288
2004	577
2005	286
2006	-
2007	-
Thereafter	-

Total	$1,151

Stock Options

          The Company accounts for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS No. 123, and Emerging Issues Task Force Consensus on Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The Company is amortizing deferred stock compensation using the graded vesting method, in accordance with Financial Accounting Standards Board Interpretation No. 28, over the vesting period of each respective option, which is generally four years.

          In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — Amendment of FASB Statement No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

          The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Three Months Ended June 30,		Six Months Ended June 30,
($ thousands, except per share data)	2003	2002	2003	2002

Net loss applicable to common shares, as reported	$(3,418)	$(17,069)	$(13,021)	$(29,696)
Equity related employee compensation expense included in reported net income,
net of related tax effects	144	238	288	477
Total stock-based employee compensation expense determined under fair values
based method for all awards, net of related tax effects	(1,907)	(1,909)	(3,455)	(3,576)

Pro forma net loss applicable to common shares	$(5,181)	$(18,740)	$(16,188)	$(32,795)

Net loss per common share:
As reported: Basic and diluted	$(0.05)	$(0.25)	$(0.18)	$(0.44)
Pro forma: Basic and diluted	$(0.07)	$(0.27)	$(0.22)	$(0.48)

Pro Forma Disclosure

          The fair value of options for the three months ended June 30, 2003 and 2002, has been estimated at the date of grant using the minimum value option pricing model with the following assumptions:

	Three Months Ended June 30,
	2003	2002
Risk-free interest rate	2.5%	2.8%
Dividend yield	-	-
Expected life (years)	4.0	5.0
Volatility	65.0%	65.0%

          All of the options issued during the three-month periods ended June 30, 2003 and 2002, were issued with an exercise price equal to market value on the date of grant. The weighted-average estimated fair value of stock options granted was $9.86 per share and $10.32 per share for the three-month periods ended June 30, 2003 and 2002, respectively.

Net Loss Per Common Share

          Basic and diluted loss per common share are identical for the three months ended June 30, 2003 and 2002 as potentially dilutive securities, including options, warrants and convertible preferred stock have been excluded in the calculation of the net loss per common share due to their anti-dilutive effect.

Recent Accounting Pronouncements

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities, Equity, or Both. This limited scope statement prescribes changes to the classification of preferred securities of subsidiary trusts and the accounting for forward purchase contracts issued by a company in its own stock. SFAS No. 150 does not apply to features that are embedded in a financial instrument that is not a derivative in its entirety and requires all preferred securities of subsidiary trusts to be classified as debt on the consolidated balance sheet and the related dividends as interest expense. As the Company did not have any financial instruments within the scope of SFAS No. 150, its adoption did not have any impact on the Company’s results of operations, financial position or cash flows.

          In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. SFAS No. 149 is to be applied prospectively to contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. Management believes that adopting this statement will not have a material impact on the Company’s results of operations, financial position or cash flows.

          In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted SFAS No. 143 effective January

1, 2003. The adoption did not have any material impact on the Company’s results of operations, financial position or cash flows.

(2)	Short-Term Investments

          The carrying amounts of short-term investments approximate fair value due to the short-term nature of these instruments. The fair value of available-for-sale marketable securities at June 30, 2003 is as follows ($ thousands):

Amortized costs	$58,293
Gross unrealized gains	32
Gross unrealized losses	(51)

Estimated fair value	$58,274

          The estimated fair value of each marketable security has been compared to its cost, and therefore, an unrealized loss of approximately $0.019 million has been recognized in accumulated other comprehensive (loss) income at June 30, 2003.

(3)	Accounts Receivable

          Included in accounts receivable and netted against operating expenses in the condensed consolidated statement of operations for the three months ended June 30, 2003, is $19.433 million in net expense reimbursements due from Aventis for various third-party costs, internal costs of scientific and technical personnel (“Full-time Equivalents” or “FTE’s”) and Genasense drug supply costs. Information with respect to the cost reimbursement for the three months ended June 30, 2003 is presented below ($ thousands):

Reimbursement to Genta:
Third-party costs	$8,822
Drug supply costs	9,192
FTE’s	1,793

Amount due to Genta	19,807
Reimbursement to Aventis:
FTE’s	(374)

Net amount due to Genta	$19,433

(4)	Collaborative Agreement

          In April 2002, the Company entered into a Collaborative Agreement with Aventis. Under the terms of the Collaborative Agreement, the Alliance will jointly develop and commercialize Genasense in the U.S., and Aventis will have exclusive development and marketing rights to Genasense in all countries outside of the U.S. Under the Collaborative Agreement, Aventis will pay 75% of U.S. NDA-directed development costs incurred by either Genta or Aventis, subsequent to the execution of the Collaborative Agreement, and 100% of all other development, marketing, and sales costs incurred within the U.S. and elsewhere. An analysis of expenses reimbursable under the Collaborative Agreement (Note 1) follows:

($ thousands)	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Research and development expenses, gross	$18,111	$16,442	$33,568	$26,279
Less net expense reimbursement	(19,433)	(6,749)	(28,590)	(6,749)

Research and development expenses, net	$(1,322)	$9,693	$4,978	$19,530

General and administrative, gross	$6,131	$8,670	$10,911	$11,472
Less expense reimbursement	-	(423)	-	(423)

General and administrative, net	$6,131	$8,247	$10,911	$11,049

          As of June 30, 2003, the Company has received a total of $194.4 million in initial and near-term funding, which included a $10.0 million licensing fee and $40.0 million in development funding (Note 5), $10.0 million in convertible debt proceeds (Note 6), $71.9 million pursuant to an at-market equity investment in the Company’s common stock, $37.5 million in paid expense reimbursements and $25.0 million in line of credit proceeds (Note 7). A further $19.6 million in accrued expense reimbursement is due for payment during the third quarter of 2003 (Note 3), which includes $0.1 million due from December 31, 2002. The remaining amounts that could be received under the Collaborative Agreement, $280.0 million in cash and $65.0 million in convertible note proceeds, are contingent upon the achievement of certain research and development milestones.

(5)	Deferred Revenues

          As of June 30, 2003, the Company had recorded $44.0 million in deferred revenues relating to the initial $10.0 million licensing fee and $40.0 million development funding received under the Collaborative Agreement (Note 4), of which $5.2 million is included in current liabilities and $38.8 million is classified as long-term deferred revenues, which are being recognized over the estimated useful life of the first-to-expire related patent of 115 months. Any subsequent milestone payments that may be received from Aventis will also be recognized over the then, remaining estimated useful life of the first-to-expire related patent. Separately, as of June 30, 2003, the Company had recorded $0.01 million in royalties.

(6)	Convertible Debt

          At June 30, 2003, the Company had $10.0 million in convertible debt that was issued in connection with the Collaborative Agreement (Note 4). The Company received $10.0 million in debt proceeds from Aventis, and issued a $10.0 million convertible promissory note to Aventis (“Aventis Note”). Interest accrues at the rate of 5.63% per annum until April 26, 2009 (the “Maturity Date”) and compounds annually on each anniversary date of the Aventis Note through the Maturity Date. The Company may redeem the Aventis Note for cash in whole or in part (together with any accrued and unpaid interest with respect to such principal amount) in amounts of not less than $0.5 million (and in $0.1 million increments thereafter). In addition, the Company may convert the Aventis Note on or prior to the Maturity Date in whole or in part (together with any accrued and unpaid interest with respect to such principal amount) in amounts of not less than $5.0 million (and in $1.0 million increments thereafter), into fully paid and non-assessable shares of common stock (calculated as to the nearest 1/1000 of a share). As of any date, the number of shares of common stock into which the Aventis Note may be converted shall be determined by a formula based on the then market value of the common stock (the “Conversion Price”), subject to a minimum Conversion Price of $8.00 per share.

(7)	Aventis Line of Credit

          At June 30, 2003, the Company had $25.0 million outstanding on a line of credit that was issued in connection with an amendment, dated March 14, 2003, to the Collaborative Agreement (Note 4) that established a $40.0 million line of credit related to the development, manufacturing and commercialization of Genasense (“Aventis Credit Line”). The amendment provides Genta the immediate availability of up to $40.0 million in cash. This revolving debt will be considered an advance against both past and future costs and will be secured by reimbursable development expenses from Aventis, as well as drug inventory. At the time of Genasense NDA approval in the U.S., any outstanding balance will be offset against the first milestone payment that is due to Genta from Aventis. The terms of the Aventis Credit Line provide for a favorable interest rate, which is set two days prior to the first day of each calendar quarter. The Aventis Credit Line terminates upon the earlier of (1) the receipt of Genasense NDA approval in the U.S., (2) notice given by either Genta or Aventis of the termination of the Collaborative Agreement, (3) notice given by Genta of the termination of the Aventis Credit Line, (4) various default provisions or (5) December 31, 2004. Depending upon the circumstances, repayment is due immediately or up to six months after the termination of the Aventis Credit Line.

(8)	Treasury Stock

          In June 2002 the Company commenced a stock repurchase program, whereby up to 5.0 million shares of its common stock may be repurchased by the Company at prices deemed desirable by the Company. As of June 30, 2003, the Company had repurchased 444,200 shares of common stock in open-market transactions as follows:

	Shares	Average price per
	Repurchased	share

At December 31, 2002	392,700	$6.3807
Six Months Ended June 30, 2003	51,500	5.8927

	444,200	$6.3242

(9)	Comprehensive Loss

          An analysis of comprehensive loss is presented below:

($ thousands)	Three Months Ended June 30,		Six Months Ended June 30,

	2003	2002	2003	2002

Net loss	$(3,418)	$(17,069)	$(13,021)	$(29,696)
Change in market value on available-for-sale short-
term investments	(28)	116	(44)	60

Total comprehensive loss	$(3,446)	$(16,953)	$(13,065)	$(29,636)

(10)	Supplemental Disclosure of Cash Flows Information and Non-cash Investing and Financing Activities

          No interest was paid for the six months ended June 30, 2003 and 2002.

(11)	Commitments and Contingencies

Litigation and Potential Claims

JBL

          The sale of JBL Scientific, Inc. (“JBL”), the Company’s manufacturing subsidiary, was completed on May 10, 1999. JBL was notified on October 1998 from Region IX of the Environmental Protection Agency (“EPA”) that it had been identified as a potentially responsible party (“PRP”) at the Casmalia Disposal Site, which is located in Santa Barbara, California. JBL has been designated as a de minimis PRP by the EPA. In December 2001, Genta received a revised settlement proposal from the EPA in the amount of $0.033 million, the terms of the settlement with the EPA containing standard contribution protection and release language. In January 2002, the Company accepted the proposal and paid the $0.033 million as an offer to settle this matter. There can be no assurance, however, that the EPA will not reject our settlement offer if there is not a sufficient number of PRPs settling with the EPA.

Genta Europe

          During 1995, Genta Pharmaceuticals Europe S.A. (“Genta Europe”), a wholly-owned subsidiary of Genta, received funding in the form of a loan from ANVAR, a French government agency, of which the proceeds were intended to fund research and development activities. In October 1996, in connection with a restructuring of Genta’s operations, Genta terminated all scientific personnel of Genta Europe. In 1998, ANVAR asserted that Genta Europe was not in compliance with the ANVAR Agreement, notified Genta Europe of its demand for accelerated repayment of the loan and notified Genta that it was liable as a guarantor on the note. Based on the advice of French counsel, Genta does not believe that ANVAR is entitled to payment under the terms of the ANVAR Agreement and also believes it to be unlikely that Genta will incur any liability in this matter, although there can be no assurance thereof. At June 30, 2003, the Company has accrued a net liability of $0.212 million related to this matter, which management believes is adequate to provide for this contingency.

University of Pennsylvania

          In October 2002, a licensing officer from the University of Pennsylvania (“UPenn”) asserted a claim to a portion of the initial $40.0 million development funding (Note 5) the Company received from Aventis pursuant to the Collaborative Agreement. The Company has disputed this claim and has filed a petition for binding arbitration for this matter, as provided in the original licensing agreement between the Company and UPenn. The Company and UPenn are currently discussing the possibility of entering into a settlement with respect to this matter. Under the terms of the proposed settlement, in exchange for an agreement by UPenn to forego any and all claims in the future to any portion of any milestone and other payments (other than royalty payments) made to Genta pursuant to the Collaborative Agreement, Genta would make the following payments to UPenn: (i) $750,000 on October 1, 2003, (ii) $250,000 on February 2, 2004, (iii) $1.5 million upon the first NDA or foreign equivalent approval of Genasense (the “first Genasense approval”), and (iv) provided that the first Genasense approval has been received by Genta, $750,000 on the earlier of (a) the second NDA or foreign equivalent approval of Genasense or (b) December 30, 2004. The proposed settlement, including the aforementioned monetary terms, is still subject to the parties reaching agreement on certain other matters, and no assurance can be given that the parties will reach any such agreement and that the proposed settlement will be entered into on these monetary terms, if at all.

          At the current time the Company cannot reasonably estimate the outcome of this claim; however, the Company does not believe that this claim will have a material adverse impact on the Company’s financial results and liquidity. As of June 30, 2003, the Company has not reserved any amount for royalty payments that could be due to UPenn as a result of binding arbitration.

Purchase Commitments

          Per an agreement entered into with Avecia Biotechnology, Inc. (“Avecia”) in December 2002 (the “Supply Agreement”) the Company is obligated for up to $27.5 million in drug substance purchases during 2003. Pursuant to the Collaborative Agreement with Aventis (Note 4), the Company anticipates that it will be reimbursed for at least 75% of these purchase commitments after the drug is shipped to the clinical sites. No drug substance purchases were made in the first half of 2003, primarily due to the significant amount of drug substance purchased in the fourth quarter of 2002. In addition, the Company has committed up to $5.0 million of advance financing to Avecia for facility expansion, which would be recovered with interest through future payments determined as a function of drug substance purchases to be made by the Company in the future. As of July 15, 2003, the Company had paid $1.448 million in advance financing.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Genta Incorporated

          We have audited the accompanying consolidated balance sheets of Genta Incorporated and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Genta Incorporated as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 13, 2003
(except Note 21, as to which the date is March 17, 2003)

GENTA INCORPORATED
CONSOLIDATED BALANCE SHEETS

(In thousands, except par value data)
	December 31,	December 31,
ASSETS	2002	2001

Current assets:
Cash and cash equivalents (Note 2)	$32,700	$38,098
Short term investments (Note 3)	81,016	15,988
Accounts receivable (Note 4)	14,574	36
Notes receivable (Note 5)	200	200
Prepaid expenses and other current assets (Note 6)	1,458	707

Total current assets	129,948	55,029
Property and equipment, net (Note 7)	3,256	1,848
Intangibles, net (Note 9)	1,440	2,120
Prepaid royalties (Note 10)	1,268	1,268
Deposits and other assets (Note 16)	507	365

Total assets	$136,419	$60,630

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$27,683	$9,571
Notes payable (Note 6)	490	–
Accrued expenses (Note 11)	4,740	2,309
Deferred revenues, current portion (Note 13)	5,237	90
Other current liabilities	212	350

Total current liabilities	38,362	12,320
Deferred revenues (Note 13)	41,354	–
Convertible debt (Note 14)	10,000	–

Total liabilities	89,716	12,320

Commitments and contingencies (Note 19)
Stockholders’ equity (Note 17):
Series A convertible preferred stock, $.001 par value; 600 shares authorized, 261 shares issued and outstanding at December 31, 2002 and December 31, 2001, respectively; liquidation value of $13,025 and $13,050,
respectively	–	–
Common stock, $.001 par value; 120,000 shares authorized, 74,168 and 66,000 shares issued and outstanding at December 31, 2002 and December 31, 2001,
respectively	74	66
Additional paid-in capital	322,997	248,685
Accumulated deficit	(273,190)	(198,662)
Deferred compensation	(697)	(1,713)
Accumulated other comprehensive (loss) income	25	(66)

	49,209	48,310
Less cost of treasury stock: 393 shares at December 31, 2002	(2,506)	–

Total stockholders’ equity	46,703	48,310

Total liabilities and stockholders’ equity	$136,419	$60,630

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,

(In thousands, except per share data)	2002	2001	2000

Revenues:
License fees (Note 13)	$3,498	$97	$17
Royalties	61	49	5

	3,559	146	22
Costs and expenses:
Research and development (Note 12)	58,899	39,355	6,830
General and administrative (Note 12)	19,347	8,215	3,323
Equity related compensation (Note 18)	1,016	1,074	8,605
Promega settlement (Note 5)	–	1,000	–

	79,262	49,644	18,758

Loss from operations	(75,703)	(49,498)	(18,736)
Equity in net income of joint venture (Note 8)	33	–	502
Other income	1,326	2,785	5,783
Income taxes (Note 15)	(184)	–	–

Net loss	(74,528)	(46,713)	(12,451)
Preferred stock dividends (Note 17)	–	–	(3,443)

Net loss applicable to common shares	$(74,528)	$(46,713)	$(15,894)

Net loss per common share	$(1.05)	$(0.84)	$(0.41)

Shares used in computing net loss per common share	70,656	55,829	38,659

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
For the Years Ended December 31, 2000, 2001 and 2002

	Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accrued Dividends Payable	Deferred Compensation	Other Comprehensive Income (Loss)	Total Stockholders’ Equity

Balance at January 1, 2000	400	$ -	25,457	$26	-	$ -	$146,863	$(139,498)	$5,134	$(2,318)	$ -	$10,207
Comprehensive loss:
Net loss	-	-	-	-	-	-	-	(12,451)	-	-	-	(12,451)
Unrealized investment gain	-	-	-	-	-	-	-	-	-	-	95	95

Total comprehensive loss												(12,356)
Issuance of common stock upon conversion of convertible preferred stock	(139)	-	14,486	15	-	-	(14)	-	-	-	-	1
Issuance of common stock in connection with two private placements, net of issuance
costs of $2,548	-	-	6,458	6	-	-	40,095	-	-	-	-	40,101
Issuance of common stock in connection with exercise of warrants and stock options	-	-	3,345	3	-	-	3,254	-	-	-	-	3,257
Preferred stock dividends	-	-	953	1	-	-	5,133	-	(5,134)	-	-	-
Equity related compensation	-	-	-	-	-	-	7,368	-	-	1,237	-	8,605
Issuance of common stock in connection with rights to Relgen license agreement	-	-	10	-	-	-	84	-	-	-	-	84
Issuance of common stock in connection with MBI asset purchase	-	-	376	-	-	-	2,400	-	-	-	-	2,400
Value of shares to be issued related to license agreement	-	-	-	-	-	-	1,268	-	-	-	-	1,268

Balance at December 31, 2000	261	-	51,085	51	-	-	206,451	(151,949)	-	(1,081)	95	53,567
Comprehensive loss:
Net loss	-	-	-	-	-	-	-	(46,713)	-	-	-	(46,713)
Unrealized investment loss	-	-	-	-	-	-	-	-	-	-	(161)	(161)

Total comprehensive loss												(46,874)
Issuance of common stock upon conversion of convertible preferred stock	-	-	2	-	-	-	-	-	-	-	-	-
Issuance of common stock in connection with private placement, net of issuance
costs of $502	-	-	2,500	3	-	-	32,220	-	-	-	-	32,223
Issuance of common stock in connection with exercise of warrants and stock options .	-	-	12,245	12	-	-	8,309	-	-	-	-	8,321
Issuance of common stock as hiring bonus	-	-	6	-	-	-	-	-	-	-	-	-
Issuance of common stock related to license agreement	-	-	162	-	-	-	-	-	-	-	-	-

See accompanying notes to consolidated financial statements.

	Convertible Preferred Stock		Common Stock		Treasury Stock
(In thousands)	Shares	Amount	Shares	Amount	Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Accrued Dividends Payable	Deferred Compensation	Other Comprehensive Income (Loss)	Total Stockholders’ Equity

Equity related compensation	-	-	-	-	-	-	1,705	-	-	(632)	-	1,073

Balance at December 31, 2001	261	-	66,000	66	-	-	248,685	(198,662)	-	(1,713)	(66)	48,310
Comprehensive loss:
Net loss	-	-	-	-	-	-	-	(74,528)	-	-	-	(74,528)
Unrealized investment loss	-	-	-	-	-	-	-	-	-	-	91	91

Total comprehensive loss												(74,437)
Issuance of common stock in connection with private placement, net of issuance
costs of $899	-	-	6,665	7	-	-	71,028	-	-	-	-	71,035
Issuance of common stock in connection with exercise of warrants and stock options .	-	-	1,503	1	-	-	3,284	-	-	-	-	3,285
Purchase of treasury stock (Note 17)	-	-	-	-	(393)	(2,506)	-	-	-	-	-	(2,506)
Equity related compensation	-	-	-	-	-	-	-	-	-	1,016	-	1,016

Balance at December 31, 2002	261	-	74,168	$74	(393)	$(2,506)	$322,997	$(273,190)	$ -	$(697)	$25	$46,703

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,

(In thousands)	2002	2001	2000

Operating activities:
Net loss	$(74,528)	$(46,713)	$(12,451)
Items reflected in net loss not requiring cash:
Depreciation and amortization	1,646	1,131	581
Loss on disposition of equipment	13	19	7
Promega settlement (Note 5)	–	1,000	–
Non-cash equity related compensation (Note 18)	1,016	1,074	8,605
Changes in operating assets and liabilities:
Accounts, notes and loan receivable (Note 4 & 5)	(14,538)	102	(84)
Other assets (Note 6)	(751)	(282)	(288)
Accounts payable, accrued and other expenses	20,895	8,679	1,634
Deferred revenue (Note 13)	46,501	–	–

Net cash used in operating activities	(19,746)	(34,990)	(1,996)

Investing activities:
Purchase of available-for-sale short-term investments (Note 3)	(88,317)	(14,521)	(33,389)
Maturities of available-for-sale short-term investments (Note 3)	23,380	29,546	2,296
Purchase of property and equipment	(2,387)	(1,438)	(778)
Purchase of intangibles	–	–	(400)
Deposits and other	(142)	(68)	(167)

Net cash (used in) provided by investing activities	(67,466)	13,519	(32,438)

Financing activities:
Proceeds from private placements of common stock, net
(Note 17)	71,035	32,223	40,101
Proceeds from convertible debt (Note 14)	10,000	–	–
Purchase of treasury stock (Note 17)	(2,506)	–	–
Proceeds from exercise of warrants and options (Note 17 & 18)	3,285	8,321	3,257

Net cash provided by financing activities	81,814	40,544	43,358

(Decrease) increase in cash and cash equivalents	(5,398)	19,073	8,924
Cash and cash equivalents at beginning of year	38,098	19,025	10,101

Cash and cash equivalents at end of year	$32,700	$38,098	$19,025

See accompanying notes to consolidated financial statements.

GENTA INCORPORATED
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2002, 2001 and 2000

1.	Organization and Business

          Genta Incorporated (“Genta” or the “Company”) is a biopharmaceutical company engaged in pharmaceutical (drug) research and development, its sole reportable segment. The Company is dedicated to developing innovative drugs to treat cancer. In the past, the Company’s research efforts have focused primarily on the development of “antisense” drugs, which are designed to selectively prevent the production of specific proteins that contribute to the cause or progression of disease. More recently, the Company has broadened its research portfolio into other “DNA medicines”, which, in addition to antisense drugs, consist of decoy and small molecules, which include the Company’s gallium products and Androgenics compounds.

          The Company previously manufactured and marketed specialty biochemicals and intermediate products through its manufacturing subsidiary, JBL Scientific, Inc. (“JBL”). Substantially all of the subsidiary’s assets were sold in May 1999, and accordingly, JBL is presented as a discontinued operation for the year ended December 31, 1999 (Note 20). The Company also has a 50% equity interest in Genta Jago Technologies B.V. (“Genta Jago”), a drug delivery system joint venture with SkyePharma, PLC (“SkyePharma”). In March 1999, Genta and SkyePharma entered into an interim agreement pursuant to which the parties to the joint venture released each other from all liability relating to unpaid development costs and funding obligations. Since the first quarter of 2000, there has been immaterial activity within the joint venture and we are currently seeking to terminate our involvement. In August 1999, the Company acquired Androgenics Technologies, Inc. (“Androgenics”), which developed a proprietary series of compounds that act to inhibit the growth of prostate cancer cells. In April 2000, the Company entered into an asset purchase agreement with Relgen LLC, a privately held corporation and a party related to Genta, in which the Company acquired all assets, rights and technology to a portfolio of gallium containing compounds, including Ganite™.

          The Company has had recurring operating losses since inception and management expects that such losses will continue for the next couple years or until Genasense™ receives approval from the FDA for commercial sales and we receive a full year of royalties from Aventis on worldwide sales. Although no assurances can be expressed, management believes that at the current rate of spending, coupled with the amounts to be reimbursed by and the available line of credit from Aventis, the Company should have sufficient cash funds to maintain its present operations to the end of 2004. Additional Aventis milestone payments and other funding available to the Company upon the anticipated NDA approval of Genasense™ should provide sufficient capital resources for beyond 2004.

          The Company may also seek collaborative agreements, equity financing and other financing arrangements with potential corporate partners and other sources. However, there can be no assurance that any such collaborative agreements or other sources of funding will be available on favorable terms, if at all. The Company will need substantial additional funds before it can expect to realize significant product revenue.

2.	Summary of Significant Accounting Policies

Basis of Presentation

          The consolidated financial statements are presented on the basis of generally accepted accounting principles recognized in the United States. All professional accounting standards that are effective as of December 31, 2002 have been considered in preparing the consolidated financial statements. Such financial statements include the accounts of the Company and all majority-owned subsidiaries. All material intercompany transactions and balances have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect reported earnings, financial position and various disclosures. Actual results could differ from those estimates.

Revenue Recognition

          In April 2002, the Company entered into a development and commercialization agreement (“Collaborative Agreement”) with Aventis Pharmaceuticals Inc. (“Aventis”). Under the terms of the Collaborative Agreement, the Company and Aventis will jointly develop and commercialize Genasense in the U.S. (“the Alliance”), and Aventis will have exclusive development and marketing rights to the compound in all countries outside of the U.S. Under the Collaborative Agreement, Aventis will pay 75% of U.S. NDA-directed development costs incurred by either Genta or Aventis, subsequent to the execution of the Collaborative Agreement, and 100% of all other development, marketing, and sales costs incurred within the U.S. and elsewhere as subject to the Collaborative Agreement (Note 12). Reimbursements are to be made pursuant to a single net payment from one party to the other. Such payments are due and payable 60 days following the end of the quarter in which such expenses are incurred.

          Consistent with Staff Accounting Bulletin No. 101 “Revenue Recognition” (“SAB 101”), initial funding of ongoing development received from Aventis after the achievement of certain research and development milestones (Note 12) will be recognized on a straight-line basis over the estimated useful life of the related first-to-expire patent of 115 months. Any subsequent milestone payments that may be received from Aventis will also be recognized over the then, remaining estimated useful life of the related first-to-expire patent.

          In 2001 and 2000, the Company entered into worldwide non-exclusive license agreements. The license agreements each have initial terms that expire in 2010 and include upfront payments in cash, annual licensing fee payments for two years, and future royalties on product sales. The Company’s policy is to recognize revenues under these arrangements when delivery has occurred or services have been rendered, persuasive evidence of an arrangement exists, the fee is fixed and determinable and collectibility is reasonably assured. Since each of the aforementioned licensing arrangements have variable payment terms extending beyond one year, such fees are recognized as earned.

Research and Development

          Research and development costs are expensed as incurred, including raw material costs required to manufacture products for clinical trials. Once Genta has submitted an NDA, which includes the results of the preclinical and clinical testing, chemistry, manufacturing and control information, to the FDA for approval to commence commercial sales, Genta will then include the sales launch product, consisting of raw materials and all subsequent processing costs required to produce finished goods, as inventory on Genta’s balance sheet in anticipation of approval by the FDA.

          Reimbursements for applicable Genasense-related costs, under the Collaborative Agreement (Note 12), will continue to be recorded as a reduction to research and development expense.

Cash, Cash Equivalents and Short-Term Investments

          Cash and cash equivalents consisted entirely of money market funds. The carrying amounts of cash, cash equivalents and short-term investments approximate fair value due to the short-term nature of these instruments. Marketable short-term investments consisted primarily of corporate notes and government securities, all of which are classified as available-for-sale marketable securities. Management determines the appropriate classification of debt and equity securities at the time of purchase and reassesses the classification at each reporting date. The Company invests its excess cash primarily in debt instruments of domestic corporations with “AA” or greater credit ratings as defined by Standard & Poors and government backed securities. The Company has established guidelines relative to diversification and maturities that attempt to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates.

Property and Equipment

          Property and equipment is stated at cost and depreciated on the straight-line method over the estimated useful lives of the assets, ranging from three to five years. Leasehold improvements incurred in the renovation of the Company’s current offices are being amortized over the remaining life of the leases. The Company’s policy is to evaluate the appropriateness of the carrying value of the undepreciated value of long-lived assets on the basis of estimated future cash flows (undiscounted) and other factors. If such evaluation were to indicate an impairment of these intangible assets, such impairment would be recognized by a write-down of the applicable assets. Since the Company signed a new seven-year lease for additional office space in June 2002, the Company’s previous leases for office space have been amended so that the expiration dates coincide with the new lease term.

Intangible Assets

          Intangible assets, consisting primarily of licensed technology and capitalized patent costs, are amortized using the straight-line method over their estimated useful lives of five years. The Company’s policy is to evaluate the appropriateness of the carrying values of the unamortized balances of intangible assets on the basis of estimated future cash flows (undiscounted) and other factors. If such evaluation were to indicate an impairment of these assets, such impairment would be recognized by a write-down of the applicable assets. The Company evaluates, each financial reporting period, the continuing value of patents and patent applications. Through this evaluation, the Company may elect to continue to maintain these patents, seek to out-license them, or abandon them.

Income Taxes

          The Company uses the liability method of accounting for income taxes. Deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax bases of assets and liabilities given the provisions of the enacted tax laws.

          The Company may record valuation allowances against net deferred tax assets, if based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income and when temporary differences become deductible. The Company considers, among other available information, uncertainties surrounding the recoverability of deferred tax assets, scheduled reversals of deferred tax liabilities, projected future taxable income, and other matters in making this assessment. At December 31, 2002 the Company has reviewed its deferred tax assets and believes that the valuation allowance reduces such assets to an amount that is more likely than not to be realized.

Stock Options

          The Company has two stock-based compensation plans (Note 18). The Company accounts for stock-based compensation arrangements in accordance with provisions of Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation.” Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS No. 123, and Emerging Issues Task Force Consensus on Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services.” The Company is amortizing deferred stock compensation using the graded vesting method, in accordance with Financial Accounting Standards Board Interpretation No. 28, over the vesting period of each respective option, which is generally four years.

          In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure — Amendment of FASB Statement No. 123,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

          The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Years Ended December 31,
($ thousands, except per share data)	2002	2001	2000
Net loss applicable to common shares, as reported	$(74,528)	$(46,713)	$(15,894)
Add: Equity related compensation expense included in reported net income, net of related tax effects	1,016	1,074	8,605

Deduct: Total stock-based employee compensation expense determined under fair values based method for all awards, net of related tax effects	6,840	5,477	4,701

Pro forma net loss	$(80,352)	$(51,116)	$(11,990)

Net loss per share attributable to common shareholders:
As reported: Basic and diluted	$(1.05)	$(0.84)	$(0.41)
Pro forma: Basic and diluted	$(1.14)	$(0.92)	$(0.31)

Net Loss Per Common Share

          Basic earnings per share are based upon the weighted-average number of shares outstanding during the period. Diluted earnings per share includes the weighted average number of all potentially dilutive common shares such as shares outstanding, options, warrants and convertible preferred stock outstanding.

          Net loss per common share for the three years ended December 31, 2002 is based on the weighted average number of shares of common stock outstanding during the periods. Basic and diluted loss per share are identical for all periods presented as potentially dilutive securities, including options, warrants and convertible preferred stock, aggregating 16.7 million, 17.2 million and 28.3 million in 2002, 2001 and 2000, respectively, have been excluded from the calculation of the diluted net loss per common share because the inclusion of such securities would be antidilutive. Net loss per common share is based on net loss adjusted for imputed and accrued dividends on preferred stock.

Recently Issued Accounting Standards

          In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations”. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted SFAS No. 143 effective January 1, 2003. The adoption did not have a material impact on the Company’s results of operations, financial position or cash flows.

          In April 2002, the FASB issued SFAS No. 145, “Recission of FASB Statements 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections”. SFAS No. 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishment are effective for fiscal years beginning after May 15, 2002. Commencing January 1, 2003, the Company will classify debt extinguishment costs within income from operations. The provisions of SFAS No. 145 related to lease modifications are effective for transactions occurring after May 15,

2002. The Company does not expect the provisions of SFAS No. 145 related to lease modifications to have a material impact on its financial position or results of operations.

          In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities”. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The Company does not expect the provisions of SFAS No. 146 to have a material impact on its financial position or results of operations.

          In November 2002, FASB Interpretation (“FIN”) 45, “Guarantor’s Accounting And Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, was approved by the FASB. FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The interpretation also requires enhanced and additional disclosures of guarantees in financial statements ending after December 15, 2002. In the normal course of business, the Company does not issue guarantees, accordingly this interpretation has no effect on the financial statements.

3.	Short-Term Investments

          The carrying amounts of short-term investments approximate fair value due to the short-term nature of these instruments. The fair value of available-for-sale marketable securities is as follows ($ thousands):

	Amortized costs	Unrealized gains	Unrealized losses	Estimated fair value
December 31, 2002
Corporate debt securities	$80,991	$42	$(17)	$81,016

December 31, 2001
Corporate debt securities	$16,054	$23	$(89)	$15,988

          The fair value of corporate debt securities by contractual maturity, is as follows ($ thousands):

	December 31,
	2002	2001
Due in one year or less	$55,979	$15,988
Due after one year	25,037	-

	$81,016	$15,988

          The estimated fair value of each marketable security has been compared to its cost, and therefore, an unrealized gain of approximately $0.025 million has been recognized in accumulated other comprehensive income at December 31, 2002.

4.	Accounts Receivable

          Included in accounts receivable and netted against operating expenses in the consolidated statement of operations at December 31, 2002, is $14.554 million in net expense reimbursements due from Aventis for various third-party costs, internal costs of scientific and technical personnel (“Full-time Equivalents” or

“FTE’s”) and Genasense drug supply costs for the three month period ended December 31, 2002. Information with respect to this cost reimbursement is presented below ($ thousands):

Reimbursement to Genta:	December 31, 2002
Third-party costs	$10,936
Drug supply costs	2,254
FTE’s	1,364

Amount due Genta	$14,554

5.	Notes Receivable

          In May 1999, the Company accepted a $1.2 million 7% promissory note (the “JBL Note”) from Promega as partial consideration for the JBL Agreement (Note 19). The principal of the note plus accrued interest was due as follows: $0.700 million on June 30, 2000 and $0.500 million on the later of June 30, 2000 or the Environmental Compliance Date as defined in the JBL Agreement. Accrued interest due the Company was $0.138 million at December 31, 2000. During the first quarter of 2001, the Company agreed to resolve the matter with Promega, and, in connection therewith, agreed to restructure its $1.2 million promissory note receivable to provide for a $0.2 million non-interest bearing note due upon final resolution of certain environmental issues related to JBL and forgive all accrued interest (Note 19). The transaction resulted in a non-recurring charge of $1.0 million for the quarter ended March 31, 2001. As of March 21, 2003, the Company is awaiting final acceptance by the EPA of the Company’s settlement offer before the remaining note receiveable will be repaid by JBL.

6.	Prepaid Expenses and Other Current Assets

          Included in prepaid expenses and other current assets at December 31, 2002, is $0.834 million for prepaid insurance expenses for various corporate insurance policies, of which $0.723 million is for directors and officers liability. After an initial deposit was paid by the Company related to the insurance policies, the remaining balance was financed and will be repaid in eight equal installments. At December 31, 2002 the remaining balance to be paid was $0.490 million.

          The remaining amount in prepaid expenses and other current assets is primarily interest due on short-term investments.

7.	Property and Equipment

          Property and equipment is comprised of the following ($ thousands):

	Estimated Useful Lives	December 31,
		2002	2001
Computer equipment	3	$1,734	$599
Software	3	1,237	256
Furniture and fixtures	5	920	764
Leasehold improvements	5	613	523
Equipment	5	80	74

		4,584	2,216
Less accumulated depreciation and amortization		(1,328)	(368)

		$3,256	$1,848

8.	Genta Jago Joint Venture

          Genta Jago Technologies B.V. (“Genta Jago”) is a joint venture formed by SkyePharma PLC and Genta. On March 4, 1999, SkyePharma PLC (on behalf of itself and its affiliates) entered into an interim agreement with Genta (the “Interim JV Agreement”) pursuant to which the parties to the joint venture released each other from all liability relating to unpaid development costs and funding obligations of

Genta Jago. Under the terms of the Interim JV Agreement, SkyePharma PLC assumed responsibility for substantially all the obligations of the joint venture to third parties as well as further development of the product line. Pursuant to the terms of the agreement, earnings of the joint venture are to be allocated equally between the two parties. Accordingly, Genta recognized $0.502 million as its equity in net income of the joint venture during the first quarter of 2000. Since the first quarter of 2000, there have been only $0.033 million in net earnings of the joint venture allocated to Genta and we are currently seeking to terminate our involvement with the joint venture.

          In 1999, the Company wrote-off its liability in this joint venture and recorded a gain of approximately $2.3 million. Financial statements of the joint venture for the year ended December 31, 2002 and 2001 were not available.

9.	Intangibles

          Intangible assets consist of the following ($ thousands):

	December 31,
	2002	2001
Patent and patent applications	$3,905	$3,905
Other amortizable costs	87	87

	3,992	3,992
Less accumulated amortization	(2,552)	(1,872)

	$1,440	$2,120

          Future amortization expense related to intangibles at December 31, 2002 are as follows ($ thousands):

Amortization Expense
2003	$577
2004	577
2005	286
2006	-
2007	-
Thereafter	-

Total	$1,440

10.	Prepaid Royalties

          In December 2000, the Company recorded $1.268 million as the fair value for its commitment to issue 162,338 shares of common stock to a major university as consideration for an amendment to a license agreement initially executed on August 1, 1991 related to antisense technology licensed from the university. The amendment provided for a reduction in the royalty percentage rate to be paid to the university based on the volume of sales of the Company’s products containing the antisense technology licensed from such university. These shares were issued in the first quarter of 2001. The Company will amortize the prepaid royalties upon the commercialization of Genasense, the Company’s leading antisense drug, through the term of the arrangement which expires twelve years from the date of first commercial sale.

11.	Accrued Expenses

          Accrued expenses is comprised of the following ($ thousands):

	December 31,
	2002	2001

Accrued expenses relating to clinical trials	$910	$792
Accrued compensation	1,826	822
Accrued interest	384	-
Other accrued costs	1,620	695

	$4,740	$2,309

12.	Collaborative Agreement

          In April 2002, the Company entered into a development and commercialization agreement (“Collaborative Agreement”) with Aventis Pharmaceuticals Inc. (“Aventis”). Under the terms of the Collaborative Agreement, the Company and Aventis will jointly develop and commercialize Genasense™ in the U.S. (“the Alliance”), and Aventis will have exclusive development and marketing rights to the compound in all countries outside of the U.S. The Company will retain responsibility for global manufacturing and for regulatory filings within the U.S., while Aventis will assume all regulatory responsibilities outside the U.S. Joint management teams, including representatives from both Genta and Aventis, will oversee the Alliance. Collectively, this Collaborative Agreement could provide up to $476.9 million in cash, equity and convertible debt proceeds to the Company. In addition, under the Collaborative Agreement, Genta is entitled to royalties on any worldwide sales of Genasense™, from which Genta is required to pay third-party pass-through royalties to the University of Pennsylvania (“UPenn”) and The National Institutes of Health (“NIH”) based on net worldwide sales. Furthermore, under the Collaborative Agreement, Aventis will pay 75% of U.S. NDA-directed development costs incurred by either Genta or Aventis subsequent to the execution of the Collaborative Agreement, and 100% of all other development, marketing, and sales costs incurred within the U.S. and elsewhere as subject to the Collaborative Agreement. An analysis of expenses reimbursed under the Collaborative Agreement follows ($ thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2002	2001	2000	2002	2001	2000
Research and development expenses, gross	$40,760	$15,569	$2,916	$86,645	$39,355	$6,830
Less expense reimbursement	(14,434)	-	-	(27,746)	-	-

Research and development expenses, net	$26,326	$15,569	2,916	$58,899	$39,355	$6,830

General and administrative expenses, gross	$4,816	$2,633	$596	$20,052	$8,215	$3,323
Less expense reimbursement	(120)	-	-	(705)	-	-

General and administrative expenses, net	$4,696	$2,633	$596	$19,347	$8,215	$3,323

          As of December 31, 2002, the Company has received a total of $131.9 million in initial and near-term funding, which included a $10.0 million licensing fee and $40.0 million in development funding (Note 13), $10.0 million in convertible debt proceeds (Note 14), and $71.9 million pursuant to an at-market equity investment in the Company’s common stock priced at $10.792 per share. The remaining amounts that could be received under the Collaborative Agreement, $280.0 million in cash and $65.0 million in convertible note proceeds, are contingent upon the achievement of certain research and development milestones. In connection with this $131.9 million, the Company paid approximately $1.5 million for financial advisory services and an aggregate of $3.5 million in one-time pass-through payments to UPenn and the NIH. Neither UPenn nor the NIH is entitled to any portion of future research and development milestone payments that Genta may receive.

13.	Deferred Revenues

          As of December 31, 2002, the Company had recorded $46.591 million, net of amortization in deferred revenues relating to the initial $10.0 million licensing fee and $40.0 million development funding received from Aventis under the Collaborative Agreement (Note 12), of which $5.237 million is included in current liabilities and $41.354 million is classified as long-term deferred revenues, which will be recognized on a straight-line basis over the estimated useful life of the related first-to-expire patent of 115 months, in accordance with SAB 101. Any subsequent milestone payments that may be received from Aventis will also be recognized over the then, remaining estimated useful life of the related first-to-expire patent.

14.	Convertible Debt

          At December 31, 2002, the Company had $10.0 million in convertible debt that was issued in connection with the Collaborative Agreement (Note 12). The Company received $10.0 million in debt proceeds from Aventis, and issued a $10.0 million convertible promissory note to Aventis (“Aventis Note”). Interest accrues at the rate of 5.63% per annum until April 26, 2009 (the “Maturity Date”) and compounds annually on each anniversary date of the Aventis Note through the Maturity Date. The Company may redeem the Aventis Note for cash in whole or in part (together with any accrued and unpaid interest with respect to such principal amount) in amounts of not less than $0.5 million (and in $0.1 million increments thereafter). In addition, the Company may convert the Aventis Note on or prior to the Maturity Date in whole or in part (together with any accrued and unpaid interest with respect to such principal amount) in amounts of not less than $5.0 million (and in $1.0 million increments thereafter), into fully paid and non-assessable shares of common stock (calculated as to the nearest 1/1000 of a share). As of any date, the number of shares of common stock into which the Aventis Note may be converted shall be determined by a formula based on the then market value of the common stock (the “Conversion Price”), subject to a minimum Conversion Price of $8.00 per share.

          As of December 31, 2002, the Company has accrued interest of $0.384 million on the Aventis Note.

15.	Income Taxes

          The Company’s tax provision is comprised of $0.184 million of current state taxes related to the New Jersey Alternate Minimum Assessment (AMA) Tax. Significant components of the Company’s deferred tax assets as of December 31, 2002 and 2001 and related valuation reserves are presented below ($ thousands):

	December 31,
	2002	2001
Deferred tax assets:
Deferred compensation	$6,152	$5,292
Net operating loss carryforwards	68,407	53,414
Research and development credits	52,630	5,554
Purchased technology and license fees	4,850	4,519
Depreciation, net	-	18
Deferred revenue	20,500	-
New Jersey Alternate Minimum Assessment (AMA) Tax	184	-
Other, net	212	246

	152,935	69,043
Valuation allowance for deferred tax assets	(152,775)	(68,999)

Net deferred tax assets	160	44
Deferred tax liabilities:

Patent expenses	-	(44)

Depreciation, net	(160)	-

	(160)	(44)

Net deferred tax assets (liabilities)	$-	$-

          A full valuation allowance has been provided at December 31, 2002 and 2001 to reserve for deferred tax assets, as it appears more likely than not that net deferred tax assets will not be realized.

          At December 31, 2002, the Company has federal and state net operating loss carryforwards of approximately $171.0 million and $95.0 million, respectively. The difference between the federal and state tax loss carryforwards is primarily attributable to the fact that the Company relocated from California to Massachusetts in 1998, and from Massachusetts to New Jersey in 2000. Net operating losses for state income tax purposes, previously generated in California and Massachusetts, cannot be utilized in New Jersey. The federal tax loss carryforwards will begin expiring in 2003, unless previously utilized. The Company also has federal research and development tax credit carryforwards of $52.6 million, which will begin expiring in 2003, unless previously utilized.

          Federal and New Jersey tax laws limit the utilization of income tax net operating loss and credit carryforwards that arise prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company. The Company’s future annual utilization of their net operating loss carryforwards and research and development tax credits will be limited due ownership changes which occurred previously.

16.	Operating Leases

          At December 31, 2002 and 2001, the Company maintained $0.507 million and $0.365 million, respectively, in restricted cash balances with a financial institution related to lease obligations on its corporate facilities and leased fleet vehicles. Such restricted cash balances collateralize letters of credit issued by the financial institution in favor of the Company’s landlord with respect to corporate facilities and GE Capital with respect to leased fleet vehicles.

          Future minimum obligations under operating leases at December 31, 2002 are as follows ($ thousands):

Operating Leases
2003	$2,199
2004	2,478
2005	2,476
2006	2,585
2007	2,613
Thereafter	5,581

Total	$17,932

17.	Stockholders’ Equity

Common Stock

          In March 1999, the Company agreed to grant 50,000 shares of common stock to Georgetown University (the “University”) as consideration for services to be performed pursuant to a clinical trials agreement (the “Agreement”). According to the terms of the Agreement, the University was to perform studies of the Company’s leading antisense drug, Genasense™, on 24 patients, commencing in April 1999. Pursuant to the terms of the Agreement, Genta would issue 25,000 of the shares to the University upon the completion of the first 12 patient studies, with the remaining shares to be issued upon the completion of the remaining patients. During 2000, the first 12 patient studies were completed.

Accordingly, the estimated fair value of these shares of $0.363 million was included as a charge to non-cash equity related compensation in the amounts of $0.215 million and $0.148 million in 2000 and 1999, respectively. The Company obtained Board approval in February 2003 for the issuance of the 50,000 shares to the University, which will be issued in March 2003.

          In August 1999, the Company acquired Androgenics Technologies, Inc. (“Androgenics”), a wholly owned entity of the Company’s majority stockholder. Androgenics is a company with license rights to a series of compounds invented at the University of Maryland at Baltimore to treat prostate cancer. As consideration for the acquisition, the Company paid $0.132 million in cash (including reimbursements of pre-closing expenses and on-going research funding) and issued warrants (with exercise prices ranging from $1.25 to $2.50 per share) to purchase an aggregate of 1.0 million shares of common stock, 90% of which will not become exercisable until the successful conclusion of certain development milestones, ranging from the initial clinical patient trial through the submission of an application for marketing authorization. As of December 31, 2002, the above-mentioned milestones have not been met.

          In December 1999, the Company received net proceeds of approximately $10.4 million through the private placement of 114 units (the “1999 Private Placement”). Each unit sold in the 1999 Private Placement consisted of (i) 33,333 shares of common stock, par value $.001 per share, and (ii) warrants to purchase 8,333 shares of the Company’s common stock at any time prior to the fifth anniversary of the final closing (the “Warrants”). The Warrants are convertible at the option of the holder into shares of common stock at an initial conversion rate equal to $4.83 per share, subject to antidilution adjustment. There were a total of 3.809 million shares of common stock, and 952,388 warrants issued in connection with the 1999 Private Placement. The placement agent, a related party, received cash commissions equal to 7.5% of the gross sales price, reimbursable expenses up to $0.125 million and warrants (the “Placement Warrants”) to purchase up to 10% of the units sold in the private placement for 110% of the offering price per unit. During 2000, 57,147 penalty warrants were issued to the 1999 private placement investors as a result of an SEC registration statement not becoming effective within the prescribed 120 day period after closing.

          In January 2000, the Board of Directors approved an amendment to increase the authorized common stock to 95.0 million shares from 65.0 million. In May 2000, shareholders approved this amendment at the annual meeting of stockholders.

          In April 2000, the Company entered into an asset purchase agreement with a privately held corporation and a related party of Genta, in which the Company acquired all assets, rights and technology to a portfolio of gallium containing compounds, known as Ganite™, in exchange for common stock valued at $0.084 million. These compounds are used to treat cancer-related hypercalcemia.

          In May 2000, the Company entered into a worldwide licensing arrangement for a broad portfolio of patents and technologies that relate to antisense for therapeutic and diagnostic applications. The arrangement includes grants of both exclusive and non-exclusive rights from the licensor to Genta on a royalty-free basis in return for cash and shares of common stock.

          In September 2000, the Company sold 2.163 million shares of common stock through a private placement and received proceeds of approximately $13.7 million, net of placement costs of $0.916 million. The placement agent received cash commissions equal to 7.0% of the gross sales price. In connection with the financing, 135,639 warrants valued at $0.867 million were issued to the placement agent. In addition, 20,641 penalty warrants were subsequently issued as a result of untimely filing of an SEC registration statement within the prescribed 30-day period after closing.

          In November 2000, the Company sold 4.285 million shares of common stock through a private placement and received proceeds of approximately $26.8 million, net of placement costs of $1.633 million. The placement agents, one a related party shareholder, received cash commissions equal to 7.0% of the gross sales price.

          In December 2000, the Company recorded $1.268 million as the fair value for its commitment to issue 162,338 shares of common stock to a major university as consideration for an amendment to a license agreement initially executed on August 1, 1991, concerning antisense technology licensed by such university. The amendment provided for a reduction in the royalty percentage rate to be paid to the university based on the volume of sales of the Company’s products containing the antisense technology licensed from such university. These shares were issued in the first quarter of 2001.

          In November 2001, the Company sold 2.5 million shares of common stock through a private placement and received proceeds of approximately $32.2 million, net of placement agent commissions of $0.420 million and related expenses.

          In March 2002, the Board of Directors approved an amendment to increase the authorized common stock to 120.0 million shares from 95.0 million. In June 2002, shareholders approved this amendment at the annual meeting of stockholders.

          In May 2002, the Company sold 6.665 million shares of common stock to Aventis in connection with the Collaborative Agreement (Note 12) and received proceeds of $71.0 million, net of investment banking fees of $0.899 million and related expenses.

Treasury Stock

          In June 2002, the Company commenced a stock repurchase program, whereby up to 5.0 million shares of its common stock may be repurchased by the Company at prices deemed desirable by the Company. The Company uses the cost method to account for treasury stock. Since initiating the stock repurchase program, the Company has repurchased a total of 392,700 shares at an average cost of $6.3807 per share.

Preferred Stock

          The Company has authorized 5.0 million shares of preferred stock and has issued and outstanding 260,500 shares of Series A Convertible Preferred Stock as of December 31, 2002. In 1999, the Board of Directors of the Company and certain holders of common stock, Series A and D preferred stock approved, in accordance with Delaware law, an amendment to the Company’s Restated Certificate of Incorporation to remove the “Fundamental Change” redemption right. The Company has formally amended its Restated Certificate of Incorporation after the expiration of the 20-day period provided for in Rule 14c-5 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Series A Preferred Stock

          Each share of Series A Preferred Stock is immediately convertible, into shares of the Company’s common stock, at a rate determined by dividing the aggregate liquidation preference of the Series A Preferred Stock by the conversion price. The conversion price is subject to adjustment for antidilution. As of December 31, 2002 and 2001, each share of Series A Preferred Stock was convertible into 6.8334 and 7.1573 shares of common stock, respectively.

          In the event of a liquidation of the Company, the holders of the Series A Preferred Stock are entitled to a liquidation preference equal to $50 per share, or $13.025 million at December 31, 2002.

Series D Preferred Stock

          In June 1997, the Company received gross proceeds of approximately $16.2 million (approximately $14.0 million net of placement costs) through the private placement of 161.58 Premium Preferred Units™. Each unit sold in the private placement consisted of (i) 1,000 shares of Premium Preferred Stock™, par value $.001 per share, stated value $100 per share (the “Series D Preferred Stock”), and (ii) warrants to purchase 5,000 shares of the Company’s common stock, (the “Class D Warrants”) at any time prior to the fifth anniversary of the final closing.

          In May 1998, the Company requested, and subsequently received, consents (the “Letter Agreements”) from the holders of a majority of the Series D Preferred Stock to waive the Company’s obligation to use best efforts to obtain the effectiveness of a registration statement with the SEC as to common stock issuable upon conversion of Series D Preferred Stock and exercise of Class D Warrants. In exchange, the Company agreed to waive the contractual “lock-up” provisions to which such consenting holders were subject and which provisions would have prevented the sale of up to 75% of their securities for a nine-month period following the effectiveness of the registration statement. The Company also agreed to extend the Reset Date referred to in the Certificate of Designation of the Series D Preferred Stock to January 29, 1999 from June 29, 1998. In addition, through the Letter Agreements, the Company agreed to issue to such holders warrants to purchase an aggregate of up to 807,900 shares of common stock at $0.94375 per share, subject to certain anti-dilution adjustments, exercisable until June 29, 2002. The Company had conditioned the effectiveness of such consent on its acceptance by a majority of the Series D Preferred Stockholders.

          In March 2000, the Board of Directors approved the mandatory conversion of all Series D Convertible Preferred Stock, par value $.001 per share (“Series D Preferred Stock”), and the mandatory redemption of all outstanding Class D Warrants. As a result of the conversion of the Series D Preferred Stock, the Company issued approximately 14.4 million shares of common stock. The Company realized approximately $1.4 million from the exercise of the Class D Warrants and issued 2.0 million shares of common stock. During 2002, the remaining 155,640 Class D Warrants expired and are no longer redeemable at $0.10 per warrant. No dividends have been accrued after January 29, 2000 due to the mandatory conversion of the Series D Preferred Stock.

          Subsequent to the Reset Date of January 29, 1999, Series D Preferred Stock earned dividends, payable in shares of the Company’s common stock, at the rate of 10% per annum, based on a stated value of $140 per share. In calculating the number of shares of common stock to be paid with respect to each dividend, each share of common stock was deemed to have the value of the Conversion Price at the time such dividend was paid. The Company was restricted from paying cash dividends on common stock until such time as cumulative dividends on outstanding shares of Series D Preferred Stock were paid. Additionally, the Company could not declare a dividend to its common stockholders until such time that a special dividend of $140 per share was paid on the Series D Preferred Stock. The Company issued 953,000 and 924,519 shares of common stock as payment of dividends in 2000 and 1999, respectively. Accordingly, the Company provided dividends for $5.1 million and $2.3 million for the years ended December 31, 2000 and 1999, respectively, based on the fair value of the common stock. As a result of the Mandatory Conversion of Series D Preferred Stock in June 2000, no further dividends were paid or accrued.

          In connection with certain warrants issued in 1998 related to Series D Preferred Stock, the Company was contingently liable for $0.150 million in commissions upon the exercise of the warrants, which were exercised in September 2001, resulting in commissions expense of $0.150 million.

Warrants

          Summary information with respect to outstanding common stock warrants at December 31, 2002 is presented below:

	Exercise Price		Potential Warrant Exercise Proceeds	Common Equivalents	Expiration Date
June 1997 Private Placement (Series D):

Placement & Advisory Warrants:	$0.86465-$1.10		$3,037,995	3,355,477	June 2007
Androgenics Warrants (August 1999):

Vested December 31, 1999:	$1.25		121,875	97,500	August 2006
Vest upon achievement of various

milestones:	$1.50-$2.50		1,787,500	900,000	August 2004
December 1999 Private Placement (Common):

Related Party Warrants:

Common Stock:	$3.30		1,060,739	321,436	December 2004
Warrants:	$5.31		426,711	80,360	December 2004
Funding Warrants:	$4.69716		2,629,282	559,760	December 2004
Penalty Warrants (May 2000):	$4.69716		213,791	45,515	May 2005
September 2000 Private Placement (Common):
Penalty Warrants:	$6.75		91,550	13,563	September 2005
Placement Agent Warrants:	$7.1500		310,117	43,373	September 2005
Placement Agent Warrants:	$7.4250		289,330	38,967	September 2005
November 2000 Private Placement (Common):

Placement Agent Warrants:	$7.4250	.	429,336	57,823	September 2005

			$10,398,226	5,513,774

          In June 1997, in connection with the issuance of the Premium Preferred Units, the placement agent received warrants (the “Placement Warrants”) to purchase up to 10% of the units sold in the Private Placement for 110% of the offering price per unit. Furthermore, the Company had entered into a financial advisory agreement with the placement agent pursuant to which the financial advisor received certain cash fees and has received warrants (the “Advisory Warrants”) to purchase up to 15% of the units sold in the Private Placement for 110% of the offering price per unit. This financial advisory agreement terminated in June 1999. The Placement Warrants and the Advisory Warrants expire on June 29, 2007.

          On August 30 1999, the Company acquired Androgenics Technologies, Inc. (“Androgenics”), a wholly owned entity of a related party shareholder. As consideration for the acquisition, the Company paid $0.132 million in cash (including reimbursements of pre-closing expenses and on-going research funding) and issued warrants (with exercise prices ranging from $1.25 to $2.50 per share) to purchase an aggregate of 1.0 million shares of common stock, 90% of which will not become exercisable until the successful conclusion of certain development milestones, ranging from the initial clinical patient trial through the submission of an application for marketing authorization. The acquisition was accounted for as a transfer of interest between companies under common control. The cash and warrants were issued in exchange for 100% of the shares of Androgenics and licensed technology and the assumption of a research and development agreement with the University of Maryland at Baltimore. The 1.0 million warrants were accounted for as a deemed distribution based on their fair value of $0.441 million. At December 31, 2002, none of the above-mentioned milestones have been met and these warrants expire in August 2004.

          On November 5, 1999, the Company issued 550,000 Bridge Warrants to the Aries Funds in full settlement of the Company’s obligation under a 1997 note and warrant purchase agreement. The settlement of this obligation was accounted for as a capital distribution, since the Aries Funds are a shareholder of the Company. Accordingly, these warrants were accounted for at their fair value of $1.8 million and included in accrued dividends at December 31, 1999. In September 2001, these warrants were exercised for $0.204 million.

          In December 1999, as described above, in connection with the 1999 Private Placement, the placement agent, a related party shareholder, received warrants (the “Related Party Warrants”) to purchase up to 10% of the Units sold in the Private Placement for 110% of the offering price per Unit. The Related Party Warrants expire on December 23, 2004. The Related Party Warrants have a fair value at the time of their issuance approximating $1.377 million, resulting in no net effect to stockholders’ equity. During 2001, also in connection with the 1999 Private Placement, 57,147 penalty warrants were issued, as a result of an SEC registration statement not becoming effective within the prescribed 120 day period after closing.

          In September 2000, as discussed above, in connection with the September 2000 private equity placement, 135,639 warrants were issued to the placement agent. The value of such warrants of $0.867 million was considered part of the cost of the placement. In addition, 20,641 penalty warrants were issued as a result of an untimely filing of an SEC registration statement within the prescribed 30-day period after closing.

          On March 27, 2000, as discussed above, the Board of Directors approved the mandatory redemption of all outstanding Series D Preferred Stock and Class D Warrants.

Common Stock Reserved

          At December 31, 2002, an aggregate of 16,662,202 shares of common stock were reserved for the conversion of preferred stock and the exercise of outstanding options and warrants.

18.	Employee Benefit Plans

1991 Plan

          The Company’s 1991 Stock Plan as amended (the “Plan”) provides for the sale of stock and the grant of stock options to employees, directors, consultants and advisors of the Company. Options may be designated as incentive stock options or non-statutory stock options; however, incentive stock options may be granted only to employees of the Company. Options under the Plan have a term of up to 10 years and must be granted at not less than the fair market value or 85% of fair market value for non-statutory options on the date of grant. Common stock sold and options granted pursuant to the Plan generally vest over a period of four to five years.

          Summary information with respect to the Company’s 1991 Stock Plan is as follows:

1991 Plan	Shares Under Option	Weighted Average Exercise Price Per Share
Balance at January 1, 2000	107,568	$ 4.20
Granted	-	-
Exercised	-	-
Canceled	(180)	20.21

Balance at December 31, 2000	107,388	4.18
Granted	-	-
Exercised	(100,000)	3.00
Canceled	(3,000)	16.67

Balance at December 31, 2001	4,388	22.41
Granted	-	-
Exercised	-	-
Canceled	-	-

Balance at December 31, 2002	4,388	$ 22.41

          At December 31, 2002, all of these outstanding stock options were exercisable. There are no shares of common stock available for grant or sale under the 1991 Stock Plan, as it expired in 2001.

1998 Plan

          Pursuant to the Company’s 1998 Stock Plan as amended (the “1998 Plan”), 15.6 million shares have been provided for the grant of stock options to employees, directors, consultants and advisors of the Company. In March 2002, the Board of Directors approved an amendment to increase the total number of shares of common stock authorized for issuance under the 1998 Plan to 15.6 million shares from 12.1 million. In June 2002, shareholders approved this amendment at the annual meeting of stockholders. Options may be designated as incentive stock options or non-statutory stock options; however, incentive stock options may be granted only to employees of the Company. Options under the 1998 Plan have a term of up to 10 years and must be granted at not less than the fair market value, or 85% of fair market value for non-statutory options, on the date of the grant. Common stock sold and options granted pursuant to the 1998 Plan generally vest over a period of four years.

Grants to Employees and Directors - 1998 Plan

          During 1999, the Company granted to certain key employees, including the new CEO and the Chairman of the Board, a total of 6,188,250 options with exercise prices below the market value of the Company’s common stock on the date of grant. The Company recorded total deferred compensation of $2.018 million attributable to the intrinsic value of these options, and amortized $0.471 million, $0.417 million, and $0.519 million as non-cash equity related compensation expense in 2002, 2001, and 2000, respectively. In 2000, the Company recorded additional deferred compensation of $0.064 million for the remeasurement of the new CEO’s options, of which $0.013 million, $0.013 million and $0.027 million was amortized as non-cash equity related compensation expense in 2002, 2001 and 2000, respectively.

          During 2000, the Company granted to a certain employee a total of 5,000 options with an exercise price below the market value of the Company’s common stock on the date of grant. The Company recorded total deferred compensation of $0.032 million attributable to the intrinsic value of these options, which was amortized as non-cash equity related compensation expense in 2000. In addition, certain employees were granted a total of 320,000 options that had an exercise price below the market value of the Company’s common stock on the date of hire. Accordingly, the Company recorded total deferred compensation of $0.934 million attributable to the intrinsic value of these options, and amortized $0.234 million and $0.293 million as non-cash equity related compensation expense in 2002 and 2001.

          The Company’s employees were granted 1,274,400, 1,392,300 and 558,362 stock options with exercise prices equal to fair market value on the date of grant in 2002, 2001 and 2000, respectively.

Grants to Non-Employees - 1998 Plan

          In connection with the JBL Agreement in May 1999 and pursuant to a related lease termination agreement, the Company granted stock options to acquire 450,000 shares of common stock, to the owners of the building previously leased to JBL, some of whom were also employees of JBL. Those options are accounted for pursuant to guidelines in SFAS No. 123, using the Black-Scholes method and had an approximate value of $1.0 million, which was charged against the gain on the sale of JBL. In addition, a total of 245,500 options were granted to employees of JBL upon the closing of the sale of JBL, in connection with an ongoing service arrangement between Promega and the Company. These options were accounted for pursuant to SFAS No. 123 using the Black-Scholes method. The Company recorded $0.529 million and $1.175 million of deferred compensation relative to these JBL options in 2000 and 1999, respectively, and amortized $0.948 million and $0.756 million as non-cash equity related compensation expense in 2000 and 1999, respectively.

          In 1999, the Company also granted 50,000 options to purchase common stock to certain consultants and advisors to the Company, for which the Company recorded a total of $0.033 million and $0.136 million in deferred compensation in 2000 and 1999, respectively, of which $0.069 million and $0.100 million was amortized as non-cash equity related compensation expense in 2000 and 1999, respectively.

          In 2001, the Company also granted 50,000 options to purchase common stock to members of Genta’s Scientific Advisory Board, for which the Company recorded a total of $3.049 million in deferred compensation, of which $0.297 million and $0.257 million was amortized as non-cash equity related compensation expense in 2002 and 2001, respectively.

          Summary information with respect to the Company’s 1998 Stock Plan is as follows:

1998 Plan	Shares Under Option	Weighted Average Exercise Price Per Share
Balance at January 1, 2000	9,602,882	$ 2.08
Granted	558,362	7.09
Exercised	(461,067)	1.81
Canceled	(3,750)	2.41

Balance at December 31, 2000	9,696,427	2.39
Granted	1,392,300	8.56
Exercised	(2,363,983)	1.29
Canceled	(429,500)	2.94

Balance at December 31, 2001	8,295,244	3.71
Granted	1,274,400	11.88
Exercised	(871,632)	2.12
Canceled	(198,400)	11.88

Balance at December 31, 2002	8,499,612	$ 4.89

          At December 31, 2002, options to purchase 5,493,987 shares of common stock were exercisable at a weighted average exercise price of approximately $3.21 per share and 3,359,706 shares of common stock were available for grant or sale under the Plan.

1998 Non-Employee Directors’ Plan

          Pursuant to the Company’s Non-Employee Directors’ 1998 Stock Plan as amended (the “Directors’ Plan”), 3.3 million shares have been provided for the grant of stock options to non-employee members of the Board of Directors. In March 2002, the Board of Directors approved an amendment to increase the total number of shares of common stock authorized for issuance under the Directors’ Plan to 3.3 million shares from 2.9 million and an amendment to change the amount and the time when stock options are granted under the Directors’ Plan. In June 2002, shareholders approved both amendments at the annual meeting of stockholders. Options under the Directors’ Plan have a term of up to ten years and must be granted at not less than the fair market value on the date of grant. As amended and approved, each director shall be granted 20,000 options at the first Board of Directors meeting they attend in person. Each option granted shall become exercisable in full on the date of grant.

         In May 1998, the Company granted stock options to purchase 1,725,000 shares of common stock, subject to shareholder approval, which was received in July 1998. As a result of an increase in the stock price between May and July 1998, the Company recorded deferred compensation of $0.366 million, of which $0.124 million and $0.153 million was amortized as non-cash equity related compensation expense in 2000 and 1999, respectively.

          In March 2000, four members of the Company’s Board of Directors resigned. The Company accelerated the vesting of their outstanding options and extended the exercise period for one year. As a result, the Company recognized $6.610 million in non-cash equity related compensation expense.

          In March 2000, the Company granted to a Company Director 25,000 options with an exercise price below the market value of the Company’s common stock on the date of grant. The Company recorded total deferred compensation of $0.052 million attributable to the intrinsic value of these options, of which $0.001 million and $0.051 million was amortized as non-cash equity related compensation expense in 2001 and 2000, respectively.

          The Company’s directors were granted stock options to purchase a total of 174,667, 170,769 and 450,000 shares of common stock in 2002, 2001 and 2000, respectively, with an exercise price equal to the fair market value of the common stock on the date of grant.

          Summary information with respect to the Company’s 1998 Non-Employee Director’s Plan is as follows:

1998 Directors’ Plan	Shares Under Option	Weighted Average Exercise Price Per Share
Balance at January 1, 2000	2,075,000	$ 1.26
Granted	450,000	8.37
Exercised	(871,887)	1.17
Canceled	(32,813)	0.94

Balance at December 31, 2000	1,620,300	3.30
Granted	170,769	10.70
Exercised	(501,400)	1.33
Canceled	-	-

Balance at December 31, 2001	1,289,669	5.01
Granted	174,667	11.29
Exercised	(475,000)	1.96
Canceled	(125,000)	8.77

Balance at December 31, 2002	864,336	$ 7.41

          At December 31, 2002, options granted under the Directors’ Plan to purchase 771,836 shares of common stock were exercisable at a weighted average exercise price of approximately $6.86 per share and 1,457,813 shares of common stock were available for grant or sale under the Directors’ Plan.

          In 2000, a total of 1,008,362 options were granted pursuant to the 1998 Plan and the 1998 Directors Plan, of which 928,362 were granted at fair market value with a weighted average grant date fair value of $7.76 per share, and 80,000 were granted below fair market value with a weighted average grant date fair value of 8.49 per share. In 2001, a total of 1,563,069 options were granted pursuant to the 1998 Plan and the 1998 Directors Plan, of which 1,513,069 were granted at fair market value with a weighted average grant date fair value of $8.53 per share, and 50,000 were granted below fair market value with a weighted average grant date fair value of $6.64 per share. In 2002, a total of 1,449,067 options were granted pursuant to the 1998 Plan and the 1998 Directors Plan at fair market value with a weighted average grant date fair value of $11.81 per share. No options were granted below fair market value.

         An analysis of all options outstanding as of December 31, 2002 is presented below:

Range of Prices	Options Outstanding	Weighted Average Remaining Life in Years	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price of Options Exercisable
$0.88 - $0.94	769,000	5.96	$ 0.92	769,000	$ 0.92
$2.41 - $5.92	5,398,262	7.31	4.03	4,325,885	2.72
$6.03 - $9.92	1,898,283	8.85	7.89	904,510	7.65
$10.00 - $15.85	1,160,401	9.00	13.02	223,926	12.26
$16.14 - $25.00	142,390	7.17	18.87	46,890	18.53

	9,368,336			6,270,211

Pro Forma Disclosure

          As permitted under SFAS No. 123, the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based awards to employees. Pro-forma information regarding net income is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its stock-based awards to employees under the fair value method of that statement. The fair value of options during the years ended December 31, 2002, 2001, and 2000, as reported below has been estimated at the date of grant using the minimum value option pricing model with the following assumptions:

	Years Ended December 31,
	2002	2001	2000
Risk-free interest rate	2.8%	4.0%	6.3%
Dividend yield	--	--	--
Expected life (years)	4.0	4.5	4.5
Volatility	65%	69%	74%

          All of the options issued during 2002 were issued with an exercise price equal to market value on the date of grant. The weighted-average estimated fair value of employee stock options granted during 2002 was $11.81 per share.

Employee Savings Plan

          In January 2001, the Company initiated sponsorship of the Genta Incorporated Savings and Retirement Plan, a defined contribution plan under Section 401(K) of the Internal Revenue Code. The Company’s matching contribution to the Plan was $0.343 million and $0.144 million for 2002 and 2001, respectively.

19.	Commitments and Contingencies

Litigation and Potential Claims

JBL

          In October 1996, JBL retained a chemical consulting firm to advise it with respect to an incident of soil and groundwater contamination (the “Spill”). Sampling conducted at the JBL facility revealed the presence of chloroform and perchloroethylenes (“PCEs”) in the soil and groundwater at this site. A semi-annual groundwater-monitoring program is being conducted, under the supervision of the California Regional Water Quality Control Board, for purposes of determining whether the levels of chloroform and PCEs have decreased over time. The results of the latest sampling conducted by JBL show that PCEs and chloroform have decreased in all but one of the monitoring sites. Based on an estimate provided to the Company by the consulting firm, the Company accrued $0.065 million in 1999 relating to remedial costs. Although the Company has agreed to indemnify Promega in respect of this matter, in November 2001, the Company received from the California Regional Water Quality Control Board notification on the completion of site investigation and remedial action for these sites. The notification stated that no further action related to this case was required.

          JBL was notified on October 16, 1998 from Region IX of the Environmental Protection Agency (“EPA”) that it had been identified as a potentially responsible party (“PRP”) at the Casmalia Disposal Site, which is located in Santa Barbara, California. JBL has been designated as a de minimis PRP by the EPA. Based on volume amounts from the EPA, the Company concluded that it was probable that a liability had been incurred and accrued $0.075 million during 1998. In 1999, the EPA estimated that the Company would be required to pay approximately $0.063 million to settle their potential liability. In December 2001, Genta received a revised settlement proposal from the EPA in the amount of $0.033 million, the terms of the settlement with the EPA containing standard contribution protection and release language and accordingly, reduced the previous accrual. In January 2002, the Company accepted the proposal and paid the $0.033 million as an offer to settle this matter. There can be no assurance, however, that the EPA will not reject our settlement offer if there is not a sufficient number of PRP’s settling with the EPA.

Genta Europe

          During 1995, Genta Pharmaceuticals Europe S.A. (“Genta Europe”), a wholly-owned subsidiary of Genta, received funding in the form of a loan from ANVAR, a French government agency, in the amount of FF5.4 million (or approximately US$0.863 million at December 31, 2002) with a scheduled maturity of December 31, 2002. Pursuant to the loan agreement with ANVAR, the utilization of the proceeds was intended to fund research and development activities. In October 1996, in connection with a restructuring of Genta’s operations, Genta terminated all scientific personnel of Genta Europe. In February 1998, ANVAR asserted that Genta Europe was not in compliance with the ANVAR Agreement, and that ANVAR might request immediate repayment of the loan. In July 1998, ANVAR notified Genta Europe of its demand for accelerated repayment of the loan in the amount of FF4.2 million (or approximately US$0.671 million at December 31, 2002) and subsequently notified us that Genta was liable as a guarantor on the note. At December 31, 2002, the Company has accrued a net liability of $0.212 million related to the ANVAR Agreement, which management believes is adequate to provide for that contingency.

          In June 1998, Marseille Amenagement, a company affiliated with the city of Marseilles, France, filed suit in France to evict Genta Europe from its facilities in Marseilles and to demand payment of alleged back rent due and of a lease guarantee for nine years rent. Following the filing of this claim and in consideration of the request for repayment of the loan from ANVAR, Genta Europe’s Board of Directors directed the management to declare a “Cessation of Payment.” Under this procedure, Genta Europe ceased operations and terminated its only remaining employee. A liquidator was appointed by the Court to take control of any assets of Genta Europe and to make payment to creditors. In December 1998, the Court in Marseilles dismissed the case against Genta Europe and indicated that it had no jurisdiction against Genta Incorporated. In August 1999, Marseille Amenagement instituted legal proceedings against us in the Commercial Court of Marseilles, alleging back rent and early termination receivables aggregating FF2.5 million (or approximately US$0.374 million at September 30, 2002). On October 8, 2001, the Commercial Court of Marseilles rendered their decision which declared the action brought by Marseille Amenagement as admissible and ordered us to pay an amount of FF1.9 million (or approximately US$0.284 million at September 30, 2002). The Company negotiated with Marseille Amenagement and agreed to settle this matter for EUR0.140 million or $0.138 million, which was paid in September 2002. The settlement amount of $0.138 million was recorded as a reduction to the Company’s accrued net liability.

University of Pennsylvania

          In October 2002, a licensing officer from the University of Pennsylvania (“UPenn”) asserted a claim to a portion of the initial $40.0 million development funding (Note 13) the Company received from Aventis pursuant to the Collaborative Agreement. The Company has disputed this claim and has filed a petition for binding arbitration for this matter, as provided in the original licensing agreement between the Company and UPenn. At the current time the Company cannot reasonably estimate the outcome of this claim; however, the Company does not believe that this claim will have a material adverse impact on the Company’s financial results and liquidity. As such, the Company has not reserved any amount for royalty payments that could be due to UPenn as a result binding arbitration.

Purchase Commitments

          At December 31, 2002, the Company was obligated for $27.5 million in drug substance purchases during 2003 per an agreement entered into with Avecia Biotechnology, Inc. (“Avecia”) in December 2002 (the “Supply Agreement”). Pursuant to the Collaborative Agreement with Aventis (Note 13), the Company anticipates that it will be reimbursed for at least 75% of these purchase commitments after the drug is shipped to the clinical sites. In addition, the Company has committed up to $5.0 million of advance financing to the drug substance manufacturer, for facility expansion, which would be recovered with interest through future payments determined as a function of drug substance purchases to be made by Genta in the future. In 2003, the Company paid $0.392 million in advance financing.

20.	Discontinued Operations

          On March 19, 1999 (the “Measurement Date”), the Company entered into an Asset Purchase Agreement (the “JBL Agreement”) with Promega whereby its wholly owned subsidiary Promega Biosciences Inc. would acquire substantially all of the assets and assume certain liabilities of JBL for approximately $4.8 million in cash, a 7% promissory note for $1.2 million, and certain pharmaceutical development services in support of the Company’s development activities. The transaction was completed on May 10, 1999 (the “Disposal Date”), with a gain on the sale of approximately $1.6 million being recognized, based upon the purchase price of JBL, less its net assets and costs and expenses associated with the sale, including lease termination costs of $1.1 million, JBL losses of $0.147 million, and legal, accounting, tax and other miscellaneous costs of the sale approximating $0.653 million.

          In connection with the JBL Agreement (Note 18), the Company granted stock options during 1999 to acquire 450,000 shares of common stock, to owners of the building previously leased to JBL, some of whom were JBL employees. These options were accounted for pursuant to the Black-Scholes option-pricing model and had an approximate value of $1.0 million, which was charged against the gain on the sale of JBL. In addition, 245,500 options were granted to former employees of JBL in connection with an ongoing service arrangement between Promega and the Company. The fair value of these options amounting to $1.7 million was charged to continuing operations as non-cash equity related compensation expense in the amount of $0.948 million and $0.757 million for the years ended December 31, 2000 and 1999, respectively.

21.	Subsequent Events

          In March 2003, the Company and Aventis signed an amendment to the Collaborative Agreement (Note 12), which establishes a line of credit, up to $40.0 million, related to the development, manufacturing and commercialization of Genasense.

22.	Selected Quarterly Financial Data (Unaudited)
	Quarter Ended
	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2002 ($ thousands, except per share data)
Revenues	$ 5	$ 910	$ 1,325	$ 1,319
Operating expenses (1)	12,639	17,940	16,646	31,021
Loss from continuing operations	(12,626)	(17,069)	(15,112)	(29,721)
Net loss	(12,626)	(17,069)	(15,112)	(29,721)
Loss per common share from continuing operations:
Basic and diluted	$ (0.19)	$ (0.25)	$ (0.21)	$ (0.40)
Net loss per common share:
Basic and diluted	$ (0.19)	$ (0.25)	$ (0.21)	$ (0.40)

	Mar. 31	Jun. 30	Sep. 30	Dec. 31
2001 ($ thousands, except per share data)
Revenues	$ 70	$ 12	$ 23	$ 41
Operating expenses (2)	7,028	11,129	11,210	18,203
Loss from continuing operations	(7,459)	(10,903)	(10,420)	(17,931)
Net loss	(7,459)	(10,903)	(10,420)	(17,931)
Loss per common share from continuing operations:
Basic and diluted	$(0.15)	$ (0.21)	$ (0.19)	$ (0.29)
Net loss per common share:
Basic and diluted	$(0.15)	$ (0.21)	$ (0.19)	$ (0.29)

(1)	Excludes equity related compensation expense

(2)	Excludes equity related compensation expense and Promega settlement expense (Note 5)

23.	Supplemental disclosure of cash flows information and non-cash investing and financing activities
	Years Ended December 31,
($ thousands)	2002	2001	2000
Preferred stock dividend accrued	$-	$-	$3,443
Common stock issued in payment of dividends on preferred stock	-	-	8,577
Common stock issued in payment of patent portfolios	-	-	2,484
Income receivable on securities to be sold	-	(3)	64
Market value change on short-term investments	91	(97)	31
Stock warrants issued to placement agent	-	-	867
Common stock to be issued in payment of future royalties	-	-	1,268
Common stock issued in payment of hiring bonus	-	50	-

          Interest paid during the year ended December 31, 2000 was $0.036 million. No interest was paid in the years ended December 31, 2002 and 2001.

Genta Incorporated
Unaudited Condensed Consolidated
Pro Forma Financial Information

The following unaudited condensed consolidated pro forma financial statements have been prepared to give effect to Genta Incorporated’s (“Genta”) acquisition of Salus Therapeutics, Inc. (“Salus”). These pro forma statements are presented for illustrative purposes only.

The pro forma adjustments are based upon available information and assumptions that Genta believes are reasonable. A preliminary allocation of the purchase price for the above transaction has not been completed. A determination of the fair value of the underlying assets acquired and liabilities assumed is in process. It is expected that a significant portion of the allocation will be made to in-process research and development, which will be expensed upon recognition. The unaudited condensed consolidated pro forma financial statements do not purport to represent what the consolidated results of operations or financial position of Genta would actually have been if the acquisition had occurred on the dates referred to below, nor do they purport to project the results of operations or financial position of Genta for any future period.

The unaudited condensed consolidated pro forma balance sheet as of June 30, 2003 was prepared by combining the historical cost balance sheet at June 30, 2003 of Genta with the historical cost balance sheet for Salus at June 30, 2003 giving effect to the acquisition as though it was completed on that date.

The unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2002 and for the six month period ended June 30, 2003 were prepared by combining Genta’s statement of operations for the respective periods with Salus’ statement of operations for the similar respective periods, giving effect to the acquisition as though it occurred on the first day of the respective fiscal year.

These unaudited condensed consolidated pro forma statements of operations do not give effect to any restructuring costs or any potential cost savings or other operating efficiencies that could result from the acquisition, or any non-recurring charges or credits resulting from the transaction such as in-process research and development charges.

The unaudited condensed consolidated pro forma financial statements should be read in conjunction with the historical financial statements of (i) Genta included in its Annual Report on Form 10-K for the year ended December 31, 2002 (filed March 31, 2003), and (ii) Salus beginning on page F-51 hereof.

Unaudited Condensed Consolidated Pro Forma Balance Sheet
June 30, 2003
(In thousands, except per share data)

	June 30, 2003
	Genta	Salus		Adjustments		Pro Forma
	(a)	(b)
ASSETS

Current assets
Cash and cash equivalents	$38,915	$92		$-		$39,007
Short-term investments	58,274	-		-		58,274
Accounts receivable	19,585	1		-		19,586
Notes receivable	275	-		-		275
Prepaid expenses and other current assets	2,123	-		-		2,123
Unallocated purchase price	-	-		12,985	(c)	12,985

Total current assets	119,172	93		12,985		132,250

Property and equipment, net	3,565	197		-		3,762
Intangible assets, net	1,151		-	-		1,151
Notes receivable	1,465		-	-		1,465
Deposits and other assets	1,716	6				1,722

Total assets	$127,069	$296		$12,985		$140,350

LIABILITIES & STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$5,093	$58		$-		$5,151
Subordinated notes payable	-	375		-		375
Accrued expenses	7,372	80		-		7,452
Deferred revenues, current portion	5,237	-		-		5,237
Other current liabilities	212	4		-		216

Total current liabilities	17,914	517		-		18,431

Deferred revenues	38,736	-		-		38,736

Line of credit	25,000	-		-		25,000
Convertible debt	10,000	-		-		10,000

Total liabilities	91,650	517		-		92,167

Commitments and contingencies

Series A convertible preferred stock, $.001 par
value; 600 shares authorized, 261 shares
issued and outstanding (aggregate
liquidation preference of $13,025)	-	-			-	-

Unaudited Condensed Consolidated Pro Forma Balance Sheet
June 30, 2003
(In thousands, except per share data)

	June 30, 2003
	Genta	Salus	Adjustments		Pro Forma

Series A redeemable convertible preferred stock, $.005 par value; 2,000 shares authorized, issued and outstanding (aggregate liquidation preference of $1,000)	-	1,000	(1,000)	(d)	-
Series B redeemable convertible preferred stock, $.005 par value; 6,775 shares authorized, 5,049 issued and outstanding (aggregate liquidation preference of $5,049)	-	2,402	(2,402)	(d)	-

STOCKHOLDERS’ EQUITY

Common stock, $.001 par value; 120,000 shares authorized, 74,853 shares issued and 74,409 shares outstanding	75	-	1	(c)	76
Common stock, $.005 par value, 17,000 shares authorized, 5,000 shares issued and outstanding	-	25	(25)	(d)	-
Deferred compensation	(409)	-	-		(409)
Additional paid-in capital	324,792	73	12,690		337,555
Accumulated deficit	(286,211)	(3,721)	3,721	(d)	(286,211)
Accumulated other comprehensive income	(19)	-	-		(19)

Less cost of treasury stock: 393 shares	(2,809)	-	-		(2,809)

	35,419	(3,623)	16,387		48,183

Total liabilities and stockholders’ equity	$127,069	$296	$12,985		$140,350

Unaudited Condensed Consolidated Pro Forma Statement of Operations
Six Months Ended June 30, 2003
(Dollars in thousands, except per share data)

	Six Months Ended June 30, 2003
	Genta	Salus	Adjustments	Pro Forma
	(e)	(f)
Revenues:
License and royalties fees	$542	$-	$-	$542
Development funding	2,087	174	-	2,261

Total revenues	2,629	174	-	2,803

Cost and expenses:
Research and development	4,978	511	-	5,489
General and administrative	10,911	348	-	11,259
Equity related compensation	288	-	-	288

Total operating expenses	16,177	859	-	17,036

Loss from operations	(13,548)	(685)	-	(14,233)
Other income, principally net interest income	527	(4)	-	523

Net loss	$(13,021)	$(689)	$-	$(13,710)

Net loss per common share	$(0.18)			$(0.18)

Shares used in computing net loss per common share	74,338			75,338

See notes to unaudited condensed consolidated pro forma financial statements

Unaudited Condensed Consolidated Pro Forma Statement of Operations
Year Ended December 31, 2002
(Dollars in thousands, except per share data)

	Year Ended December 31, 2002
	Genta	Salus	Adjustments	Pro Forma
Revenues:	(e)	(f)

License and royalties fees	$61	$-	$-	$61
Development funding	3,498	386	-	3,884

Total revenues	3,559	386	-	3,945
Cost and expenses:

Research and development	58,899	854	-	59,753
General and administrative	19,347	675	-	20,022
Equity related compensation	1,016	-	-	1,016

Total operating expenses	79,262	1,529	-	80,791

Loss from operations	(75,703)	(1,143)	-	(76,846)
Equity in net income of joint venture	33	-	-	33

Other income, principally net interest income	1,326	(50)	-	1,276
Income taxes	(184)	-	-	(184)

Net loss	$(74,528)	$(1,193)	$-	$(75,721)

Net loss per common share	$(1.05)			$(1.06)

Shares used in computing net loss per common
share	70,656			71,656

See notes to unaudited condensed consolidated pro forma financial statements

Genta Incorporated
Notes to Unaudited Condensed Consolidated Pro Forma Financial Statements

1.	Basis of Pro Forma Presentation

On August 21, 2003 (the “Closing Date”), Genta Incorporated (“Genta”) acquired Salus Therapeutics, Inc. (“Salus”) pursuant to a merger agreement between Salus and Genta (the “Acquisition”).

As of the Closing Date, Genta issued approximately 1 million shares of its common stock with a fair value of approximately $13 million to Salus stockholders in exchange for all of the outstanding shares of Salus common stock, including those issued pursuant to the conversion of Salus’ preferred stock. Approximately thirty-five percent of the initial payment is held in escrow and will be released on the first anniversary of the Acquisition, assuming no events of default occur as described in the merger agreement. Contingent upon the achievement of certain preclinical and clinical milestones, an additional $17.0 million dollars may be paid on stock or cash at Genta’s option.

The effects of the Acquisition have been presented using the purchase method of accounting, in accordance with accounting principles generally accepted in the United States of America. A preliminary allocation of the purchase price for the above transaction has not been completed. A determination of the fair value of the underlying assets acquired and liabilities assumed is in process. It is expected that a significant portion of the allocation will be made to in-process research and development, which will be expensed upon recognition.

2.	Balance Sheet Adjustments

(a)	Represents the historical balance sheet of Genta.

(b)	Represents the historical balance sheet of Salus.

(c)	To reflect the issuance by Genta of approximately 1 million shares of its common stock with a fair value of approximately $13.0 million to Salus stockholders.

(d)	To reflect the write-off of Salus common and preferred stock as they were exchanged for shares of Genta common stock at the time of acquisition. To reflect the write-off of Salus’ accumulated deficit.

(e)	Represents the historical results of operations of Genta for the periods presented.

(f)	Represents the pre-acquisition results of operations of Salus for the periods presented.

SALUS THERAPEUTICS, INC.
UNAUDITED CONDENSED BALANCE SHEET
JUNE 30, 2003

2003
ASSETS

CURRENT ASSETS:
Cash	$91,980
Accounts receivable	535

Total current assets	92,515

PROPERTY AND EQUIPMENT - At cost:
Equipment	336,875
Furniture and fixtures	123,165
Software	7,836
Leasehold improvements	201,186

669,062
Less accumulated depreciation and amortization	(472,188)

196,874

OTHER ASSETS	6,475

TOTAL ASSETS	$295,864

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$58,138
Accrued expenses	79,596
Subordinated notes payable	375,000
Interest payable	4,438

Total current liabilities	517,172

COMMITMENTS (Note 3)

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.005 par value ($1,000,000 liquidation preference), 2,000,000 shares authorized, issued and outstanding as of
June 30, 2003	1,000,000

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.005 par value ($5,048,604 liquidation preference), 6,775,333 shares authorized and 5,048,604 shares issued
and outstanding as of June 30, 2003	2,401,545

STOCKHOLDERS’ EQUITY:
Common stock, $.005 par value, 17,000,000 shares authorized and 5,000,000 shares
issued and outstanding as of June 30, 2003	25,000
Deferred compensation	(27)
Additional paid-in capital	73,141
Accumulated deficit	(3,720,967)

Total stockholders’ equity	(3,622,853)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$295,864

See notes to unaudited condensed financial statements.

SALUS THERAPEUTICS, INC.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2003 AND 2002

	2003	2002
REVENUES – GRANTS	$174,000	$209,400

OPERATING EXPENSES:

Research and development	511,218	361,646
General and administrative	347,808	312,852

Total operating expenses	859,026	674,498

LOSS FROM OPERATIONS	(685,026)	(465,098)

OTHER INCOME/(EXPENSE):
Interest income	419	330
Interest expense	(4,731)	(48,805)

Total other income/(expense)	(4,312)	(48,475)

NET LOSS	(689,338)	(513,573)
Accretion of Series B redeemable convertible preferred stock to
liquidation value	(330,882)	-

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,020,220)	$(513,573)

See notes to unaudited condensed financial statements.

Salus Therapeutics, Inc.
STATEMENT OF CASH FLOWS
SIX MONTHS ENDED JUNE 30, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(689,338)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization	60,598
Amortization of deferred compensation expense	5
(Increase) decrease in assets:
Prepaid expenses	15,085
Accounts receivable	(535)
Increase (decrease) in liabilities:
Accounts payable	39,926
Accrued expenses	51,133
Interest payable	4,438

Net cash used in operating activities	(518,688)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(14,544)

Net cash provided by investing activities	(14,544)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under subordinated notes	375,000
Repayments under capital lease obligations	(22,525)

Net cash provided by financing activities	352,475

NET DECREASE IN CASH	(180,757)

CASH, BEGINNING OF PERIOD	272,737

CASH, END OF PERIOD	$91,980

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$4,731

Income taxes	$–

See notes to unaudited condensed financial statements.

Salus Therapeutics, Inc.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
JUNE 30, 2003

(1)	Basis of Presentation

          The unaudited condensed financial statements of Salus Therapeutics, Inc., a Delaware corporation (“Salus” or the “Company”), presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Accordingly, they do not include all of the information and note disclosures required to be presented for complete financial statements. The accompanying financial statements reflect all adjustments (consisting only of normal recurring accruals), which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented.

          The unaudited condensed financial statements and related disclosures have been prepared with the presumption that users of the interim financial information have read or have access to the audited financial statements for the preceding fiscal year. Accordingly, these financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto included in the Company’s annual financial statements for the fiscal year ended December 31, 2002. Results for the interim periods are not necessarily indicative of results for the full years.

Revenue Recognition

          Grant revenues are generated by grants from the National Institutes of Health. Grant revenue is recorded by the Company as it is earned under the terms of the agreement. As of June 30, 2003, the Company is recognizing revenue under a grant that expires in July 2003.

Research and Development

          All expenditures for research and development are charged to expense as incurred.

Stock Options

          The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price. The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS No. 123, and Emerging Issues Task Force Consensus on Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company is amortizing deferred stock compensation using the graded vesting method, in accordance with Financial Accounting Standards Board Interpretation No. 28, over the vesting period of each respective option, which is generally four years.

          In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — Amendment of FASB Statement No. 123, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

          The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

	Six Months Ended June 30,
	2003	2002
Net loss, as reported	$(689,338)	$(513,573)
Equity related employee compensation expense included in
reported net loss, net of related tax effects	5	-
Total stock-based employee compensation expense determined
under fair values based method for all awards, net of
related tax effects	(1,512)	(1,299)

Pro forma net loss	$(690,845)	$(514,872)

Pro Forma Disclosure

          The fair value of options for the six months ended June 30, 2003 and 2002 has been estimated at the date of grant using the minimum value option pricing model with the following assumptions:

	Six Months Ended June 30,
	2003	2002
Risk-free interest rate	3.01%	4.66%
Dividend yield	--	--
Expected life (years)	5.0	5.0
Volatility	0.0%	0.0%

          All of the options issued during the six-month periods ended June 30, 2003 and 2002, were issued with an exercise price equal to market value on the date of grant. The weighted-average estimated fair value of stock options granted was $0.01 per share for the six-month periods ended June 30, 2003 and 2002.

Recent Accounting Pronouncements

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities, Equity, or Both. This limited scope statement prescribes changes to the classification of certain financial instruments including preferred securities issued in the form of shares that are mandatorily redeemable; that embody an unconditional obligation requiring the issuer to redeem them by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not completed the process of evaluating the impact that will result from the adoption of this statement and is therefore unable to disclose the impact the adoption will have on its financial position and results of operations.

          In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others,

and (4) amends certain other existing pronouncements. SFAS No. 149 is to be applied prospectively to contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The Company believes that adopting this statement will not have a material impact on the Company’s results of operations, financial position or cash flows.

          In January 2003, the FASB issued Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities. The Company has no arrangements that would be subject to this interpretation.

(2)	Subordinated Notes Payable

          In May 2003, a Series B stockholder loaned $125,000 to the Company in the form of a short-term subordinated convertible promissory note. The note bears interest at 8.0 percent and is due on May 6, 2004. On August 21, 2003, this note was converted into Series B redeemable convertible preferred stock and ultimately exchanged for Genta common stock as a result of the acquisition described in Note 4.

          In April 2003 and June 2003, a Series B stockholder loaned $250,000 to the Company in the form of a short-term subordinated convertible promissory note. The note bears interest at 8.0 percent and is due on July 2, 2003 and September 10, 2003, respectively. On August 21, 2003, this note was converted into Series B redeemable convertible preferred stock and ultimately exchanged for Genta common stock as a result of the acquisition described in Note 4.

(3)	Commitments and Contingencies

          In August 2003, the Company entered into a new lease agreement for office space totaling 11,178 square feet of space, at a rental cost of approximately $199,000 per year. The lease shall be for a period of five full lease years ending November 30, 2008. The Company will also be responsible for the tenant’s pro rata share of operating expenses.

(4)	Subsequent Event

          On August 21, 2003, the Company was acquired by Genta Incorporated, a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer, located in Berkeley Heights, New Jersey. Under the terms of the merger agreement, Genta issued approximately 1 million shares of its common stock with a fair value of approximately $13 million to Salus stockholders in exchange for all of the outstanding shares of Salus common stock, including those issued pursuant to the conversion of Salus’ preferred stock. Approximately thirty-five percent of the initial payment is held in escrow and will be released on the first anniversary of the acquisition, assuming no events of default occur as described in the merger agreement. Contingent upon the achievement of certain preclinical and clinical milestones, an additional $17 million may be paid in stock or cash at Genta’s option.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors
Salus Therapeutics, Inc.

We have audited the accompanying balance sheet of Salus Therapeutics, Inc. (the “Company”) as of December 31, 2002, and the related statements of operations, cash flows and of changes in stockholders’ equity for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Salus Therapeutics, Inc. at December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

October 23, 2003

SALUS THERAPEUTICS, INC.
BALANCE SHEET
DECEMBER 31, 2002

ASSETS
CURRENT ASSETS:
Cash	$272,737
Prepaid expenses	15,085

Total current assets	287,822

PROPERTY AND EQUIPMENT - At cost:
Equipment	327,035
Furniture and fixtures	118,407
Software	7,836
Leasehold improvements	201,186

654,464
Less accumulated depreciation and amortization	(411,536)

242,928
OTHER ASSETS	6,475

TOTAL ASSETS	$537,225

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$18,212
Accrued expenses	28,463
Current maturities of capital leases	22,525

Total current liabilities	69,200

COMMITMENTS (Note 3)

SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.005 par
value ($1,000,000 liquidation preference), 2,000,000 shares authorized, issued
and outstanding as of December 31,2002	1,000,000

SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK, $.005 par
value ($5,048,604 liquidation preference), 6,775,333 shares authorized and
5,048,604 shares issued and outstandingas of December 31, 2002	2,070,663

STOCKHOLDERS’ EQUITY:
Common stock, $.005 par value, 17,000,000 shares authorized and 5,000,000 shares issued
and outstanding as of December 31, 2002	25,000
Deferred compensation	(32)
Additional paid-in capital	404,023
Accumulated deficit	(3,031,629)

Total stockholders’ equity	(2,602,638)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$537,225

See notes to financial statements.

SALUS THERAPEUTICS, INC.
STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2002

REVENUES - GRANTS	$386,510

OPERATING EXPENSES:
Research and development	854,376
General and administrative	675,534

Total operating expenses	1,529,910

LOSS FROM OPERATIONS	(1,143,400)

OTHER INCOME/(EXPENSE):
Interest income	4,938
Interest expense	(54,453)

Total other income/(expense)	(49,515)

NET LOSS	(1,192,915)
Accretion of Series B redeemable convertible preferred stock to
liquidation value	(292,654)

NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(1,485,569)

See notes to financial statements.

SALUS THERAPEUTICS, INC.
STATEMENT OF CASH FLOWS
YEAR ENDED DECEMBER 31, 2002

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,192,915)
Adjustments to reconcile net loss to net cash used
in operating activities:
Depreciation and amortization	109,042
Impairment of investment	50,000
Amortization of deferred compensation expense	3
(Increase) decrease in assets:
Prepaid expenses	(15,085)
Other assets	6,473
Increase (decrease) in liabilities:
Accounts payable	(52,585)
Accrued expenses	5,258
Interest payable	(38,577)

Net cash used in operating activities	(1,128,386)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(18,922)

Net cash used in investing activities	(18,922)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments of term loan	(850,000)
Repayments of subordinated notes	(75,000)
Proceeds from sale of Series B redeemable convertible preferred
stock, net of issuance costs	2,469,532
Repayments under capital lease obligations	(127,290)

Net cash provided by financing activities	1,417,242

NET INCREASE IN CASH	269,934
CASH, BEGINNING OF YEAR	2,803

CASH, END OF YEAR	$272,737

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$61,113

Income taxes	$--

SUPPLEMENTAL DISCLOSURE OF NONCASH FLOW TRANSACTIONS:
Record value of warrants issued with Series B redeemable convertible
preferred stock	$337,490

Record beneficial conversion feature associated with Series B redeemable convertible preferred stock	$392,260

Accrection of liquidation value on Series B redeemable convertible preferred stock	$330,882

See notes to financial statements.

SALUS THERAPEUTICS, INC.
STATEMENT OF STOCKHOLDERS’ EQUITY
YEAR ENDED DECEMBER 31, 2002

	Common Stock
	Shares	Amount	Paid-In Capital	Deferred Compensation	Retained Earnings	Total

BALANCE - January 1, 2002	5,000,000	$25,000	$5,119	$-	$(1,838,714)	$(1,808,595)

Warrants issued in connection with Series B Redeemable Convertible Preferred Stock
	-

		-	337,490

				-

						337,490

Beneficial conversion feature associated with Series B Redeemable Convertible Preferred Stock
	-	-	392,261	-	-	392,261

Accretion of Series B Redeemable Convertible Preferred Stock to liquidation value
	-	-	(330,882)	-	-	(330,882)

Deferred compensation related to stock options
	-	-	35	(35)	-	-

Amortization of deferred compensation
	-	-	-	3	-	3

Net loss
	-	-	-	-	(1,192,915)

						(1,192,915)

BALANCE - December 31, 2002	5,000,000	$25,000	$404,023	$(32)	$(3,031,629)	$(2,602,638)

See notes to financial statements.

SALUS THERAPEUTICS, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2002

1.	ORGANIZATION AND BUSINESS

          Salus Therapeutics, Inc. (the “Company”) was incorporated in Delaware on October 21, 1999. The Company is primarily involved in the research and development of technology that facilitates the rapid identification of optimal antisense targets on specified genes. The Company intends to research, develop and manufacture products by bioengineering and genetic transmutation.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation – The financial statements are presented in accordance with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

     Revenue Recognition — Grant revenues are generated by grants from the National Institutes of Health. Grant revenue is recorded by the Company as it is earned under the terms of the agreement. As of December 31, 2002, the Company is recognizing revenue under a grant that expired in July 2003.

     Research and Development — All expenditures for research and development are charged to expense as incurred.

     Property, Plant and Equipment – Property and equipment are recorded at cost. Depreciation and amortization are calculated using the straight-line method over the estimated useful lives of the related assets. The estimated useful life of equipment is 3 to 5 years, software is 3 years, leasehold improvements are 5 years and furniture and fixtures is 3 to 7 years.

          Expenditures for routine maintenance and repairs are charged to operating expenses as incurred. Major renewals or betterments that extend the useful lives of existing assets are capitalized and depreciated over their estimated useful lives. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts, and any resulting gain or loss is recorded as an operating expense in the accompanying statements of operations.

     Stock-Based Compensation – The Company has one stock-based compensation plan (Note 6). The Company accounts for stock-based compensation arrangements in accordance with the provisions of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure, an amendment of FASB Statement No. 123. Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company’s stock and the exercise price of the option.

          The Company accounts for stock options issued to non-employees in accordance with the provisions of SFAS No. 123, and Emerging Issues Task Force Consensus on Issue No. 96-18, Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services. The Company is amortizing deferred stock compensation using the graded vesting method, in accordance with the Financial Accounting Standards Board Interpretation No. 28, over the vesting period of each respective option, which is generally four years.

          In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company is required to implement SFAS No.148 in fiscal 2003 and certain disclosure provisions for the year ended December 31, 2002. The Company does not plan to adopt the fair value provisions of accounting for stock based compensation; as such the Company does not believe that the adoption of this statement will have a material impact on its financial position, results of operations or cash flows.

          The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

December 31, 2002
Net loss as reported	$(1,192,915)
Equity related employee compensation expense included in reported net
loss, net of related tax effects	-
Total stock-based employee compensation expense determined under fair
values based method for all awards	(2,706)

Pro forma net loss	$(1,195,621)

          The pro forma disclosures shown above were calculated for all options using the Black-Scholes option pricing model with the following assumptions:

December 31, 2002
Expected dividend yield	-
Expected stock price volatility	-
Risk-free interest rate	3.08%
Weighted average expected life (in years)	5

     Recently Issued Accounting Standards — In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements 4, 44 and 64, Amendment of FASB Statement 13, and Technical Corrections. SFAS No. 145 rescinds the provisions of SFAS No. 4 that requires companies to classify certain gains and losses from debt extinguishments as extraordinary items, eliminates the provisions of SFAS No. 44 regarding transition to the Motor Carrier Act of 1980 and amends the provisions of SFAS No. 13 to require that certain lease modifications be treated as sale leaseback transactions. The provisions of SFAS No. 145 related to classification of debt extinguishment are effective for fiscal years beginning after May 15, 2002. Commencing January 1, 2003, the Company will classify debt extinguishment costs within income from operations. The provisions of SFAS No. 145 related to lease modifications are effective for transactions occurring after May 15, 2002. The Company does not expect the provisions of SFAS No. 145 related to lease modifications to have a material impact on its financial position or results of operations.

          In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 nullifies Emerging Issues Task Force (“EITF”) No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The principal difference between SFAS No. 146 and EITF No. 94-3 relates to its requirements for recognition of a liability for a cost associated with an exit or disposal activity. SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF No. 94-3, a liability for an exit cost was recognized at the date of an entity’s commitment to an exit plan. SFAS No. 146 is effective for exit and disposal activities that are initiated after December 31, 2002. The adoption of this statement did not have a material impact on the Company’s financial position or results of operations.

          In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In particular, SFAS No. 149 (1) clarifies under what circumstances a contract with an initial net investment meets the characteristic of a derivative discussed in paragraph 6(b) of SFAS No. 133, (2) clarifies when a derivative contains a financing component, (3) amends the definition of an underlying to conform it to language used in FIN 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, and (4) amends certain other existing pronouncements. SFAS No. 149 is to be applied prospectively to contracts entered into or modified after June 30, 2003, with certain exceptions, and for hedging relationships designated after June 30, 2003. The Company believes that adopting this statement will not have a material impact on the Company’s results of operations, financial position or cash flows.

          In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Liabilities, Equity, or Both. This limited scope statement prescribes changes to the classification of certain financial instruments including preferred securities issued in the form of shares that are mandatorily redeemable; that embody an unconditional obligation requiring the issuer to redeem them by transferring its assets at a specified or determinable date (or dates) or upon an event that is certain to occur. This Statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not completed the process of evaluating the impact that will result from the adoption of this statement and is therefore unable to disclose the impact the adoption will have on its financial position and results of operations.

          In November 2002, FASB Interpretation (“FIN”) 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”, was approved by the FASB. FIN 45 clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of this interpretation are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The interpretation also requires enhanced and additional disclosures of guarantees in financial statements ending after December 15, 2002. In the normal course of business, the Company does not issue guarantees, accordingly this interpretation has no effect on the financial statements.

          In January 2003, the FASB issued Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities. The Company has no arrangements that would be subject to this interpretation.

     Income Taxes — The Company recognizes deferred income tax assets and liabilities for the future tax consequences of events that have been recognized in the financial statements or income tax returns. Deferred tax assets and liabilities are determined based upon the difference between the financial statements and income tax basis of assets and liabilities using the enacted tax rates expected to apply when the differences are expected to be settled of realized.

     Impairment of Long-Lived Assets — The Company evaluates the recoverability of long-lived assets in accordance with Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. Management has determined that no such impairment exists. As of December 31, 2002, the Company does not consider any of its long-lived assets to be impaired.

     Fair Value of Financial Instruments — The carrying amounts reported in the accompanying financial statements for cash and accounts payable approximate fair values because of the immediate or short-

term maturities of these financial instruments. The carrying amount of the Company’s redeemable preferred stock approximates fair value.

3.	COMMITMENTS

Capital Leases

          The Company leases certain laboratory and office equipment under capital leases. As of December 31, 2002, the cost of assets held under capital lease was $351,579 and related accumulated depreciation was $226,938.

          The future minimum obligations under such leases in effect at December 31, 2002 consist of the following:

Year Ending December 31,	Capital Leases

2003	$ 22,818

22,818
Less amount representing interest	293

Present value of net minimum capital lease payments	$ 22,525

Operating Leases

          The Company is committed under non-cancelable operating leases involving office facilities and office equipment. Rent expense for operating leases was $114,677 for the year ended December 31, 2002, which is the net of $8,105 in sublease income received under a cancelable agreement with a related party (Note 9).

          The future minimum obligations under such leases in effect at December 31, 2002 consist of the following:

Year Ending December 31,	Operating Leases

2003	84,985
2004	201,707
2005	207,758
2006	213,990
2007	220,413
Thereafter	226,452

$1,155,305

Technology License Agreement

          In October 1999, the Company entered into a license agreement with the University of Utah Research Foundation (the “Foundation”). The agreement provided the Company with an exclusive worldwide license to utilize certain methods for generating robozyme libraries for use in locating sites accessible to antisense agents. The license granted under this agreement provides for exclusive rights through October 2009. If the Company meets certain requirements stated in the agreement, the license will be extended to a term ending upon the expiration of the related patent rights.

          As consideration for the license, the Company issued 300,000 shares of its common stock to the Foundation and paid a nonrefundable fee of $5,000 during 1999. Additionally, in the event of a subsequent round of financing, the Foundation has the right to invest in additional shares on a pro-rata basis, at the same price as granted to other investors holding common or preferred stock.

          In June 2002, the University of Utah Research Foundation acknowledged that the Company performed its obligation required in the agreement noted above. As such, the original agreement was terminated and an amended and restated license agreement was issued. As part of the new agreement, the Company paid a non-refundable license issue fee of $5,000 and $13,676 in related closing costs during 2002.

          Under the license agreement, the Company is required among other things to: (a) pay an earned royalty of two percent of net sales (as defined in the agreement); (b) pay a license maintenance fee of $10,000 in 2003, $15,000 in 2004 and $20,000 in 2005 and beyond until the end of the term of the last to expire patent rights, (c) pay various one time payments based upon the achievement of certain milestones (as defined in the agreement).

4.	REDEEMABLE CONVERTIBLE PREFERRED STOCK

         Series A Redeemable Convertible Preferred Stock

          The Company has authorized 8,775,333 shares of preferred stock with $0.005 par value, 2,000,000 of which have been designated as Series A redeemable, convertible preferred stock (“Series A”). On November 17, 1999, the Company sold 2,000,000 shares of Series A for $1,000,000. The holder of Series A has the right to a number of votes equal to the number of shares of common stock upon conversion of the Series A. In addition, the holder of the Series A is entitled to elect one of the members of the board of directors of the Company. Each share of Series A is convertible into one share of common stock at the option of the shareholder, subject to adjustment for anti-dilution provisions.

          The Series A stockholder is required to convert the shares into common stock, at the then applicable conversion rate, upon the earlier to occur of (1) the closing of a firmly underwritten public offering of shares of common stock of the Company at a per share public offering price equal to $2.50 (as adjusted for stock splits, dividends, and recapitalizations) and the total gross offering proceeds to the Company in excess of $25 million or (2) the affirmative consent of a majority of the holders of the then outstanding shares of Series A. In the event of voluntary or involuntary liquidation or dissolution, the Series A stockholder is entitled to receive the original purchase price plus any declared and unpaid dividends, prior to any distribution of any of the net assets of the Company to the holders of common stock.

          The Series A stockholder is entitled to a noncumulative, 8 percent dividend rate payable when and if declared by the Board of Directors. As of December 31, 2002, no dividends have been declared.

          Shares of Series A are redeemable in three annual installments beginning on November 17, 2004 at the election of holders of a majority of the shares. The redemption price is equal to the price paid for the Series A plus any declared and unpaid dividends.

          The Series A stockholder has a right of participation to purchase a share of any offering of new securities of the Company equal to the proportion which the number of shares of the Series A bears to the Company’s fully-diluted capitalization. Such right terminates immediately prior to closing of a qualified public offering.

Series B Redeemable Convertible Preferred Stock

          In June 2002, the Board of Directors approved the authorization of a series of Preferred Stock designated as the Series B Preferred Stock, consisting of up to 6,775,333 shares with such rights, preferences, privileges and restrictions as set forth therein.

          On June 26, 2002 the Company issued 5,048,604 shares of Series B redeemable convertible preferred stock (“Series B”) to investors for $2,469,532, net of issuance costs of $54,770. The Series B is being accreted to its liquidation value over the period to its earliest redemption date. Accretion was $330,882 for the year ended December 31, 2002.

          The holder of Series B has the right to a number of votes equal to the number of shares of common stock upon conversion of the Series B. In addition, the holder of the Series B is entitled to elect one of the members of the board of directors of the Company. Each share of Series B is convertible into one share of common stock at the option of the shareholder, subject to adjustment for anti-dilution provisions.

          The Series B stockholder is required to convert the shares into common stock, at the then applicable conversion rate, upon the earlier to occur of (1) the closing of a firmly underwritten public offering of shares of common stock of the Company at a per share public offering price equal to $2.50 (as adjusted for stock splits, dividends, and recapitalizations) and the total gross offering proceeds to the Company in excess of $25 million or (2) the affirmative consent of a majority of the holders of the then outstanding shares of Series B. In the event of voluntary or involuntary liquidation or dissolution, the Series B stockholder is entitled to receive two times the original purchase price plus any declared and unpaid dividends, prior to any distribution of any of the net assets of the Company to the holders of common stock. Also, after the preferred preferential liquidation proceeds, the Series A stockholder participates in liquidation proceeds with the common stock.

          The Series B stockholder is entitled to a noncumulative, 8 percent dividend rate payable when and if declared by the Board of Directors. As of December 31, 2002, no dividends have been declared.

          Shares of Series B are redeemable in three annual installments beginning on June 26, 2007 at the election of holders of a majority of the shares. The redemption price is equal to the price paid for the Series B plus any declared and unpaid dividends.

          The Series B stockholder has a right of participation to purchase a share of any offering of new securities of the Company equal to the proportion which the number of shares of the Series B bears to the Company’s fully-diluted capitalization. Such right terminates immediately prior to closing of a qualified public offering.

5.	STOCKHOLDERS’ EQUITY

Common Stock

          In October 1999, the Company issued 4,700,000 shares of common stock to founders of the Company in exchange for $28,312. The Company has the right of first refusal in connection with any sale or transfer of shares of common stock by existing shareholders. Under the founders’ agreements, the Company has the option to repurchase all or a portion of the common shares at the original purchase price paid. These repurchase rights expire in various amounts over 4 years or earlier upon the occurrence of certain events.

          In October 1999, the Company issued 300,000 share of common stock to the Foundation in connection with a license agreement (Note 3) and recorded research and development expense of $1,807.

          In June 2002, the Board of Directors approved an amendment to increase the authorized common stock to 17,000,000 shares from 4,700,000 shares.

Warrants

          On June 26, 2002, the Company issued 976,728 warrants to purchase shares of the Series B redeemable preferred stock of the Company to a stockholder. These warrants have an exercise price of $0.50 and expire no later than June 26, 2009. The Company has attributed a portion of the proceeds from the Series B offering to the fair value of the warrants. The warrants were valued at $337,490. The fair value of the warrants have been recorded as an initial discount to the carrying value of the related Series B.

6.	STOCK-BASED COMPENSATION

1999 Equity Incentive Plan

          The Company’s 1999 Equity Incentive Plan provides for the sale of stock and the grant of stock options to employees, directors, consultants and advisors of the Company. Options may be designated as incentive options or non-statutory stock options; however, incentive stock options may be granted only to employees of the Company. Options under the Plan have a term of up to 10 years and must be granted at not less than the fair market value or 85% of fair market value for non-statutory options on the date of grant. Common stock sold and options granted pursuant to the Plan generally vest over a period of 4 years.

          The Board of Directors of the Company authorized 1,450,000 shares of common stock for issuance. The number of shares, exercise price and term for each grant are determined by the Board of Directors. A summary of activity under the plan follows:

	Shares	Weighted Average Exercise Price
Outstanding at January 1, 2002	1,025,000	$ 0.05
Granted	215,000	0.05

Outstanding at December 31, 2002	1,240,000	$ 0.05

          Of the total options outstanding, 5,000 were granted to a consultant and expire 10 years from the grant date. One-fourth of these options vested on the grant date and the remaining vest 1/48 per month over the next three years. In accordance with SFAS No. 123, the Company recorded deferred compensation of $35 related to the non-employee option grant, of which $32 was unamortized at December 31, 2002. The remaining 1,235,000 options were granted to employees and directors at fair market value and expire 10 years from the date of the grant.

          In 2002, a total of 215,000 options were granted pursuant to the 1999 Equity Incentive Plan at fair market value with a weighted average grant date fair value of $0.05 per share. No options were granted below fair market value.

          Of the outstanding options, the total exercisable shares were 538,646 as of December 31, 2002. Their respective weighted average exercise prices were $0.05. The weighted average fair value of options granted during the year ended December 31, 2002 was $0.01.

7.	EMPLOYEE BENEFIT PLAN

          In October 2002, the Company initiated sponsorship of the Salus Therapeutics, Inc. 401(K) Profit Sharing Plan, a defined contribution plan under Section 401(K) of the Internal Revenue Code. The Company did not make any matching contributions for the year ended December 31, 2002.

8.	INCOME TAXES

          As of December 31, 2002, the Company has generated net operating loss carryforwards (“NOLs”) for federal and state income tax reporting purposes of approximately $2,936,000 and had net deferred tax assets of approximately $1,162,000. There can be no assurance that these NOLs will be available to offset future taxable income, if any. An NOL generated in a particular year will expire for federal tax purposes if not utilized within 20 years. Additionally, the Internal Revenue Code contains other provisions which could reduce or limit the availability and utilization of these NOLs. For example, limitations are imposed on the utilization of NOLs if certain ownership changes have taken place or will take place. A valuation allowance is provided when it is more than likely than not that all or some portion of the deferred income tax assets will not be realized. Due to the uncertainty with respect to the ultimate realization of the NOLs, at December 31, 2002, the Company established a valuation allowance for all deferred income tax assets.

9.	RELATED-PARTY TRANSACTIONS

          During the year ended December 31, 2002, two entities owned by a stockholder of the Company rented office space from the Company under month-to-month cancelable agreements. The Company recorded rental income of $8,105 for the year ended December 31, 2002, which was recorded as a reduction of rent expense.

          In addition, one of these entities utilized some of the Company’s laboratory equipment under a month-to-month cancelable agreement. In January 2002, an agreement was reached in which the Company would refund the related entity a one-time $40,000 payment, related to overpayments of rental income. The Company recorded the $40,000 payment as an operating expense. During the remainder of 2002, this amount was offset by $12,247 in rental income related to this equipment.

          During 2002, the Company also utilized equipment owned by a related party. Total rent expense related to that equipment for the year ended December 31, 2002 was $18,097.

10.	SUBSEQUENT EVENTS

          On August 21, 2003, the Company was acquired by Genta Incorporated, a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer, located in Berkeley Heights, New Jersey. Under the terms of the merger agreement, Genta issued approximately 1 million shares of its common stock with a fair value of approximately $13 million to Salus stockholders in exchange for all of the outstanding shares of Salus common stock, including those issued pursuant to the conversion of Salus’ preferred stock. Approximately thirty-five percent of the initial payment is held in escrow and will be released on the first anniversary of the acquisition, assuming no events of default occur as described in the merger agreement. Contingent upon the achievement of certain preclinical and clinical milestones, an additional $17 million may be paid in stock or cash at Genta’s option.

          In June 2003, the Company entered into a new lease agreement for office space totaling 11,178 square feet of space, at a rental cost of approximately $199,000 per year. The lease shall be for a period of 5 full lease years ending November 30, 2008. The Company will also be responsible for the tenant’s pro rata share of operating expenses.

          In May 2003, a Series B stockholder loaned $125,000 to the Company in the form of a short-term subordinated convertible promissory note. The note bears interest at 8.0 percent and is due on May 6, 2004. On August 21, 2003, this note was converted into Series B redeemable convertible preferred stock and ultimately exchanged for Genta common stock as a result of the acquisition described above.

          In April 2003 and June 2003, a Series B stockholder loaned $250,000 to the Company in the form of a short-term subordinated convertible promissory note. The note bears interest at 8.0 percent and is due on July 2, 2003 and September 10, 2003, respectively. On August 21, 2003, this note was converted into Series B redeemable convertible preferred stock and ultimately exchanged for Genta common stock as a result of the acquisition described above.

          In April 2003, the Company issued options to purchase 57,500 shares of common stock to various employees at an exercise price of $0.05 per share which vest over a four-year period.

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

671,412 Shares

Genta Incorporated

Common Stock

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Amount To Be Paid
Registration fee	$581
Legal fees and expenses	100,000
Accounting fees and expenses	50,000
Miscellaneous	10,000

Total	$160,581

          Each of the amounts set forth above other than the Registration fee is an estimate.

Item 14. Indemnification of Directors and Officers.

          Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person, including a director or officer, who is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or other enterprise against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may provide similar indemnification in an action or suit by or in the right of the corporation, except that no indemnification is permitted if the director or officer is adjudged to be liable to the corporation unless and to the extent the Court of Chancery or the court in which such action was brought determines that such person is reasonably entitled to indemnify. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

          Article VIII of Genta’s restated certificate of incorporation, as amended, provides indemnification of directors and officers of Genta to the fullest extent permitted by the Delaware General Corporation Law.

          Genta maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

Item 15. Recent Sales of Unregistered Securities.

          Since October 1, 2000, the Registrant has sold the following securities without registration under the Securities Act of 1933:

          In November 2000, the Company sold 4.285 million shares of common stock through a private placement and received proceeds of approximately $26.8 million, net of placement costs of $1.633 million. The placement agents, one a related party stockholder, received cash commissions equal to 7.0% of the gross sales price. The sale was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D.

          In December 2000, the Company recorded $1.268 million as the fair value for its commitment to issue 162,338 shares of common stock to a major university as consideration for an amendment to a license agreement initially executed on August 1, 1991. The sale was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D.

          In November 2001, the Company sold 2.5 million shares of common stock through a private placement and received proceeds of approximately $32.2 million, net of placement agent commissions of $0.420 million and related expenses. The sale was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D.

          In May 2002, the Company sold 6.665 million shares of common stock to Aventis in connection with a collaborative agreement and received proceeds of $71.0 million, net of investment banking fees of $0.899 million and related expenses. The sale was exempt from registration under the Securities Act pursuant to Section 4(2) and Regulation D.

Item 16. Exhibits and Financial Statement Schedules.

          (a) The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description

3.1.a	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-19635)

3.1.b	Certificate of Designations of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed on February 28, 1997, Commission File No. 0-19635)

3.1.c	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.d	Amended Certificate of Designations of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i).4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.e	Certificate of Increase of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i).5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.f	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

3.1.g	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

3.1.h	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.i	Certificate of Amendment of Restated Certificate of Incorporation of the Company

3.1.j	Certificate of Amendment of Restated Certificate of Incorporation of the Company

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3(ii).1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

Exhibit Number	Description

4.1	Specimen Common Stock Certificate

5	Opinion of Davis Polk & Wardwell

10.1	Amended and Restated 1991 Stock Plan of Genta Incorporated (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, Reg. No. 33-85888)

10.2	Non-Employee Directors’ 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, Reg. No. 333-101022)

10.3	1998 Stock Incentive Plan, as amended and restated, effective June 25, 2003

10.4	Form of Indemnification Agreement entered into between the Company and its directors and officers (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, Reg. No. 33-43642)

10.5*	Development, License and Supply Agreement dated February 2, 1989 between the Company and Gen-Probe Incorporated (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, Reg. No. 33-43642)

10.6	Contract for Regional Aid for Innovation, effective July 1, 1993, between L’Agence Nationale de Valorisation de la Recherche, Genta Pharmaceuticals Europe S.A. and the Company (incorporated by reference to Exhibit 10.98 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-19635)

10.7	Asset Purchase Agreement, dated as of March 19, 1999, among JBL Acquisition Corp., JBL Scientific Incorporated and the Company (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 1999, Commission File No. 0-19635)

10.8	Warrant Agreement, dated as of December 23, 1999, among the Company, ChaseMellon Shareholder Services, L.L.C., as warrant agent, and Paramount Capital, Inc. (incorporated by reference to Exhibit 10.67 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.9	Employment Letter Agreement, dated as of October 28, 1999, from the Company to Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.70 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.10	Stock Option Agreement, dated as of October 28, 1999, between the Company and Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.71 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.11	Letter Agreement, dated March 4, 1999, from SkyePharma Plc to the Company (incorporated by reference to Exhibit 10.72 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.12	Subscription Agreement executed in connection with the November 26, 2001 sale of common stock to Franklin Small-Mid Cap Growth Fund, Franklin Biotechnology Discovery Fund, and SF Capital Partners Ltd., and the November 30, 2001 sale of common stock to SF Capital Partners Ltd. (incorporated by reference to Exhibit 10.73 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.13	Employment Letter Agreement, dated as of March 27, 2001, from the Company to Loretta M. Itri, M.D. (incorporated by reference to Exhibit 10.74 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.14	Agreement of Lease dated June 28, 2000 between The Connell Company and the Company (incorporated by reference to Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.14A	Amendment of Lease, dated June 19, 2002 between The Connell Company and the Company (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

Exhibit Number	Description

10.15	Agreement of Sublease dated August 13, 2001 between Expanets, Inc. and the Company (incorporated by reference to Exhibit 10.77 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.16*	U.S. Commercialization Agreement dated April 26, 2002, by and between Genta Incorporated and Aventis Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.16A*	Amendment No. 1 dated March 14, 2003 to the U.S. Commercialization Agreement between Genta Incorporated and Aventis Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, Commission File No. 0-19635)

10.17*	Ex-U.S. Commercialization Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.18*	Global Supply Agreement, dated April 26, 2002, by and among Genta Incorporated, Aventis Pharmaceuticals Inc. and Garliston Limited (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.19*	Securities Purchase Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.20	Standstill and Voting Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.21	Registration Rights Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.22	Convertible Note Purchase Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.23*	5.63% Convertible Promissory Note, due April 26, 2009 (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.24*	Subordination Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.25*	Manufacture and Supply Agreement, dated December 20, 2002, between Genta Incorporated and Avecia Biotechnology Inc. (incorporated by reference to Exhibit 10.88 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-19635)

10.26	Employment Agreement, dated as of December 1, 2002, between the Company and Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.89 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001, Commission File No. 0-19635)

10.27	Employment Agreement, dated as of August 5, 2003, between the Company and Loretta M. Itri, M.D. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, Commission File No. 0-19635)

Exhibit Number	Description

10.28**	License Agreement dated August 1, 1991, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.28A**	Amendment to License Agreement, dated December 19, 2000, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.28AA**	Second Amendment to License Agreement, dated October 22, 2003, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.29	Settlement Agreement and Release, dated October 22, 2003, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

21	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	The Company has been granted confidential treatment of certain portions of this exhibit.

**	The Company has requested confidential treatment of certain portions of this exhibit.

          (b) The following financial statement schedule is filed as part of this Registration Statement:
None.

Item 17. Undertakings

          The undersigned hereby undertakes:

          (a) (1) To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this registration statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 14 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities

(other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berkeley Heights, State of New Jersey, on the 4th day of November, 2003.

GENTA INCORPORATED

By:	/s/ WILLIAM P. KEANE
Name: Title:	William P. Keane Vice President, Chief Financial Officer, and Corporate Secretary

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Raymond P. Warrell, Jr., M.D., William P. Keane and Stefan Grant, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ RAYMOND P. WARRELL, JR., M.D. Raymond P. Warrell, Jr., M.D.	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	November 4, 2003

/s/ WILLIAM P. KEANE William P. Keane	Vice President, Chief Financial Officer and Corporate Secretary (Principal Accounting Officer)	November 4, 2003

/s/ JEROME E. GROOPMAN, M.D. Jerome E. Groopman, M.D.	Director	November 4, 2003

/s/ BETSY MCCAUGHEY Betsy McCaughey, Ph.D.	Director	November 4, 2003

/s/ DANIEL D. VON HOFF, M.D. Daniel D. Von Hoff, M.D.	Director	November 4, 2003

/s/ HARLAN J. WAKOFF Harlan J. Wakoff	Director	November 4, 2003

/s/ DOUGLAS G. WATSON Douglas G. Watson	Director	November 4, 2003

/s/ MICHAEL S. WEISS Michael S. Weiss	Director	November 4, 2003

/s/ PATRICK J. ZENNER Patrick J. Zenner	Director	November 4, 2003

EXHIBIT INDEX

Exhibit Number	Description

3.1.a	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1995, Commission File No. 0-19635)

3.1.b	Certificate of Designations of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i) to the Company’s Current Report on Form 8-K filed on February 28, 1997, Commission File No. 0-19635)

3.1.c	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.d	Amended Certificate of Designations of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i).4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.e	Certificate of Increase of Series D Convertible Preferred Stock of the Company (incorporated by reference to Exhibit 3(i).5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.f	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).4 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

3.1.g	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).3 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

3.1.h	Certificate of Amendment of Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3(i).8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

3.1.i	Certificate of Amendment of Restated Certificate of Incorporation of the Company

3.1.j	Certificate of Amendment of Restated Certificate of Incorporation of the Company

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3(ii).1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998, Commission File No. 0-19635)

4.1	Specimen Common Stock Certificate

5	Opinion of Davis Polk & Wardwell

10.1	Amended and Restated 1991 Stock Plan of Genta Incorporated (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-8, Reg. No. 33-85888)

Exhibit Number	Description

10.2	Non-Employee Directors’ 1998 Stock Option Plan, as amended and restated (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8, Reg. No. 333-101022)

10.3	1998 Stock Incentive Plan, as amended and restated, effective June 25, 2003

10.4	Form of Indemnification Agreement entered into between the Company and its directors and officers (incorporated by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1, Reg. No. 33-43642)

10.5*	Development, License and Supply Agreement dated February 2, 1989 between the Company and Gen-Probe Incorporated (incorporated by reference to Exhibit 10.10 to the Company’s Registration Statement on Form S-1, Reg. No. 33-43642)

10.6	Contract for Regional Aid for Innovation, effective July 1, 1993, between L’Agence Nationale de Valorisation de la Recherche, Genta Pharmaceuticals Europe S.A. and the Company (incorporated by reference to Exhibit 10.98 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996, Commission File No. 0-19635)

10.7	Asset Purchase Agreement, dated as of March 19, 1999, among JBL Acquisition Corp., JBL Scientific Incorporated and the Company (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report filed on Form 10-Q for the quarter ended March 31, 1999, Commission File No. 0-19635)

10.8	Warrant Agreement, dated as of December 23, 1999, among the Company, ChaseMellon Shareholder Services, L.L.C., as warrant agent, and Paramount Capital, Inc. (incorporated by reference to Exhibit 10.67 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.9	Employment Letter Agreement, dated as of October 28, 1999, from the Company to Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.70 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.10	Stock Option Agreement, dated as of October 28, 1999, between the Company and Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.71 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.11	Letter Agreement, dated March 4, 1999, from SkyePharma Plc to the Company (incorporated by reference to Exhibit 10.72 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999, Commission File No. 0-19635)

10.12	Subscription Agreement executed in connection with the November 26, 2001 sale of common stock to Franklin Small-Mid Cap Growth Fund, Franklin Biotechnology Discovery Fund, and SF Capital Partners Ltd., and the November 30, 2001 sale of common stock to SF Capital Partners Ltd. (incorporated by reference to Exhibit 10.73 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

Exhibit Number	Description

10.13	Employment Letter Agreement, dated as of March 27, 2001, from the Company to Loretta M. Itri, M.D. (incorporated by reference to Exhibit 10.74 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.14	Agreement of Lease dated June 28, 2000 between The Connell Company and the Company (incorporated by reference to Exhibit 10.76 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.14A	Amendment of Lease, dated June 19, 2002 between The Connell Company and the Company (incorporated by reference to Exhibit 10.10 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.15	Agreement of Sublease dated August 13, 2001 between Expanets, Inc. and the Company (incorporated by reference to Exhibit 10.77 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, Commission File No. 0-19635)

10.16*	U.S. Commercialization Agreement dated April 26, 2002, by and between Genta Incorporated and Aventis Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.16A*	Amendment No. 1 dated March 14, 2003 to the U.S. Commercialization Agreement between Genta Incorporated and Aventis Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, Commission File No. 0-19635)

10.17*	Ex-U.S. Commercialization Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.18*	Global Supply Agreement, dated April 26, 2002, by and among Genta Incorporated, Aventis Pharmaceuticals Inc. and Garliston Limited (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.19*	Securities Purchase Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.4 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.20	Standstill and Voting Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.21	Registration Rights Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.6 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

Exhibit Number	Description

10.22	Convertible Note Purchase Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.7 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.23*	5.63% Convertible Promissory Note, due April 26, 2009 (incorporated by reference to Exhibit 10.8 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.24*	Subordination Agreement, dated April 26, 2002, by and between Genta Incorporated and Garliston Limited (incorporated by reference to Exhibit 10.9 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002, Commission File No. 0-19635)

10.25*	Manufacture and Supply Agreement, dated December 20, 2002, between Genta Incorporated and Avecia Biotechnology Inc. (incorporated by reference to Exhibit 10.88 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, Commission File No. 0-19635)

10.26	Employment Agreement, dated as of December 1, 2002, between the Company and Raymond P. Warrell, Jr., M.D. (incorporated by reference to Exhibit 10.89 to the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2001, Commission File No. 0-19635)

10.27	Employment Agreement, dated as of August 5, 2003, between the Company and Loretta M. Itri, M.D. (incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, Commission File No. 0-19635)

10.28**	License Agreement dated August 1, 1991, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.1 to the Company’s Current Report on Form 8-K filed October 28, 2003, Commission File No. 0-19635)

10.28A**	Amendment to License Agreement, dated December 19, 2000, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.28AA**	Second Amendment to License Agreement, dated October 22, 2003, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

10.29	Settlement Agreement and Release, dated October 22, 2003, between Genta Incorporated and the Trustees of the University of Pennsylvania (incorporated by reference to Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on October 28, 2003, Commission File No. 0-19635)

21	Subsidiaries of the Registrant

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Davis Polk & Wardwell (included in Exhibit 5)

24.1	Power of Attorney (included on signature page)

*	The Company has been granted confidential treatment of certain portions of this exhibit.

**	The Company has requested confidential treatment of certain portions of this exhibit.